UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
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Securities Exchange Act of 1934

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Civeo Corporation
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2023

Notice of Annual General Meeting of Shareholders and Proxy Statement

civeo

Notice of Annual Meeting of Shareholders

DATE AND TIME May 17, 2023 (Wednesday) 9:00 a.m., Houston, Texas time	LOCATION The Baldwin Hotel, 400 Dallas Street, Houston, Texas 77002
RECORD DATE
Only shareholders of record at the close of business on March 20, 2023 are entitled to notice of and to vote during the annual general meeting or at any adjournment or postponement thereof that may take place.

Voting Items

Proposals		Board Vote Recommendation	For Further Details
1.	To elect the three persons named in this proxy statement as Class III members of Civeo’s board of directors, each for a term of three years ending at the 2026 annual general meeting of shareholders	“FOR” each director nominee	Page 10
2.	To approve, on an advisory basis, the compensation of Civeo’s named executive officers	“FOR”	Page 33
3.
To approve an amendment to the 2014 Equity Participation Plan of Civeo Corporation (the "EPP") to increase the number of shares available for issuance thereunder by 637,000 shares, subject to adjustment in accordance with the terms of the EPP
		“FOR”	Page 60
4.
To ratify the appointment of Ernst & Young LLP as Civeo’s independent registered public accounting firm for the year ending December 31, 2023 and until the next annual general meeting of shareholders and to authorize the directors of Civeo, acting through the Audit Committee, to determine the remuneration to be paid to Ernst & Young LLP for 2023
		“FOR”	Page 67
Shareholders will also conduct any other business as may properly come before the annual general meeting or any adjournment or postponement thereof.
The proposals are more fully described in the proxy statement accompanying this notice. Please give your attention to all of the information in the accompanying proxy statement.
As owners of Civeo, your vote is important. It is important that your shares be represented, and please vote as soon as possible. Voting your shares by returning your proxy card or voting instruction card or voting through the Internet or by telephone does not affect your right to vote during the annual general meeting. For specific information regarding the voting of your shares, please refer to the section entitled “General Information About the Annual General Meeting,” beginning on page 73 of the accompanying proxy statement.
By order of the board of directors,
LaTosha N. Fraley
Corporate Secretary
Houston, Texas
March 31, 2023
How to Vote

INTERNET You may vote your shares through the Internet at www.proxyvote.com.
TELEPHONE If you are located within the U.S., you may vote your shares by calling 1-800-690-6903 and following the recorded instructions.

MAIL
If you received printed copies of the proxy materials by mail, you may vote by mail. You would need to mark, sign, date and mail the enclosed proxy card in the postage-paid envelope to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING TO BE HELD ON May 17, 2023: A COPY OF THIS PROXY STATEMENT, PROXY VOTING CARD AND THE CIVEO 2022 ANNUAL REPORT ARE AVAILABLE AT WWW.PROXYVOTE.COM.

Proxy Statement Summary
This proxy statement is being furnished to shareholders of Civeo Corporation (“Civeo”) in connection with the solicitation of proxies by its board of directors for use at the 2023 annual general meeting of shareholders (the “annual general meeting”), which will be held at the Baldwin Hotel, 400 Dallas Street, Houston, Texas 77002 on May 17, 2023 at 9:00 a.m., local time. During the annual general meeting, shareholders will have the opportunity to vote on the proposals to elect the following three persons as Class III members of Civeo’s board of directors: Bradley J. Dodson, Jay K. Grewal and Timothy O. Wall, each for a term of three years ending at the 2026 annual general meeting of shareholders or until their successors are duly elected and qualified (the “Director Proposal”); to approve, on an advisory basis, the compensation of Civeo's named executive officers (the "Say-on-Pay Proposal"); to approve an amendment to the 2014 Equity Participation Plan of Civeo Corporation (the "EPP") to increase the numbers of shares available for issuance thereunder by 637,000 shares, subject to adjustment in accordance with the terms of the EPP (the "EPP Proposal"); to ratify the appointment of Ernst & Young LLP as Civeo’s independent registered public accounting firm for the year ending December 31, 2023 and until the next annual general meeting of shareholders and to authorize the directors, acting through the Audit Committee, to determine the remuneration to be paid to Ernst & Young LLP for 2023 (the “Auditor Proposal”); and to conduct any other business as may properly come before the annual general meeting or any adjournment or postponement thereof. The approximate date of first mailing of this proxy statement, the accompanying proxy and Civeo’s 2022 annual report is March 31, 2023.
Only shareholders of record at the close of business on March 20, 2023 are entitled to notice of and to vote during the annual general meeting or at any adjournment or postponement thereof that may take place. On March 20, 2023, we had 15,086,701 common shares outstanding and entitled to vote. Each common share is entitled to one vote for each Class III director nominee and one vote for each other item to be voted on at the annual general meeting. The presence of shareholders, by voting during the annual general meeting or by proxy, holding at least a majority of the outstanding common shares will be required to establish a quorum. Abstentions, withheld votes and broker non-votes will be counted as present for purposes of determining whether there is a quorum.
In this proxy statement, we sometimes refer to Civeo and its subsidiaries as “we,” “us,” “our,” or “Civeo.” Unless otherwise indicated, all references in this proxy statement to “dollars” or “$” are to U.S. dollars. Our principal executive offices are located at Three Allen Center, 333 Clay Street, Suite 4980, Houston, Texas 77002.
To assist you in reviewing the proposals to be considered at the annual general meeting, we call your attention to the following summary, which includes information about our fiscal 2022 financial performance. For more information, please review our 2022 Annual Report on Form 10-K and the other sections of this proxy statement.

2023 Proxy Statement	1

Proxy Statement Summary
Company Overview

Who We Are	Where We Operate

BUSINESS
We are a leading provider of a full suite of hospitality services, including lodging, food service, housekeeping and maintenance of accommodations facilities that we or our customers own.
MARKETS
We serve natural resource producers in some of the world’s most active oil, met coal, LNG and iron ore producing regions in Canada, Australia and the U.S.
GROSS PROFIT BY ACTIVITY DRIVER
Global steel demand drives demand for met coal and iron ore, which are projects we serve in Australia.
CANADA – 57% OF 2022 REVENUE

•16 lodges with approximately 19,000 rooms •Primary driver is oil sands production and activity •Growth from LNG Canada and CGL pipeline development

AUSTRALIA – 40% OF 2022 REVENUE

•8 villages with approximately 9,000 rooms
•Primary drivers are met coal and iron ore production and activity
•Growing presence in Western and South Australia managing customer assets
•Also serve gold, lithium, copper and LNG projects

U.S. – 3% OF 2022 REVENUE

•2 lodges with over 500 rooms •Primary driver is Bakken and gulf coast downstream activity

2

Proxy Statement Summary
2022 Performance Highlights
Despite continuing headwinds faced by the energy sector throughout 2022, we successfully completed a number of significant financial and operational objectives. We continued to strengthen our balance sheet, reduce our leverage, and repurchase a significant number of shares while navigating a challenging economic landscape. In particular, during 2022 we achieved the following:

Reduced total debt by $43 million from December 31, 2021 to December 31, 2022	Decreased our net leverage ratio to 1.1 times at December 31, 2022, from 1.5 times at December 31, 2021	Generated $108 million of Adjusted Operating Cash Flow during the year

Repurchased the equivalent of approximately 1.5 million common shares during 2022 for approximately $45 million, or over 50% of the Company's 2022 free cash flow

The Company achieved continuing improvements in a number of areas of the business including the following:

Secured a 12-year contract extension for take-or-pay occupancy at our Wapasu Creek Lodge valued at C$500 million	Secured a 5-year Integrated Services contract renewal in Australia valued at approximately A$600 million

Continued strong safety performance across all regions, resulting in a 2022 Global TRIR of 0.45, considerably better than the hotel industry average of 3.9	Completed the sale of both our US-based well site services and our offshore businesses in the second half of 2022

AICP EBITDA (in millions)	TOTAL RECORDABLE INCIDENT RATE	NET LEVERAGE RATIO

Note: Please see the Appendix for a reconciliation of Adjusted Operating Cash Flow, AICP EBITDA and Net Leverage Ratio to the most directly comparable measures of financial performance calculated under GAAP.

2023 Proxy Statement	3

Proxy Statement Summary
Voting Matters and Recommendations
Below is a summary of the proposals on which you are being asked to vote. Please review the complete information regarding these proposals included in this proxy statement.

PROPOSAL 1 Election of Directors

The board of directors recommends a vote FOR each of the three Class III director nominees.	See page 10

Board of Directors
The following provides summary information about our board of directors.

Name and Primary Occupation	Age	Director Since	Committee Membership
			AC	CC	ESGNC	FIC
Class III Directors Whose Terms Expire at the 2023 Annual Meeting of Shareholders
Bradley J. Dodson President and Chief Executive Officer, Civeo Corporation	49	2014
Jay K. Grewal Independent President and Chief Executive Officer, Manitoba Hydro	63	2021
Timothy O. Wall Independent Former President, Kitimat LNG Upstream Operations	61	2017
Class I Directors Whose Terms Expire at the 2024 Annual Meeting of Shareholders
C. Ronald Blankenship Independent Former President and Chief Executive Officer, Verde Realty	73	2014
Michael Montelongo Independent President and Chief Executive Officer, GRC Advisory Services LLC	67	2021
Charles Szalkowski Independent Former Partner and General Counsel, Baker Botts L.L.P.	74	2014
Class II Directors Whose Terms Expire at the 2025 Annual Meeting of Shareholders
Richard A. Navarre Independent	62	2014
Former President and Chief Executive Officer, Covia Corporation
Martin A. Lambert Independent Former Chief Executive Officer, Swan Hills Synfuels LP	67	2014
Constance B. Moore Independent Former President and Chief Executive Officer, BRE Properties, Inc.	67	2014

AC	Audit Committee		Chair

CC	Compensation Committee		Member

ESGNC	Environmental, Social, Governance and Nominating Committee	F	Financial Expert

FIC	Finance and Investment Committee		Chair of the Board

4

Proxy Statement Summary
Board of Directors Snapshot

INDEPENDENCE	TENURE	AGE	DIVERSITY

8 Independent	0-5 years: 2 5-10 years: 7	<50 years: 1 61-70 years: 6 >70 years: 2

33%

2 Board members identify as female

2 Board members identify as racially or ethnically diverse

	Average Director Tenure: 6.3 years	Average Age: 64.8

SKILLS AND EXPERIENCE

9 Executive Leadership	7 Accommodations, Real Estate and Hospitality	4 Experience in Industry of Primary Customers	7 Public Company CEO or C-Suite Experience

9 Financial	8 International Operations	5 Health Safety & Environment Experience	9 Public Company Director Experience
Corporate Governance Highlights

BOARD OF DIRECTORS PRACTICES AND STRUCTURE	OTHER BEST PRACTICES
All directors are independent except the CEO
Separate Chair and CEO roles
Highly skilled board of directors with diversity in skills, background and experience
All board committees are comprised of independent directors
Independent directors regularly meet in executive session with no members of management present, generally at each board of directors meeting
Consistent and frequent director access to management and independent advisors
Active board of directors oversight of enterprise risk
Annual performance self-evaluation of the board of directors, each individual director and each committee
Oversight of environmental, social and governance ("ESG") matters directly assigned to the Environmental, Social, Governance and Nominating Committee

Prohibition on hedging, pledging and trading transactions by executive officers or directors
Stock ownership guidelines applicable to executive officers and directors
Independent executive compensation consultant hired by and reporting to the Compensation Committee
Change in control and severance benefits that are subject to a “double trigger”
Robust Code of Conduct and third-party hotline reporting
Active board of directors oversight of executive succession planning
Clawback policy
Enterprise risk management program, including relevant ESG related risks

2023 Proxy Statement	5

Proxy Statement Summary
Corporate Responsibility at Civeo
Our business is hospitality. We help our guests maintain healthy, balanced and productive lifestyles while working away from home. Our responsibility is to provide a comfortable and safe living environment while minimizing our environmental footprint and supporting the communities in which we live and work. Just as important as what we do is the manner in which we operate. As a global leader in workforce accommodations, we hold ourselves to a high standard when it comes to safety, the environment and our active involvement in the community. It's just what we do.

OUR PEOPLE
•In 2022, we reached 7% Indigenous employment in Canada despite challenging market conditions that resulted in reduced hiring in the region. Approximately 6% of our total new hires in Canada identified as an Indigenous background during 2022.
•Civeo has a formal Global Human Rights policy, which is posted to our website.
•We have a program to facilitate mentoring relationships between experienced leaders in Civeo and employees who are at the early stages of their careers.

SAFETY
•Our safety culture is driven by our leaders, in conjunction with active employee engagement - we follow our long term strategy of "Making Zero Count" while focusing on effective leadership, worker competency and promoting a safety culture throughout the entire organization.
•Our global Total Recordable Incident Rate of 0.45 is significantly lower than the hotel industry average of 3.90.
•In mid 2022, as COVID-19 conditions improved, we transitioned from operating under COVID-19 protocols towards normal operations while reverting to our communicable illness standard.
•During 2022, we sheltered over 1,300 first responders in Alberta due to wildfires. We also provided shelter to evacuees, first responders and cleanup crews for wildfires and floods in British Columbia, without compromising our safety or COVID-19 protocols.
•We have introduced additional driver safety controls, including of in-vehicle monitoring systems in vehicle fleet.

COMMUNITY PARTNERSHIPS
•Since 2013, we have supported more than 27 schools across New South Wales, Queensland and Western Australia with our School Mates Grants.
•Civeo supports and sponsors the Queensland Minerals and Energy Academy. We provide accommodations so students and teachers can participate in mining sector educational programs.
•We have worked with Edmonton Food Bank, donating over 108 kgs of food and volunteering to sort, package and put together food packages for the community.

INDIGENOUS ENGAGEMENT
•In 2022, we purchased more than C$66.2 million in goods and services from the Indigenous business community, representing 30% of our total Canadian local spending and a 17% increase from 2021.
•We spent approximately A$9.5 million with Indigenous-owned and operated companies in Australia in 2022, a 67% increase from 2021, through our membership with Supply Nation, a non-profit organization committed to supplier diversity and Indigenous business developments.
•Our continued support of our Clontarf Foundation Partnership has allowed the opening of a new academy in Mackay, which helps young First Nations men from across Australia complete Year 12 and find employment following graduation.
•We maintained our Gold level certification in Canada's Progressive Aboriginal Relations program.

ENVIRONMENTAL STEWARDSHIP
•We have implemented Containers for Change at four Queensland villages where empty eligible drink containers can be returned for a refund helping reduce the amount of plastic waste. The refunded money goes directly to local organizations and charities.
•Three Canadian legacy sites have been fully reclaimed and returned to a natural state. Seven additional Canadian legacy sites are in the advanced stages of being reclaimed.
•Single-use plastics have been completely eliminated from use in 16 of our owned and/or operated villages in Australia.
•In British Columbia, we work with local contractors to sort our solid waste to remove recyclable materials and compostable organic waste in order to minimize the solid waste that reaches the landfill.

SHAREHOLDER ENGAGEMENT	•During 2022, we met with shareholders representing over 61% of our outstanding shares regarding the Company's operations, financial results, strategy and executive compensation matters.

6

Proxy Statement Summary

PROPOSAL 2 Advisory Vote to Approve Executive Compensation

The board of directors recommends a vote FOR this proposal.	See page 33

Compensation Program Components
This section outlines each of the components of our compensation program. Overall compensation consists of base salary, annual performance incentive awards and long-term incentive awards.

Base Salary	Annual Incentive Compensation Plan ("AICP")	Long-Term Incentive Plan ("LTIP")

Base salary recognizes the job being performed, executive seniority and tenure and the value of that job in the competitive market. Base salary must be sufficient to attract and retain the executive talent necessary for our success and provides a fixed element of compensation to avoid fluctuations in compensation that could distract our executives from the performance of their responsibilities.	The key objective of Civeo’s AICP is to reward the achievement of defined annual financial and safety objectives and to incentivize employee activities that will continually improve Civeo, both on a business unit and company-wide basis.	Civeo’s LTIP, established under the EPP, provides an additional incentive to executives to grow shareholder value through ownership of Civeo common shares or incentive awards directly linked to Civeo’s share price and supports our efforts to attract and retain highly qualified executives to grow and develop Civeo in our competitive and cyclical industry.

2023 Proxy Statement	7

Proxy Statement Summary

PROPOSAL 3 Approval of an Amendment to the 2014 Equity Participation Plan

The board of directors recommends a vote FOR this proposal.	See page 60

The 2014 Equity Participation Plan of Civeo Corporation (the “EPP”) was originally approved on May 4, 2014, by Oil States International, Inc., our sole shareholder at the time. The EPP was amended and restated on July 17, 2015 and again on May 12, 2016, and thereafter amended effective as of January 1, 2017, May 10, 2018 and June 9, 2020. Our board of directors most recently approved an amendment to the EPP on March 22, 2023, subject to shareholder approval. If approved, the number of shares reserved for issuance pursuant to awards under the EPP will be increased by 637,000 shares. We arrived at this number of shares after consideration of the number of shares remaining available for grant in the EPP, anticipated future share usage, and advice from an independent proxy advisor and our compensation consultant, among other factors. We are submitting the amendment of the EPP to our shareholders for approval of this increased share reserve and the other changes outlined below.
In addition to this share increase, the proposed amendment of the EPP also implements two compensation best practices:
One Year Minimum Vesting on All Awards. The amendment requires that all awards (other than with respect to up to 5% of the share reserve) granted under the EPP, including awards of restricted shares and restricted share units, be subject to a minimum one-year vesting period, subject to limited exceptions, including in the event of a change in control or a recipient’s earlier death, disability or termination without cause. This requirement previously only applied to awards of options and stock appreciation rights (SARs).
No Dividends on any Unvested Awards. The amendment provides that no dividends may be paid in respect of any award of restricted shares unless and until such underlying restricted shares have vested. The EPP previously provided that dividend equivalents may not be paid prior to the time the underlying award vests and dividend equivalents are not permitted on Options or SARs granted under the EPP.

8

Proxy Statement Summary

PROPOSAL 4 Ratification of Ernst & Young LLP as Civeo’s Independent Registered Public Accounting Firm

The board of directors recommends a vote FOR this proposal.	See page 67

The Audit Committee of our board of directors has determined that the accounting firm of Ernst & Young ("E&Y") is independent from the Company and once again selected E&Y as the Company’s independent auditors for the year ending December 31, 2023. E&Y has conducted the examination of the Company’s financial statements since the year ended December 31, 2010.
Independent Registered Public Accounting Firm’s Fees
The following table shows the aggregate fees billed by and paid to E&Y for 2022 and 2021 (in thousands):

	2022 ($)	2021 ($)
Audit Fees	1,708	1,650
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	5	5
TOTAL	1,713	1,655

2023 Proxy Statement	9

Corporate Governance

PROPOSAL 1 Election of Directors

Three directors have been nominated for election at the annual general meeting to serve as Class III members of Civeo’s board of directors. Based on the recommendation of our Environmental, Social, Governance and Nominating Committee, Civeo’s board of directors has nominated Bradley J. Dodson, Jay K. Grewal and Timothy O. Wall for election to the three expiring Class III positions on the board of directors currently held by them, to hold office for three-year terms expiring at the annual general meeting of shareholders in 2026, and until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal. Shareholder nominations will not be accepted for filling board of directors seats at the annual general meeting because our articles require advance notice for such a nomination, the time for which has passed. Our board of directors has determined that Jay K. Grewal and Timothy O. Wall are “independent,” as that term is defined by the applicable New York Stock Exchange ("NYSE") listing standards. Since Mr. Dodson serves as our President and Chief Executive Officer, Mr. Dodson does not qualify as "independent" in accordance with the applicable NYSE listing standards. See “Board of Directors Structure—Director Independence” for a discussion of director independence determinations. See “Director Biographies” for a brief biography of all directors, including the director nominees.
Each of the nominees is a current member of the Civeo board of directors. Each of the nominees has consented to being named as a nominee in this proxy statement and to continue serving as director if re-elected at the annual general meeting. Although management does not contemplate the possibility, if any nominee withdraws or otherwise becomes unable to serve as a director at the time of the election, the shares represented by proxies will be voted for the election of a substitute nominated by the board of directors to replace such nominee.

Civeo’s board of directors recommends that you vote “FOR” each of the director nominees named above. The persons named in the accompanying proxy intend to vote all proxies received in favor of the election of the nominees named below, except in any case where authority to vote for the directors is withheld.

10

Corporate Governance
Board of Directors—Skills and Experience
Qualifications of Directors
When identifying our directors appointed to our board of directors, the following are considered:
•the person’s reputation and integrity;
•the person’s qualifications as an independent, disinterested, non-employee or outside director;
•the person’s skills and business, government or other professional experience and acumen, bearing in mind the composition of the board of directors and the current state of Civeo and the accommodations industry generally at the time of determination;
•the number of other public companies for which the person serves as a director and the availability of the person’s time and commitment to Civeo; and
•the person’s knowledge of major geographic areas in which we operate or another area of our operational environment.
Other factors considered include the diversity of the board of directors, including the optimal enhancement of the current mix of educational backgrounds, business industry experience and knowledge of different geographic markets, services and products.
Further, in considering nominees for director, diversity of viewpoints, expertise and experience are taken into account as well as gender, ethnicity and background. We believe that the above-mentioned attributes, along with the leadership skills and other experience of the Civeo board of directors described below, provide Civeo with the perspectives and judgment necessary to guide its strategies and monitor their execution.
We believe the breadth and variety of business experience of each of our directors and director nominees identified in the following table make each of them well qualified to serve on our board of directors.

	Richard A. Navarre	C. Ronald Blankenship	Bradley J. Dodson	Jay K. Grewal	Martin A. Lambert	Michael Montelongo	Constance B. Moore	Charles Szalkowski	Timothy O. Wall
Executive Leadership
Financial
Accommodations, Real Estate and Hospitality
International Operations
Experience in Industry of Primary Customers
Health Safety & Environment Experience
Public Company CEO or C-Suite Experience
Public Company Director Experience

2023 Proxy Statement	11

Corporate Governance
Director Biographies - Class III Director Nominees

Age: 49 Director since: 2014 Committees: None
Bradley J. Dodson
President and Chief Executive Officer, Civeo Corporation
Background:
Mr. Dodson has been President and Chief Executive Officer of Civeo since May 2014. Mr. Dodson held several executive positions with Oil States, a global provider of integrated energy systems and solutions, from March 2001 to May 2014, including serving as Executive Vice President, Accommodations from December 2013 to May 2014, Senior Vice President, Chief Financial Officer and Treasurer from April 2010 to December 2013, Vice President, Chief Financial Officer and Treasurer from May 2006 to April 2010, Vice President, Corporate Development from March 2003 to May 2006 and Director of Business Development from March 2001 to February 2003. From June 1998 to March 2001, Mr. Dodson served in several positions for L.E. Simmons & Associates, Incorporated, a private equity firm specializing in oilfield service investments. From July 1996 to June 1998, Mr. Dodson worked in the mergers and acquisitions group of Merrill Lynch & Co.
Other Qualifications:
Mr. Dodson holds a M.B.A. degree from The University of Texas at Austin and a B.A. degree in economics from Duke University.
We believe that Mr. Dodson's leadership, and industry experience, his expertise in mergers and acquisitions as well and financing, along with his deep knowledge of our business and customer base, make him well qualified to serve as our President and Chief Executive Officer and a director on our board of directors.

Age: 63 Director since: 2021 Committees: Audit Committee, Finance and Investment Committee
Jay K. Grewal
President and Chief Executive Officer of Manitoba Hydro
Independent Director
Background:
Ms. Grewal has served as President and Chief Executive Officer of Manitoba Hydro, one of the largest integrated electric and natural gas utilities in Canada, since February 2019. Ms. Grewal joined Manitoba Hydro from the Northwest Territories Power Corporation where she held the position of President and CEO from June 2017 to February 2019. Before then, Ms. Grewal held senior executive roles with Capstone Mining Corporation (from 2011 to 2014), Accenture, Inc. (from 2006 to 2010) and CIBC World Markets (from 1996 to 2000). Ms. Grewal sits on the board of a number of industry associations including the Canadian Gas Association and the Canadian Electricity Association.
Other Qualifications:
Ms. Grewal earned both a B.A. (honors) from the University of British Columbia as well as a M.B.A, finance from the Richard Ivey School of Business, University of Western Ontario.
We believe that Ms. Grewal's over 25 years of leadership and corporate management experience, including at executive levels in the utility, resource, finance and consulting sectors, make her well qualified to serve as a director on our board of directors.

12

Corporate Governance

Age: 61 Director since: 2017 Committees: Environmental, Social, Governance and Nominating Committee, Finance and Investment Committee
Timothy O. Wall
Former President, Kitimat LNG Upstream Operations
Independent Director
Background:
Mr. Wall has served as President and Chief Executive Officer of Cycle Petroleum, LLC, an energy advisory firm, since 2016 and was previously President of Apache Kitimat Limited, an LNG development division of Apache Canada Limited (a subsidiary of APA Corporation, an oil and gas exploration and production company), from 2013 to 2015. He served as President of Apache Canada Limited (a subsidiary of APA Corporation) from 2009 to 2013 and as Managing Director, Apache Energy Limited (a subsidiary of APA Corporation) in Western Australia from 2005 to 2009. From 2005 until 2015, Mr. Wall also served as a Corporate Officer and Regional Vice-President of APA Corporation. Prior thereto, Mr. Wall served in various positions within APA Corporation in the United States, P.R. China, and Scotland, U.K. from 1990 to 2005. Mr. Wall previously served as a director for several industry organizations, including the Canadian Association of Petroleum Producers (CAPP), the Australian Petroleum Production and Exploration Association (APPEA), and the Australian Mines and Metals Association (AMMA).
Other Qualifications:
Mr. Wall received his B.S. in Petroleum Engineering from Texas A&M University.
We believe that Mr. Wall's vast energy knowledge in Australia and Canada, his experience working with First Nations partners and his understanding of Canadian rules and regulations make him well qualified to serve as a director on our board of directors.

Class I Continuing Directors

Age: 73 Director since: 2014 Committees: Audit Committee, Finance and Investment Committee (Chair)
C. Ronald Blankenship
Former President and Chief Executive Officer, Verde Realty
Independent Director
Background:
Mr. Blankenship served as President and Chief Executive Officer of Verde Realty in January 2009 and he assumed the additional responsibilities of Chairman of the Board from January 2012 to December 2012. Prior to 2009, he served as Co-Chairman of Verde Group beginning in 2003. From 1998 until 2003, he was Vice Chairman of Security Capital Group Incorporated. Prior to his role as Vice Chairman, he served as Chief Operating Officer of Security Capital from 1998 to 2002 and Managing Director of Security Capital from 1991 until 1998. Prior to 1997, he was the Chief Executive Officer of Archstone Communities Trust. Prior to 1991, Mr. Blankenship was a regional partner at Trammell Crow Residential and was on the management board for Trammell Crow Residential Services. Prior to that, Mr. Blankenship was the chief financial officer and president of office development for Mischer Corporation, a Houston-based real estate development company. Mr. Blankenship began his career at Peat Marwick Mitchell & Company. Mr. Blankenship currently serves on the boards of Regency Centers Corp. (NYSE:REG), Pacolet Milliken Enterprises, Inc., a private investment company, Berkshire Residential Investments, a private investment management company (Chairman), and Merit Hill, a privately owned and operated real estate company.
Other Qualifications:
Mr. Blankenship is a Certified Public Accountant and a graduate of the University of Texas at Austin.
We believe that Mr. Blankenship's extensive experience in real estate development, acquisitions, financing and operations, as well as his expertise in public company financing, strategic planning, capital allocation, people management and executive compensation, make him well qualified to serve as a director on our board of directors.

2023 Proxy Statement	13

Corporate Governance

Age: 67 Director since: 2021 Committees: Environmental, Social, Governance and Nominating Committee and Compensation Committee
Michael Montelongo
President and Chief Executive Officer of GRC Advisory Services, LLC
Independent Director
Background:
Mr. Montelongo has served as President and Chief Executive Officer of GRC Advisory Services, LLC, a board governance firm, since July 2016, and was previously Chief Administrative Officer and Senior Vice President, Public Policy and Corporate Affairs for Sodexo, Inc. (Euronext:SW), a facilities and hospitality outsourcing solutions enterprise, from January 2008 to July 2016. He is a former George W. Bush White House appointee serving as the 19th Assistant Secretary for Financial Management and Chief Financial Officer of the U.S. Air Force from August 2001 to March 2005. Mr. Montelongo is a lifetime member of the Council on Foreign Relations and was an executive with a global management consulting firm and a regional telecommunications company. He completed a career in the U.S. Army that included line and staff assignments, a Congressional Fellowship in the U.S. Senate and service as an assistant professor teaching economics and political science at West Point. Mr. Montelongo also serves on the boards of Conduent Incorporated (NASDAQ: CNDT), an IT business process outsourcing company, and the privately-held Palmex I Ltd, a multinational snack pellet producer.
Other Qualifications:
Mr. Montelongo earned his B.S from West Point and an M.B.A. from Harvard Business School.
We believe that Mr. Montelongo's extensive background in corporate governance, as well as his experience in the hospitality industry, make him well qualified to serve as a director on our board of directors.

Age: 74 Director since: 2014 Committees: Audit Committee, Environmental, Social, Governance and Nominating Committee (Chair)
Charles Szalkowski
Former Partner and General Counsel, Baker Botts L.L.P.
Independent Director
Background:
Mr. Szalkowski worked with the law firm of Baker Botts L.L.P. from 1975 until he retired as a partner and general counsel of the firm in December 2012. Since his retirement, Mr. Szalkowski has pursued his personal interests. Mr. Szalkowski is an emeritus member of the Rice University Board of Trustees, where he had previously chaired the Board’s audit committee and served on the compensation committee. He remains on the Rice audit committee. He also serves on the boards of several non-profit organizations, including an aviation museum and a children's charity.
Other Qualifications:
Mr. Szalkowski became a Certified Public Accountant in 1971. He received his J.D. and M.B.A. degrees from Harvard University and his B.S. in Accounting and B.A. in economics and political science from Rice University.
We believe that Mr. Szalkowski's experience obtained over decades of representing private and public companies and their boards of directors, including public companies in the energy, energy services, accommodations, and technology sectors, as well as his extensive corporate governance expertise, make him well qualified to serve as a director on our board of directors.

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Corporate Governance
Class II Continuing Directors

Age: 62 Director since: 2014 Committees: Environmental, Social, Governance and Nominating Committee
Richard A. Navarre
Former President and Chief Executive Officer of Covia Corporation
Independent Chairman of the Board
Background:
Mr. Navarre served as President and Chief Executive Officer of Covia Corporation, a privately held, leading provider of high-quality minerals and material solutions for the industrial and energy markets from May 2019 until May 2021. From 2012 to 2019, Mr. Navarre served as an independent strategic business advisor to leading investment firms and the energy industry. From 1993 until 2012, Mr. Navarre held executive positions at Peabody Energy Corporation, including President of the Americas, President and Chief Commercial Officer, Executive Vice President of Corporate Development and Chief Financial Officer, with executive responsibilities for activities across five continents. Mr. Navarre is currently an independent director, chairman of the conflicts committee, member of the audit and personnel and compensation committees for Natural Resource Partners LP (NYSE:NRP); and independent director, chairman of the personnel and compensation committee and member of the audit and the ESG and Nominating committees for Arch Resources (NYSE:ARCH). He is a member of the Board of Advisors and the Hall of Fame of the College of Business and Analytics at Southern Illinois University-Carbondale.
Other Qualifications:
Mr. Navarre is a Certified Public Accountant and received his B.S. in Accounting from Southern Illinois University-Carbondale.
We believe that Mr. Navarre's over 35 years of diverse international business and finance experience, which include extensive governance, financial, operating, strategic planning, public company and coal and energy industry experience, make him well qualified to serve as a director on our board of directors.

Age: 67 Director since: 2014 Committees: Compensation Committee (Chair), Finance and Investment Committee
Martin A. Lambert
Former Chief Executive Officer, Swan Hills Synfuels LP
Independent Director
Background:
Mr. Lambert is retired. He served as Chief Executive Officer of Swan Hills Synfuels LP, an energy conversion company, from November 2008 until July 2014. Prior thereto, Mr. Lambert served as a founder and managing director of Matco Capital Ltd., a private equity firm focused in the energy sector, since mid-2002. Mr. Lambert was a partner of Bennett Jones LLP, a Canadian law firm, from March 1987 to March 2007 and served as the Chief Executive Officer of that firm from 1996 to 2000. He served as a director of Oil States International, Inc. ("Oil States") from February 2001 to May 2014 and Calfrac Well Services Ltd., from March 2004 to May 2010. Until June 2021, Mr. Lambert served as lead director, compensation, and as a member of the audit committee of Banded Iron Group Ltd., a private company involved in Canadian, U.S. and other international oilfield services.
Other Qualifications:
Mr. Lambert received his LLB degree from the University of Alberta.
We believe that Mr. Lambert's Canadian industry experience and deep knowledge of Canadian law, as well as being one of the original board members of Civeo from the Oil States board of directors, make him well qualified to serve as a director on our board of directors.

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Corporate Governance

Age: 67 Director since: 2014 Committees: Audit Committee (Chair), Compensation Committee
Constance B. Moore
Former President and Chief Executive Officer, BRE Properties, Inc.
Independent Director
Background:
Ms. Moore has served as a director of TriPointe Homes (NYSE: TPH) since July 2014 and is currently the Chairman of the compensation committee as well as a member of its audit committee. She has served as a director of Healthcare Realty Trust (NYSE:HR) since March 2022 and is a member of its Nominating and Governance Committee. She served as a director of Columbia Property Trust (NYSE: CXP), including as chair of its board of directors in 2021, from November 2017 until it was acquired in December 2021. Ms. Moore was a director of BRE Properties, Inc. (BRE) from September 2002 until BRE was acquired in April 2014. Ms. Moore served as President and Chief Executive Officer of BRE from January 2005 until April 2014 and served as President and Chief Operating Officer of BRE from January 2004 until December 2004. Ms. Moore has more than 40 years of experience in the real estate industry. Prior to joining BRE in 2002, she was the managing director of Security Capital Group & Affiliates. From 1993 to 2002, Ms. Moore held several executive positions with Security Capital Group, including co-chairman and chief operating officer of Archstone Communities Trust. In 2009, she served as chair of the National Association of Real Estate Investment Trusts. Currently, she is chair of the Fisher Center for Real Estate and Urban Economics Policy Advisory Board at UC Berkeley; serves on the board of Haas School of Business, UC Berkeley; serves as Vice Chair the board of Bridge Housing Corporation; is a Governor and Lifetime Trustee of the Urban Land Institute (ULI); and serves on the board of the Tower Foundation at San Jose State University.
Other Qualifications:
Ms. Moore holds an M.B.A. from the University of California, Berkeley, Haas School of Business, and a bachelor’s degree from San Jose State University.
We believe that Ms. Moore's over 40 years of real estate experience, 20 of which were as a public company director, as well as her extensive experience and valuable insight in public company accounting and reporting issues, make her well qualified to serve as a director on our board of directors.

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Corporate Governance
Board of Directors — Refreshment/Succession Planning
In selecting nominees for the board of directors, the Environmental, Social, Governance and Nominating Committee considers, among other things, the diversity of the board of directors in terms of educational background, business industry experience, and knowledge of different geographic markets and the accommodations industry. Further, in considering nominees for director, diversity of viewpoints, expertise and experience are taken into account as well as gender, ethnicity and background. These factors are considered by the board of directors when identifying individuals for board membership. In the case of each current director being considered for renomination, the Environmental, Social, Governance and Nominating Committee took into account the director’s history of attendance at board of directors and committee meetings, the director’s tenure as a member of the board of directors and the director’s preparation for and participation in such meetings.
Because Civeo operates across the globe and serves customers and guests from different nations and backgrounds, we have always sought directors who, in addition to their integrity, experience, and acumen, have diverse backgrounds and points of view. Through purposeful refreshment, the Environmental, Social, Governance and Nominating Committee is committed to seeking highly qualified women and individuals from ethnically diverse groups to include in the pool of potential director candidates and has provided this instruction to the third-party search firm that it uses to assist in the identification of potential director candidates.
DIRECTOR NOMINATION PROCESS

Candidate Search	2 new directors were added in the last 5 years Jay K. Grewal Michael Montelongo

•The Environmental, Social, Governance and Nominating Committee may seek referrals from other members of the board of directors, management, shareholders and other sources.
•The Environmental, Social, Governance and Nominating Committee also may, but need not, retain a professional search firm in order to identify, recruit and evaluate qualified candidates for the board of directors.

Consideration of Diversity and Other Relevant Factors

•The board of directors and the Environmental, Social, Governance and Nominating Committee are committed to actively seeking new and diverse members whose expertise lend to the greater needs of the board of directors. In that regard, the Environmental, Social, Governance and Nominating Committee considers race and gender of prospective director candidates, as well as the factors identified above, in order to achieve an overall variety and mix of diversity among our directors. The effectiveness of this policy is assessed in connection with the board of directors’ annual evaluation.

Assessment of the Environmental, Social, Governance and Nominating Committee
•The Environmental, Social, Governance and Nominating Committee reviews the candidate’s experience, independence and understanding of the Company’s business.

Interviews
•The Environmental, Social, Governance and Nominating Committee conducts an interview with each candidate. •Further interviews are conducted with other directors as well as senior management.

Recommendations

•After the assessment and interview process, the Environmental, Social, Governance and Nominating Committee submits a recommendation of nominees to the board of directors, and the board of directors selects the nominees.

The Environmental, Social, Governance and Nominating Committee will consider recommendations from various sources, including from shareholders, regarding possible candidates for director. To submit a recommendation to the Environmental, Social, Governance and Nominating Committee, a shareholder should send a written request to the attention of Civeo’s Corporate Secretary at Civeo Corporation, Three Allen Center, 333 Clay Street, Suite 4980, Houston, Texas 77002. The written request must include the nominee’s name, contact information, biographical information and qualifications, as well as the nominee’s written consent to serve, if elected, and any other information the shareholder may deem relevant to the committee’s evaluation. The request must also disclose the number of common shares beneficially owned by the person or group making the request, the period of time such person or group has owned those shares and the nature of any arrangement or agreement between the shareholder making a nomination and other parties with respect to the nomination. Candidates recommended by shareholders are evaluated on the same basis as candidates recommended by our directors, executive officers, third-party search firms or other sources. These procedures do not preclude a shareholder from making nominations in accordance with the process described below under “Future Shareholder Proposals.”
Civeo’s Corporate Governance Guidelines reflect our belief that directors should not be subject to term limits or age-based limits. While such limits could facilitate fresh ideas and viewpoints being consistently brought to the board of directors, we believe they

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Corporate Governance
are counterbalanced by the disadvantage of causing the loss of a director who over a period of time has developed insight into our strategies, operations and risks and continues to provide valuable contributions to board of directors deliberations. Civeo has been a separate public company since May 2014, and during that time, 16 different individuals have served on our now 9-seat board of directors. As a result, the Environmental, Social, Governance and Nominating Committee has concluded that the Company has experienced an adequate turnover and refreshing of its board of directors. All of the departed board members left in good standing without any disagreements with the Company relating to its operations, policies or practices, but voluntarily resigned either because of professional time commitments, retirement or, in one case, a job opportunity in South Asia, or because particular shareholders who had proposed them as directors had changed their ownership positions in the Company. The board of directors regularly evaluates committee composition and whether to add new directors.
Director Resignation Policy
We have adopted a director resignation policy, which is included in Civeo’s Corporate Governance Guidelines. The director resignation policy provides that, if a director receives a greater number of “withheld” votes than votes “for” his or her election, that director is required by our Corporate Governance Guidelines to tender his or her resignation to the Environmental, Social, Governance and Nominating Committee for consideration. The Environmental, Social, Governance and Nominating Committee will recommend to the board of directors the action, if any, to be taken with respect to the resignation. Any such resignation shall not be effective unless and until the board of directors chooses to accept the resignation in accordance with our Corporate Governance Guidelines. While not necessarily resulting in a resignation, the offer will provide the Environmental, Social, Governance and Nominating Committee the opportunity to consider the appropriateness of continued membership on the board of directors of the director who tendered resignation and make a recommendation to the board of directors as to the director’s continued service on the board of directors. In making this recommendation, the Committee will consider all factors deemed relevant by its members including, without limitation, (1) the underlying reasons why shareholders may have “withheld” votes for election from such director, if known; (2) the length of service and qualifications of the director whose resignation has been tendered; (3) the director’s past and potential future contributions to us; (4) the current mix of skills and attributes of the directors on the board; (5) whether, by accepting the resignation, we will no longer be in compliance with any applicable law, rule, regulation, or governing instrument; and (6) whether accepting the resignation would be in our best interests and those of our shareholders.
Civeo’s Corporate Governance Guidelines also provide that, if a director changes his or her employer or otherwise has a significant change in job responsibilities during his or her tenure as a director, that director is required to inform the Environmental, Social, Governance and Nominating Committee of the change and tender his or her resignation to the board of directors for consideration. Such resignation shall not be effective unless and until the board of directors chooses to accept the resignation. The board of directors, through the Environmental, Social, Governance and Nominating Committee, shall review the matter in order to evaluate the continued appropriateness of such director’s membership on the board of directors and each applicable committee under these circumstances, taking into account all relevant factors and may accept or reject a proffered resignation.
Board of Directors — Role and Responsibilities
Overview
The basic responsibilities of our board of directors are to (1) supervise the management of the business and affairs of the Company; (2) act honestly and in good faith with a view to the best interests of the Company; and (3) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.
Oversight of Enterprise Risk
Risk oversight is a responsibility of the board of directors. The board of directors has delegated responsibility for monitoring certain enterprise risks to its standing committees. The Civeo board of directors and its committees utilize our Enterprise Risk Management (“ERM”) process to assist in the oversight of our risks. Management and employees are responsible for day-to-day risk management, and management conducts a risk assessment of our business annually. The risk assessment process is global in nature and has been developed to identify and assess our risks, including the nature, likelihood of occurrence, materiality and anticipated timing of impact of the risk, as well as to identify steps to mitigate and manage each key risk. Our key business leaders, functional heads and other managers are surveyed and/or interviewed to develop this information.
The results of the risk assessment are reviewed with the Audit Committee and with the full board of directors annually. The centerpiece of the assessment is the discussion of our key risks, which include strategic, operational, human capital, regulatory, cybersecurity and other risks and the factors discussed above. As part of the process for evaluating each key risk, a senior manager is identified to manage the risk, monitor potential impact of the risk and execute initiatives to mitigate the risk.

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Corporate Governance
RISK OVERSIGHT

Board of Directors

•Is primarily responsible for the oversight of risk.
•Delegates responsibility for monitoring certain risks to its standing committees.
•Maintains responsibility for oversight of safety and food safety risks.
•Receives regular reports from committees and management concerning identified risks and mitigation or management of such risks.

Audit Committee	Compensation Committee

•Oversees risks related to:
◦Financial statements, financial reporting process and internal controls over financial reporting;
◦Regulatory and accounting compliance;
◦Litigation risks;
◦Technology and cybersecurity risks; and
◦Succession of accounting and finance personnel.
•Oversees the internal audit function, including an annual review of scope and duties.
•Reviews results of management's risk assessment.

•Oversees risks related to:
◦Executive compensation; and
◦Succession of key personnel.
•Reviews our compensation policies to ensure they do not encourage excessive or unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

Environmental, Social, Governance & Nominating Committee	Finance and Investment Committee

•Oversees risks related to:
◦Independence of board of directors and potential conflicts of interest;
◦Composition of board of directors and related committee composition; and
◦Corporate governance.
•Performs annual evaluation of the board of directors, each individual director and each committee.
•Oversees Civeo's strategy and initiatives with regard to ESG matters.
•Involved in risk considerations related to: ◦Civeo's strategic objectives; ◦Capital allocation policies; ◦Debt strategies; and ◦Distributions and return of capital transactions.

Management

•Is responsible for day-to-day risk management. •Conducts an annual risk assessment of our business. •Incorporates risk assessment into the annual internal audit plan.

Cybersecurity Risk Oversight Strategy

Cybersecurity risks are continuously monitored and evaluated by management in partnership with internal audit. Civeo engages a variety of cybersecurity partners to perform and mediate penetration testing, as well as perform quarterly audits on our cyber security profile. Management has also implemented a variety of required programs to both test and train our employees on cybersecurity fundamentals, including annual information security awareness training.
In 2022, the Company conducted a cyber breach simulation exercise with the assistance of a third party cybersecurity consultant. The exercise focused on incident management and communication processes. Company business functions, executive management and members of the board of directors participated. The goal was to identify opportunities for greater efficiency, coordination, and alignment.
Multiple times per year, executive management meets with the Audit Committee to discuss cybersecurity risks, review quarterly cyber metrics and oversee progress against our annual action plans. The board of directors reviews the Company's cybersecurity risk posture, strategy and execution.

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Corporate Governance
Management Succession Planning
The Compensation Committee periodically reports to the board of directors on succession planning. The board of directors works with the Compensation Committee to evaluate potential successors to the Chief Executive Officer, as well as other key executive positions. Additionally, the Audit Committee annually reviews the Company's succession planning for accounting and finance personnel.
Oversight of Human Capital Management
Attracting, retaining and mentoring the talent needed to address the needs of our business is the basis of our human capital strategy. The board of directors and the Compensation Committee regularly discuss, prepare and advance the Company’s succession plan. The board of directors regularly interacts with the Company’s senior team, to enhance its full view of the Company’s talent pool and the necessary development needs of each high potential employee. We strive to offer competitive compensation, benefits and services that meet the needs of our employees, including short and long-term incentive programs, various defined contribution plans, healthcare benefits, and wellness and employee assistance programs.
Oversight and Commitment to Diversity and Inclusion
Diversity and inclusion are an essential part of our company's success. Our diversity helps us service our employees, clients and communities better, leading to greater success for everyone. Management has full support from our board of directors to advance diversity and inclusion initiatives across the business including our relationships with our Indigenous partners.
As a company, we recognize the importance of a diverse workforce represented by people from different backgrounds, experiences and ways of looking at the world. During 2020, we formed a Diversity and Inclusion Committee to help us serve our employees, clients and communities better as we strive to build a culture of inclusion. In Canada, we are committed to hiring Indigenous Peoples and expanding our Indigenous workforce to 10%. In 2022, we reached 7% Indigenous employment in Canada despite challenging market conditions that resulted in reduced hiring in the region. Approximately 6% of our total new hires in Canada were of Indigenous background during 2022. In addition, our Indigenous Procurement Policy in Canada helps foster strong community relationships while ensuring a local and diverse supply chain of business partners. In 2022, we purchased more than C$66.2 million in goods and services from the Indigenous business community, representing 30% of our total Canadian local spending and a 17% year over year increase. In Australia, all of our food suppliers are Australian companies and, where possible, are based locally. Through our membership with Supply Nation, a non-profit organization committed to supplier diversity and Indigenous business development, we were able to direct approximately A$9.5 million in 2022 into Indigenous-owned and operated companies, representing a 67% year over year increase, and we are always looking for more opportunities to partner with these businesses.
Role in Corporate Responsibility and Corporate Citizenship
Corporate Code of Business Conduct and Ethics
Civeo has adopted a Corporate Code of Business Conduct and Ethics (the “Code of Conduct”), which requires that all directors, officers and employees of Civeo act ethically at all times. This Code of Conduct is available at Civeo’s website civeo.com by first clicking “ESG”, then selecting "Governance Documents" from the "Governance" drop-down menu, and then "Corporate Code of Business Conduct and Ethics."
Substantially all of our employees are required annually to complete online training which includes a review of our Corporate Code of Conduct and an acknowledgment that the employee has read and understands the policy.
Financial Code of Ethics for Senior Officers
Civeo has adopted a Financial Code of Ethics for Senior Officers (the “Financial Code of Ethics”) that applies to our chief executive officer, chief financial officer, principal accounting officer and other senior officers (“Senior Officers”). The Financial Code of Ethics is available at Civeo’s website civeo.com by first clicking “ESG”, then selecting "Governance Documents" from the "Governance" drop-down menu, and then “Financial Code of Ethics for Senior Officers.”

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Corporate Governance
Ethical principles set forth in the Financial Code of Ethics include, among other principles, matters such as:
•Acting ethically with honesty and integrity;
•Avoiding conflicts of interest;
•Complying with disclosure and reporting obligations with full, fair, accurate, timely and understandable disclosures;
•Complying with applicable laws, rules and regulations;
•Acting in good faith, responsibly with due care, competence and diligence;
•Promoting honest and ethical behavior by others in the work environment;
•Respecting confidentiality of information acquired in the course of his or her work; and
•Responsibly using and maintaining assets and resources employed or entrusted to the Senior Officer.
Senior Officers must also comply with the Code of Conduct.
Board of Directors Oversight of Commitment to ESG and Sustainability
We believe that sound corporate citizenship and attention to ESG principles are essential to our success. Oversight of ESG matters is directly assigned to our Environmental, Social, Governance and Nominating Committee. Please see "Board of Directors - Committees - Environmental, Social, Governance and Nominating Committee" for further information with respect to the Committee's responsibilities.
Even though ESG topics have been increasingly capturing attention from shareholders and potential investors, they have long been of concern to Civeo and our guests, customers, employees, contractors, creditors, management and board of directors. We are committed to operating with integrity, contributing to the local communities where we operate, promoting diversity, developing our employees, focusing on sustainability and being thoughtful environmental stewards.
Our customers are often involved in significant projects in remote areas where environmental impacts are carefully monitored; where safe food storage and preparation, clean water and careful handling of waste are critical; where medical care may be inaccessible; and where our diverse guests and staff members measure their work shifts in weeks, in sometimes difficult weather, and thus may feel somewhat confined into relatively small communities at our lodges and villages.
Recently, to lend a more formalized structure to our ESG efforts, we have established a global Steering Committee at the Executive Management level. The Steering Committee, led by our CEO and comprised of members of our Executive Management team, is charged with the development of our ESG Roadmap. The ESG Roadmap specifies strategies, and the accompanying actions, linked to measurable Key Performance Indicators. Supporting the ESG Steering Committee are separate Working Groups made up of the appropriate technical experts in the areas of 'Environmental', 'Social' and 'Governance', who are responsible for execution of the respective strategies. The Environmental, Social, Governance and Nominating Committee provides oversight to the Steering Committee.
As noted above, through the Environmental, Social, Governance and Nominating Committee, our board of directors provides oversight of management’s efforts around these ESG topics and is committed to supporting Civeo's efforts to operate as a sound corporate citizen. We believe that an integrated approach to business strategy, corporate governance, and corporate citizenship creates long-term value.
Shareholder Engagement
Through the year, we meet with analysts and institutional investors to inform and share our perspective, and to solicit their feedback on our performance. This includes participation in investor conferences and other formal events, and group and one-on-one meetings throughout the year.

SHAREHOLDER OUTREACH
61%
During 2022, we conducted shareholder engagement with shareholders representing over 61% of our outstanding shares regarding the Company’s operations, financial results, strategy and executive compensation matters.

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Corporate Governance
Board of Directors—Structure
The Civeo board of directors is divided into three classes, with three directors in each class. The members of each class serve for three years following their election, with one class being elected each year. The directors designated as Class III directors will have terms expiring at the annual general meeting this year. If elected at the annual general meeting, Messrs. Dodson and Wall and Ms. Grewal, as Class III directors, will have terms expiring in 2026. The directors designated as Class I directors have terms expiring in 2024, and the directors designated as Class II directors have terms expiring in 2025.
Board of Directors Leadership
Our board of directors is led by our independent Chair of the Board, and the Chief Executive Officer position is currently separate from the Chair role. The Chair presides over board meetings and executive sessions of the independent directors, works with management and the independent directors to approve agendas and schedules, and is available to engage directly with shareholders where appropriate. The board of directors maintains the flexibility to determine whether the roles of Chair and Chief Executive Officer should be combined or separated, based on what it believes is in the best interests of the Civeo at a given point in time. We believe the separation of these two positions is appropriate corporate governance for us at this time because it promotes a strong independent leadership structure. In addition, we believe this structure facilitates effective oversight of management and enables the board of directors to fulfill its risk oversight responsibilities.
Director Independence
Under rules adopted by the NYSE, our board of directors must have a majority of independent directors. To qualify as “independent” under the NYSE listing standards, a director must meet objective criteria set forth in the NYSE listing standards, and the board of directors must affirmatively determine that the director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us).
The Civeo board of directors reviews, as appropriate, material or relevant direct or indirect business relationships between each director (including his or her immediate family) and our company, as well as each director’s relationships with charitable organizations, to assess director independence as defined in the listing standards of the NYSE. The NYSE listing standards include a series of objective tests, such as that the director is not an employee of Civeo and has not engaged in various types of business dealings with Civeo. In addition, as further required by the NYSE, the Civeo board of directors has made a subjective determination that each independent director has no material relationship with Civeo (either directly or as a partner, shareholder or officer of an organization that has a relationship with Civeo). When assessing the materiality of a director’s relationship with us, the board of directors considers the issue not merely from the standpoint of the director, but also from the standpoint of the persons or organizations with which the director has an affiliation.
The Civeo board of directors has determined that, except for Bradley Dodson, our President and Chief Executive Officer, all of Civeo's current directors (Richard A. Navarre, C. Ronald Blankenship, Jay K. Grewal, Martin A. Lambert, Michael Montelongo, Constance B. Moore, Charles Szalkowski, and Timothy O. Wall) qualify as “independent” in accordance with the applicable NYSE listing standards.
Executive Sessions
Our independent directors regularly meet in executive session with no members of management present, generally at each board of directors and committee meeting. Our Chair of the Board, Richard Navarre, who is an independent director, or each Committee Chair, who is independent, presides at these sessions.

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Corporate Governance
Board of Directors—Committees
The Civeo board of directors has established several standing committees in connection with the discharge of its responsibilities.

Constance B. Moore (Chair) Members: C. Ronald Blankenship Jay K. Grewal Charles Szalkowski Number of Meetings: 7
Audit Committee
Responsibilities:
•Oversees the integrity of Civeo's financial statements and effectiveness of our internal control over financial reporting.
•Appoints our independent auditors and reviews the general scope of audit coverage, the fees charged by the independent auditors, matters relating to internal control systems and other matters related to accounting and reporting functions.
•Meets separately with representatives of our independent auditors, our internal audit personnel and representatives of senior management in performing its functions.
The board of directors has determined that each of Messrs. Blankenship and Szalkowski and Mses. Grewal and Moore is independent under applicable NYSE and SEC rules for board of director and audit committee independence.
The board of directors has determined that each of Messrs. Blankenship and Szalkowski and Mses. Grewal and Moore is financially literate and has accounting or related financial management expertise, each as required by the applicable NYSE listing standards. The board of directors also has determined that Mr. Blankenship and Mses. Grewal and Moore qualify as audit committee financial experts under the applicable rules of the SEC.
A more detailed discussion of the Audit Committee’s mission, composition and responsibilities is contained in the Audit Committee charter, which is available on our website, civeo.com, by first clicking “ESG”, then selecting “Governance Documents” from the "Governance" drop-down menu, and then “Audit Committee Charter” on the left side of the page.

Martin A. Lambert (Chair) Members: Michael Montelongo Constance B. Moore Number of Meetings: 7
Compensation Committee
Responsibilities:
•Determines the compensation of our chief executive officer and other executive officers.
•Oversees and approves compensation and employee benefit policies.
•Meets on succession planning with respect to Company's key executive positions.
•Administers the EPP, and in this capacity makes a recommendation to the full board of directors concerning the aggregate amount of all equity awards to employees as well as specific awards to executive officers under the EPP.
•Reviews and discusses with our management the Compensation Discussion and Analysis and related disclosure included in our annual proxy statement.
The board of directors has determined that each of Messrs. Lambert and Montelongo and Ms. Moore is independent under applicable NYSE and SEC rules for board of director and compensation committee independence.
A more detailed discussion of the Compensation Committee’s mission, composition and responsibilities is contained in the Compensation Committee charter, which is available on our website, civeo.com, by first clicking “ESG”, then selecting “Governance Documents” from the "Governance" drop-down menu, and then “Compensation Committee Charter” on the left side of the page.

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Corporate Governance

Charles Szalkowski (Chair) Members: Michael Montelongo Richard A. Navarre Timothy O. Wall Number of Meetings: 5
Environmental, Social, Governance and Nominating Committee
Responsibilities:
•Oversees the Company's strategy and initiatives with regard to ESG matters.
•Identifies and implements appropriate corporate governance policies.
•Advises the board of directors about appropriate composition of the board of directors and its committees.
•Identifies and implements appropriate corporate governance policies.
•Makes proposals to the board of directors for candidates to be nominated by the board of directors to fill vacancies or for new directorship positions, if any, which may be created from time to time.
The board of directors has determined that each Messrs. Montelongo, Navarre, Szalkowski and Wall is independent under applicable NYSE rules.
A more detailed discussion of the Environmental, Social, Governance and Nominating Committee’s mission, composition and responsibilities is contained in the Environmental, Social, Governance and Nominating Committee charter, which is available on our website, civeo.com, by first clicking “ESG”, then selecting “Governance Documents” from the "Governance" drop-down menu, and then “Environmental, Social, Governance and Nominating Committee Charter” on the left side of the page.

C. Ronald Blankenship (Chair) Members: Jay K. Grewal Martin A. Lambert Timothy O. Wall Number of Meetings: 3
Finance and Investment Committee
Responsibilities:
•Assists the board of directors in its consideration of opportunities to enhance our long-term performance and valuation, including reviewing and making recommendations to the board of directors with respect to our strategic objectives and financial and operating metrics and performance.
A more detailed discussion of the Finance and Investment Committee’s mission, composition and responsibilities is contained in the Finance and Investment Committee charter, which is available on our website, civeo.com, by first clicking “ESG”, then selecting “Governance Documents” from the "Governance" drop-down menu,and then “Finance and Investment Committee Charter” on the left side of the page.

Committee Composition
Below is a summary of our committee structure and membership information.

	Audit Committee	Compensation Committee	Environmental, Social, Governance and Nominating Committee	Finance and Investment Committee
Richard A. Navarre
C. Ronald Blankenship
Jay K. Grewal
Martin A. Lambert
Michael Montelongo
Constance B. Moore
Charles Szalkowski
Timothy O. Wall

Chair	Member	F	Financial Expert

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Corporate Governance
Board of Directors—Practices, Policies and Processes
Commitment to Good Governance Practices
Corporate Governance Highlights

BOARD OF DIRECTORS PRACTICES AND STRUCTURE	OTHER BEST PRACTICES
All directors are independent except the CEO
Separate Chair and CEO roles
Highly skilled board of directors with diversity in skills, background and experience
All board committees are comprised of independent directors
Independent directors regularly meet in executive session with no members of management present, generally at each board of directors meeting
Consistent and frequent director access to management and independent advisors
Active board of directors oversight of enterprise risk
Annual performance self-evaluation of the board of directors, each individual director and each committee
Oversight of ESG matters directly assigned to Environmental, Social, Governance and Nominating Committee

Prohibition on hedging, pledging and trading transactions by executive officers or directors
Stock ownership guidelines applicable to executive officers and directors
Independent executive compensation consultant hired by and reporting to the Compensation Committee
Change in control and severance benefits that are subject to a "double trigger"
Robust Code of Conduct and third-party hotline reporting
Active board of directors oversight of executive succession planning
Clawback policy
Enterprise risk management program, including relevant ESG related risks

Board of Directors and Committee Meetings
During 2022, the Civeo board of directors held six meetings, the Audit Committee held seven meetings, the Compensation Committee held seven meetings, the Environmental, Social, Governance and Nominating Committee held five meetings and the Finance and Investment Committee held three meetings. In total, each director attended 100% of the total meetings of the board of directors. Additionally, each director attended 100% of the total committee meetings for committees on which he or she served. While we understand that scheduling conflicts may arise, we expect directors to make reasonable efforts to attend the annual general meeting of shareholders, meetings of the board of directors and meetings of the committees on which they serve. All of our directors attended the 2022 annual general meeting of shareholders.
Board of Directors—Performance Evaluations
Annually, the board of directors conducts a self-evaluation to determine whether it and its committees are functioning effectively. The Environmental, Social, Governance and Nominating Committee receives comments from all directors and reports to the board of directors with an assessment of the performance of the board of directors and each individual director. The assessment focuses on the board of directors and each individual director's contribution to Civeo and specifically focuses on areas in which the board of directors or management believes that the board of directors and each individual director could improve.
Additionally, the Environmental, Social, Governance and Nominating Committee leads the board of directors in the annual performance review of each of the board's committees. As part of this process, the chair of each committee reports to the Environmental, Social, Governance and Nominating Committee Chair who then reports the results of the self-evaluations to the full board of directors about the committee’s annual evaluation of its performance and evaluation of its charter.

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Corporate Governance
Director Orientation and Continuing Education
Each new director must participate in the Company’s orientation program, which is conducted in a reasonable period of time after the meeting at which such director is initially appointed. This orientation includes presentations by senior management to familiarize new directors with the Company’s operations, its strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Code of Conduct and its Financial Code of Ethics, its principal officers, and its internal and independent auditors. In addition, the orientation program includes visits to Company headquarters and, to the extent practical, visits to various operational sites of the Company.
In addition, training sessions by outside experts are periodically conducted during meetings of the board of directors related to, among other things: U.S. securities law; risk assessment, insurance and management; investor perspective on ESG practices and trends; and macro-economic trends in the U.S. and global economies. Directors also attend continuing education seminars and webcasts hosted by outside experts such as the National Association of Corporate Directors in order to stay current with best practices and evolving trends. Finally, management regularly provides the board of directors with published articles and white papers authored by outside experts on topics ranging from shareholder activism, ESG trends, proxy advisory firm ratings, guidance and proposed regulations. During 2022, certain directors completed a two-hour cybersecurity training. Additionally, during 2022, certain directors visited various operational sites of the Company in the Canadian oil sands.
Corporate Governance Guidelines
Civeo has adopted Corporate Governance Guidelines to best ensure that the board of directors has the necessary authority and practices in place to make decisions that are independent from management, that the board of directors adequately performs its function as the overseer of management and to ensure that the interests of the board of directors and management are aligned with the interests of the shareholders. Civeo’s Corporate Governance Guidelines are available at civeo.com, by first clicking “ESG”, then selecting “Governance Documents” from the "Governance" drop-down menu, then “Corporate Governance Guidelines.”
Communications with Directors; Accounting and Auditing Concerns
Shareholders or other interested parties may send communications, directly and confidentially, to our board of directors, to any committee of our board of directors, to non-management directors or to any director in particular by sending an envelope marked “confidential” to such person or persons c/o Civeo Corporation, Three Allen Center, 333 Clay Street, Suite 4980, Houston, Texas 77002. Any such correspondence will be forwarded by the Corporate Secretary of Civeo to the addressee without review by management.
The Audit Committee has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
Certain Relationships and Related-Party Transactions
Except as described below under "Noralta Acquisition", there were no transactions or relationships required to be disclosed under Item 404(a) of Regulation S-K during the past two fiscal years.
Our board of directors has adopted procedures for approving related-party transactions. We review relationships and transactions in which we are a participant to determine whether our directors and executive officers or their immediate family members and our 5% beneficial owners have a direct or indirect material interest. Our Corporate Secretary’s office is primarily responsible for the development and implementation of processes and controls to obtain information from the directors, executive officers and 5% beneficial owners with respect to related party transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction. As required under the rules of the SEC, any related party transaction will be disclosed in filings we make with the SEC when required, including disclosure in our proxy statements.
Our Code of Conduct prohibits conflicts of interest. Any waivers of these guidelines must be approved by the Environmental, Social, Governance and Nominating Committee of our board of directors or by our full board of directors. Our prohibition on conflicts of interest under the Code of Conduct extends to related-party transactions. Under the Code of Conduct, conflicts of interest occur when private, commercial or financial interests prevent a director or employee from fulfilling his or her duties to Civeo.

26

Corporate Governance
We have multiple internal processes for reporting conflicts of interests, including related-party transactions. For example, under the Code of Conduct, all employees are required to report any conflict of interest to their supervisors. Any transaction involving related parties must be reported in writing by our division executives as part of their quarterly representation letters. This information will then be reviewed by disinterested members of our Environmental, Social, Governance and Nominating Committee, our board of directors or our independent registered public accounting firm, as deemed appropriate, and discussed with management. As part of this review, the following factors will generally be considered:
•the nature of the related party’s interest in the transaction;
•the material terms of the transaction, including, without limitation, the amount and type of the transaction;
•the importance of the transaction to the related party;
•the importance of the transaction to us;
•whether the transaction would impair the judgment of a director or executive officer to act in Civeo’s best interest;
•whether the transaction might affect the status of a director as independent under the independence standards of the NYSE; and
•any other matters deemed appropriate with respect to the particular transaction.
Ultimately, all material related-party transactions must be approved or ratified by the Environmental, Social, Governance and Nominating Committee of our board of directors. Any member of the Environmental, Social, Governance and Nominating Committee who is a related party with respect to a transaction would be recused from the review of the transaction.
In addition, we annually distribute a questionnaire to our executive officers and members of our board of directors requesting certain information regarding, among other things, their immediate family members, employment and beneficial ownership interests. This information is then reviewed for any conflicts of interest under the Code of Conduct.
We also have other policies and procedures to prevent conflicts of interest, including related-party transactions. For example, the charter of our Environmental, Social, Governance and Nominating Committee requires that the members of such committee assess the independence of the non-management directors at least annually, including a requirement that it determine whether or not any such directors have a material relationship with us, either directly or indirectly, as further described above under “Management—Director Independence.”
To establish restrictions with regard to corporate participation in the political system as imposed by law, the following guidelines are contained in our Code of Conduct:
•None of Civeo’s funds, assets or services will be used for political contributions, directly or indirectly, unless allowed by applicable foreign and U.S. law and approved in advance by our board of directors.
•Any contributions by Civeo to support or oppose public referenda or similar ballot issues are only permitted with advance approval of our board of directors.
•Employees, if eligible under applicable foreign and U.S. law, may make political contributions through legally established Civeo-sponsored-and-approved political support funds. Any such personal contribution is not a deductible expense for federal or other applicable income tax purposes and is not eligible for reimbursement by Civeo as business expense. To the extent permitted by law, Civeo’s resources may be used to establish and administer a political action committee or separate segregated fund. All proposed activities shall be submitted for the review of, and approval by, the board of directors prior to their implementation.
Noralta Acquisition
On April 2, 2018, we acquired the equity of Noralta Lodge Ltd. ("Noralta"), located in Alberta, Canada (the "Noralta Acquisition"). The total consideration, subject to adjustment in accordance with the terms of the definitive agreement, included (i) C$207.7 million (or approximately US$161.2 million) in cash, (ii) 2.7 million of our common shares, of which approximately 375,000 shares are held in escrow as of December 31, 2022 and will be released based on certain conditions related to Noralta customer contracts remaining in place, and (iii) 9,679 Class A Series 1 Preferred Shares (the “preferred shares”) with an initial liquidation preference of $96.8 million and initially convertible into 2.4 million of our common shares.
On April 4, 2022, we entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Conversant Opportunity Master Fund L.P. (“Conversant”), Torgerson Family Trust (the “Trust”) and 989677 Alberta Ltd. (together with the Trust, the “Sellers”) pursuant to which the Sellers sold to Conversant an aggregate of 958,475 of our common shares. Pursuant to the Purchase Agreement, the Sellers granted us and Conversant a right of first refusal until April 3, 2023 with respect to sales of 375,000 common shares held in escrow (the “Escrow Shares”) subject to release in June 2022 (the “ROFR Shares”). In August 2022, we waived our right of first refusal with respect to the approximately 375,000 common shares released to the Sellers from escrow, and the Sellers sold such shares to Conversant. We subsequently repurchased the common shares for approximately $10.7 million in August 2022.
The preferred shares we issued in the Noralta Acquisition were entitled to receive a 2% annual dividend on the liquidation preference (initially $10,000 per share), paid quarterly in cash or, at our option, by increasing the preferred shares’ liquidation preference, or any combination thereof. Quarterly dividends were paid in-kind beginning June 30, 2018 through December 12,

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Corporate Governance
2022, thereby increasing the liquidation preference to $10,982 per share as of December 12, 2022. We repurchased 40% of the outstanding preferred shares on October 30, 2022, which included accrued cash dividends for the month of October 2022 of under $0.1 million. On December 13, 2022, the holders of the preferred shares converted all outstanding preferred shares into approximately 1.5 million common shares. Following such conversion, no preferred shares remain outstanding and no further dividends are required to be paid.
In connection with closing of the Noralta Acquisition, we entered into the registration rights, lock-up and standstill agreement, dated April 2, 2018 (the “Registration Rights Agreement”), with the Trust and 989677 Alberta Ltd. (collectively, the “Restricted Shareholders”). Pursuant to the Registration Rights Agreement, for a period of 18 months following the closing, the Restricted Shareholders agreed not to transfer any of their common shares without our prior written consent, with certain limited exceptions for permitted transfers. Following such 18-month period, the Restricted Shareholders are permitted to transfer common shares under Rule 144 or an effective registration statement under the U.S. Securities Act of 1933 (the “Securities Act”), subject to a limitation restricting transfers during any 90-day period of more than 10% of the common shares (including common shares received upon conversion of the preferred shares) received by the Restricted Shareholders in the Acquisition. In addition, no Restricted Shareholder may transfer any common shares or preferred shares to any competitor of Civeo or any person, whether individually or as part of a group, that would then have the right to vote more than 10% of the common shares then outstanding, other than transfers in an underwritten public offering or in a market transaction pursuant to Rule 144. The Restricted Shareholders also agreed to be subject to customary standstill restrictions, including a restriction on additional purchases of common shares, and a restriction on voting common shares that limits the voting by such holders of common shares (including common shares held in escrow) in excess of 15% of the voting power of the outstanding common shares, which will be voted consistently with all other shareholders. The transfer, standstill and voting restrictions terminate at such time as the shares beneficially owned by the Restricted Shareholders no longer constitute at least 5% of our common shares then outstanding (calculated assuming conversion of all of the outstanding preferred shares) or upon a bankruptcy or change of control of Civeo.
Pursuant to the Registration Rights Agreement, we have filed shelf registration statements under the Securities Act covering the public offering of the registrable securities held by the Restricted Shareholders, the latest of which became effective on September 7, 2022. In addition, the Restricted Shareholders have customary “piggy-back” rights with respect to public offerings of common shares by Civeo.
The Registration Rights Agreement also provides that we will pay certain expenses relating to such registrations and indemnify the Restricted Shareholders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

28

Corporate Governance
Director Compensation
Process
Our non-employee directors receive compensation for their services on the board of directors. The Compensation Committee conducts annual reviews of director compensation, engages Mercer, LLC ("Mercer"), the Compensation Committee's independent compensation consultant, to provide market data bi-annually related to director compensation, and makes a recommendation to the board of directors regarding the form and amount of director compensation. Director compensation should be adequate to compensate directors for their time and effort expended in satisfying their obligations. The Compensation Committee does, however, consider that directors' independence may be jeopardized if director compensation and perquisites exceed customary levels, if the Company makes substantial charitable contributions to organizations with which a director is affiliated, or if the Company enters into consulting contracts with (or provides other indirect forms of compensation to) a director or an organization with which the director is affiliated.
Directors who are also our employees do not receive a retainer or fees for service on our board of directors or any committees. Accordingly, Mr. Dodson, a director of Civeo and Civeo’s President and Chief Executive Officer, does not receive separate director compensation.
The table below summarizes the components of 2022 compensation paid by Civeo to non-employee directors:

Component	Non-Employee Director Compensation
Annual Cash Retainer (1)	$65,000
Annual Equity Retainer (2)	Share award equal to $125,000
Chair of the Board Retainer (1)	Annual retainer of $75,000, paid quarterly 50% in cash and 50% in fully vested common shares
Committee Chair Annual Cash Retainer	Audit - $27,500 Compensation - $23,000 Environmental, Social, Governance and Nominating - $23,000 Finance and Investment - $18,000
Committee Member Annual Cash Retainer	Audit - $18,000 Compensation - $13,000 Environmental, Social, Governance and Nominating - $13,000 Finance and Investment - $13,000
1.Effective as of January 1, 2023, the annual board cash retainer fee increased from $65,000 to $75,000. Additionally, the annual board chair fee was increased from $75,000 to $85,000, 50% paid in cash and 50% in fully vested common shares.
2.Newly elected non-employee directors receive restricted share awards valued at $125,000 after their initial appointment. In addition, non-employee directors who have served for not less than six months receive additional restricted share awards valued at $125,000 at each annual shareholders’ meeting after which they continue to serve. The non-employee directors’ restricted share awards are valued on the award date based on the closing share price on the award date and vest on the earlier of one year from the date of grant or the next annual shareholders’ meeting date following the date of grant.
Our non-employee directors are permitted to elect to receive their annual restricted share award in the form of deferred shares, which vest on the earlier of one year from the date of grant or the next annual shareholders’ meeting date following the date of grant, subject to continued service through such date; however, settlement of such deferred shares is deferred until the director’s separation from service.
All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of our board of directors or committees and for other reasonable expenses related to the performance of their duties as directors, including attendance at pertinent continuing education programs and training. Additionally, we purchase and maintain directors' and officers' liability insurance for, and provide indemnification to, each member of our board of directors.

The Compensation Committee annually reviews director compensation, and uses outside consultants to ensure such compensation is appropriate relative to our peer groups. The review includes, but is not limited to, compensation levels, chair premiums, pay mix and relevant governance trends. In addition, the Environmental, Social, Governance and Nominating Committee annually reviews compliance with share ownership guidelines.

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Corporate Governance
Director Compensation Table
The table below summarizes the compensation paid by Civeo to non-employee directors for the fiscal year ended December 31, 2022:

Name	Fees Earned or Paid in Cash	Share Awards(1)	Total
Richard A. Navarre	$115,500	$162,469	$277,969
C. Ronald Blankenship	$101,000	$125,000	$226,000
Jay K. Grewal	$96,000	$125,000	$221,000
Martin A. Lambert	$101,000	$125,000	$226,000
Michael Montelongo	$91,000	$125,000	$216,000
Constance B. Moore	$105,500	$125,000	$230,500
Charles Szalkowski	$106,000	$125,000	$231,000
Timothy O. Wall	$91,000	$125,000	$216,000
(1)The amounts in the “Share Awards” column reflect the aggregate grant date fair value of restricted share awards granted in 2022 calculated in accordance with FASB ASC Topic 718—Stock Compensation. Please see Note 19 to the notes to consolidated financial statements included in Item 8 of Civeo’s Annual Report on Form 10-K for the year ended December 31, 2022 for information regarding the assumptions relied upon for this calculation. Pursuant to FASB ASC Topic 718—Stock Compensation, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our future accounting expense for these awards, and do not necessarily correspond to the actual value that will be recognized by the directors. Mr. Navarre’s share award total includes $37,469 of Civeo common shares as part of his fees as Chair of the Board, which were fully vested on the grant date.
As of December 31, 2022, the aggregate number of unvested restricted share awards held by each of the non-employee directors were as follows:

Name	Share Awards		Name	Share Awards
Richard A. Navarre	4,879		Michael Montelongo	4,879
C. Ronald Blankenship	4,879		Constance B. Moore	4,879
Jay K. Grewal	4,879		Charles Szalkowski	4,879	*
Martin A. Lambert	4,879	*	Timothy O. Wall	4,879	*
*Deferred shares to be settled upon separation from service.
Share Ownership Guidelines
Non-employee directors are subject to Civeo’s share ownership guidelines pursuant to which they are expected to retain shares from restricted share awards, after payment of applicable taxes, valued at five times the annual retainer amount until retirement or until leaving the board of directors. Once the ownership guideline is established for a director and communicated, the director has five years to attain the targeted level of ownership. All directors are expected to be in compliance with the guidelines within the five-year period for compliance.
As of March 20, 2023, all non-employee directors were in compliance with the guidelines as demonstrated in the chart below:

	Ownership in Shares		Compliance Y/N
Non-employee directors	Target Ownership	Current Holdings
Richard A. Navarre	21,552	43,160	Yes
C. Ronald Blankenship	21,552	33,803	Yes
Jay K. Grewal	17,084	10,489	Yes*
Martin A. Lambert	21,552	49,159	Yes
Michael Montelongo	17,084	10,489	Yes*
Constance B. Moore	21,552	29,340	Yes
Charles Szalkowski	21,552	33,844	Yes
Timothy O. Wall	14,205	25,861	Yes
*Within grace period for compliance.

30

Executive Officers
Our named executive officers are:

Bradley J. Dodson, 49 President, Chief Executive Officer and Director

Background:
Bradley J. Dodson has been President and Chief Executive Officer and director of Civeo since May 2014. Mr. Dodson held several executive positions with Oil States, a global provider of integrated energy systems and solutions, from March 2001 to May 2014, including serving as Executive Vice President, Accommodations from December 2013 to May 2014, Senior Vice President, Chief Financial Officer and Treasurer from April 2010 to December 2013, Vice President, Chief Financial Officer and Treasurer from May 2006 to April 2010, Vice President, Corporate Development from March 2003 to May 2006 and Director of Business Development from March 2001 to February 2003. From June 1998 to March 2001, Mr. Dodson served in several positions for L.E. Simmons & Associates, Incorporated, a private equity firm specializing in oilfield service investments. From July 1996 to June 1998, Mr. Dodson worked in the mergers and acquisitions group of Merrill Lynch & Co.
Mr. Dodson holds a M.B.A. degree from The University of Texas at Austin and a B.A. degree in economics from Duke University.

Carolyn J. Stone, 50 Senior Vice President, Chief Financial Officer and Treasurer

Background:
Carolyn J. Stone has been Senior Vice President, Chief Financial Officer and Treasurer of Civeo since November 2019. Prior to her appointment, Carolyn served as Chief Accounting Officer since May 2019 and Vice President, Controller and Corporate Secretary of Civeo since May 2014. From April 2014 to May 2014, Ms. Stone was a consultant to Oil States. Ms. Stone served as Executive Vice President and Chief Financial Officer of Synagro Technologies Inc ("Synagro") from March 2012 to September 2013. In April 2013, Synagro and various affiliates filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. Prior to joining Synagro, Ms. Stone was at Dynegy Inc. from November 2001 until March 2012. She served as Senior Vice President and Chief Accounting Officer of Dynegy Inc. from July 2011 and Senior Vice President and Treasurer from March 2009 until July 2011. From November 2001 until March 2009, Ms. Stone held positions of increasing responsibility within the accounting department at Dynegy. Prior to joining Dynegy, Ms. Stone served in the accounting and auditing practice at PricewaterhouseCoopers LLP from 1995 to 2001.
Ms. Stone received a Bachelor of Business Administration degree and a Master of Professional Accounting degree from the University of Texas. She is a Certified Public Accountant.

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Peter L. McCann, 56 Senior Vice President, Australia

Background:
Peter L. McCann has served as Senior Vice President, Australia since June 2014. Mr. McCann was Managing Director of The MAC, a wholly owned subsidiary of Civeo, from June 2012 to June 2014. From January 2010 through June 2012, Mr. McCann was the Executive General Manager, Finance for The MAC. From 2004 to 2010, Mr. McCann served as Chief Financial Officer of Royal Wolf Trading.
Mr. McCann holds a Bachelor of Commerce degree in accountancy from the University of New South Wales.

Allan D. Schoening, 64 Senior Vice President, Canada

Background:
Allan D. Schoening has served as Senior Vice President, Canada since November 2018. Prior to his appointment, Mr. Schoening served as Senior Vice President, Corporate Affairs of Civeo since June 2017. From April 2014 to May 2017, he served as Senior Vice President, Human Resources & Health, Safety and Environment of Civeo. From June 2012 to April 2014, Mr. Schoening served as Senior Director and then Vice President, Human Resources and Health, Safety and Environment for PTI Group Inc., a subsidiary of Oil States. From June 2009 to May 2012, Mr. Schoening was self-employed as an independent business consultant. Prior to 2009, Mr. Schoening was based in London, England where he served as Senior Vice President for Katanga Mining Limited, a Canadian listed mining company with operations in Africa, for the period from 2005 to 2009. From 1995 to 2004, Mr. Schoening served in senior and executive management positions with Barrick Gold Corporation and Kinross Gold. Mr. Schoening’s career also includes domestic and international assignments with the completions division of Schlumberger Limited.
Mr. Schoening holds a B.A., Psychology (Spec.) from the University of Alberta.

32

Executive Compensation

PROPOSAL 2 Advisory Vote to Approve Executive Compensation

We are asking that you vote for approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement, commonly referred to as a “Say-on-Pay” proposal. As approved by our shareholders at the 2021 annual meeting, consistent with our board of director’s recommendation, we are submitting this proposal for a non-binding vote on an annual basis, and accordingly, unless our board of directors changes its policy, our next Say-on-Pay vote after the annual general meeting is expected to be held at the Company’s 2024 annual meeting of shareholders.
Section 14A of the Exchange Act requires us to provide an advisory shareholder vote to approve the compensation of our named executive officers, as such compensation is disclosed pursuant to the disclosure rules of the SEC. Accordingly, we are providing our shareholders with the opportunity to cast an advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement, including under “Compensation Discussion and Analysis” and the tables and narrative that follow.
We are requesting your nonbinding vote on the following resolution:
“RESOLVED, that the shareholders approve, on a non-binding, advisory basis, the compensation of Civeo’s named executive officers as disclosed in Civeo’s proxy statement for its 2023 annual general meeting of shareholders, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the executive compensation tables and the accompanying narrative discussion.”
As an advisory resolution, our shareholders’ vote on this proposal is not binding on the board of directors or us. Decisions regarding the compensation and benefits of our named executive officers remain with our board of directors and the Compensation Committee. The Compensation Committee values the opinions of our shareholders, however, and therefore, the Compensation Committee will review the voting results on this proposal and give consideration to the outcome when making future decisions regarding compensation of our named executive officers.

Civeo’s board of directors recommends a vote “FOR” the adoption, on a non-binding, advisory basis, of the resolution approving the compensation of our named executive officers. The persons named in the accompanying proxy intend to vote such proxy FOR the approval of this proposal, unless a contrary choice or abstention is set forth therein or unless such proxy is subject to a broker non-vote with respect to this proposal.

2023 Proxy Statement	33

Executive Compensation
Compensation Discussion and Analysis
In this section, we describe and discuss our executive compensation program, including the objectives and elements of compensation, as well as determinations made by the Compensation Committee of the board of directors regarding the compensation of our named executive officers ("NEO") for 2022. Our NEOs for 2022 were:

•Bradley J. Dodson, President and Chief Executive Officer;
•Carolyn J. Stone, Senior Vice President, Chief Financial Officer and Treasurer;
•Peter L. McCann, Senior Vice President, Australia; and
•Allan D. Schoening, Senior Vice President, Canada.
Executive Overview
In 2022, we stayed focused on our operational, strategic and financial priorities: operating safely, generating significant operating cash flow, reducing our total debt balance and returning capital to shareholders. For the full year 2022, Civeo generated $108 million in Adjusted Operating Cash Flow and reduced total debt by $43 million to end the year at $132 million of total debt. We also reduced our net leverage ratio to 1.1x at year-end 2022, down from 1.5x at year-end 2021.
Specific 2022 Accomplishments
From an operational standpoint, the Company’s primary focus in 2022 was, and continues to be, the safety and wellbeing of our guests and employees. Operationally, Mr. Dodson and our global leadership team’s effective operations in a dynamic environment included the following:
•Continued strong safety performance across all regions, resulting in a full year aggregate Total Recordable Incident Rate ("TRIR") of 0.45, compared to 0.42 in 2021.
The Company’s strategic and financial focus remained the same in 2022 as it was in 2021: continue to focus on operating cash flow generation and debt reduction. Significant financial achievements in 2022 included:
•Generated $108 million of Adjusted Operating Cash Flow, which represents 107.6% of the Company's consolidated Adjusted Operating Cash Flow budget;
•Repurchased the equivalent of approximately 1.5 million shares for $45 million, or over 50% of the company's 2022 free cash flow;
•Reduced total debt by $43 million;
•Decreased our net leverage ratio to 1.1 times at December 31, 2022 from 1.5 times at December 31, 2021;
•Successfully pursued asset disposal opportunities to supplement operating cash flow in Canada and the U.S.; and
•Secured long term contract extensions and expansions with key clients in Canada and Australia.

Our Approach to Compensation
Compensation Governance
In keeping with our commitment to strong governance standards across our business, our executive compensation governance framework is built around the following:
•A Compensation Committee comprised of individuals with deep relevant business experience, all of whom have served as chief executive officers of energy or real estate related companies or as executives at hospitality companies. All members of the Compensation Committee are independent in accordance with NYSE listing standards;
•A clearly defined decision-making framework and delegation of authority that ensures all material compensation decisions for section 16 officers (includes NEOs and Mr. Brewer), are made solely by the Compensation Committee, whose priority is to ensure our policies and procedures allow Civeo to attract, reward and retain executives who are focused on delivering long-term results for shareholders; and
•Clearly defined compensation policies structured to accommodate circumstances that are characteristic of a cyclical industry sector.

34

Executive Compensation
CEO and NEO Compensation Mix
This section outlines each of the components of our compensation program. Compensation decisions specific to our named executive officers for 2022 for each of these components are discussed in greater detail following this section. Overall compensation consists of base salary, annual performance incentive awards and long-term incentive awards.

Base Salary	Annual Incentive Compensation Plan ("AICP")	Long-Term Incentive Plan ("LTIP")

Base salary recognizes the job being performed, executive seniority and tenure and the value of that job in the competitive market. Base salary must be sufficient to attract and retain the executive talent necessary for our success and provides a fixed element of compensation to avoid fluctuations in compensation that could distract our executives from the performance of their responsibilities.	The key objective of Civeo’s AICP is to reward the achievement of defined annual financial and safety objectives and to incentivize employee activities that will continually improve Civeo, both on a business unit and company-wide basis.	Civeo’s LTIP, established under the EPP, provides an additional incentive to executives to grow shareholder value through ownership of Civeo common shares or incentive awards directly linked to Civeo’s share price and supports our efforts to attract and retain highly qualified executives to grow and develop Civeo in our competitive and cyclical industry.

Our Variable Compensation Performance Metrics and Their Relation to Our Strategy

Performance Metrics	How The Performance Metrics Tie to Our Strategy
Consolidated Adjusted Operating Cash Flow
Based in part on the feedback from our 2020 shareholder engagement efforts, in 2021, the Company altered its performance goals utilized under the Company’s AICP to include consolidated adjusted operating cash flow as a financial metric. For 2022, the Company also used consolidated adjusted operating cash flow as a financial metric under the AICP, given the Company’s current focus on generating cash flow and reducing leverage.

Relative Total Shareholder Return ("TSR")	Relative TSR is a valuable metric to assess performance against our peer group over a performance period. The intent is to better align executive pay with shareholder interests.
Divisional AICP EBITDA	AICP EBITDA is widely recognized as a primary valuation and comparable financial metric used in the industry and, for this reason, was selected as an appropriate financial metric for 2022.
TRIR	TRIR is a globally recognized measure of safety performance. Safety is one of Civeo's core values and therefore it is an important measure of Company performance.
Consolidated Free Cash Flow
Based in part on the feedback from our 2020 shareholder engagement efforts, in 2021, the Company altered its performance goals utilized under the Company’s LTIP to include consolidated free cash flow as a performance metric. For 2022, the Company also used consolidated free cash flow as a performance metric under its LTIP, given the Company’s current focus on generating cash flow and reducing leverage.

Consolidated Adjusted Operating Cash Flow
Consolidated Adjusted Operating Cash Flow ("OCF") is a non-GAAP financial measure that is defined as net cash flows provided by operating activities adjusted to exclude and/or include certain other unusual or non-operating items. Please see the Appendix for a reconciliation of Adjusted Operating Cash Flow to GAAP. Adjustments to Operating Cash Flow under the AICP also reflect one-time, unanticipated financial events incurred following approval of the respective year's budget, including unbudgeted variability in stock-based compensation expense, changes in foreign exchange rates and certain other unbudgeted cash flows (approved by the Compensation Committee).

AICP EBITDA
Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") is a non-GAAP financial measure that is defined as net income plus interest, taxes, depreciation and amortization. AICP EBITDA is a non-GAAP financial measure that is defined as EBITDA adjusted to exclude certain other unusual or non-operating items. Please see the Appendix for a reconciliation of AICP EBITDA to GAAP. Adjustments to EBITDA under the AICP also reflect one-time, unanticipated financial events incurred following approval of the 2022 budget, including unbudgeted variability in stock-based compensation expense, changes in foreign exchange rates and certain other unbudgeted costs (approved by the board of directors). The AICP adjustments to EBITDA in 2022 were consistent with past practices.

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Highlights of 2022 Performance and Impact on Executive Compensation
Despite continuing headwinds faced by the energy sector throughout 2022, a number of significant financial and operational objectives were successfully completed through Mr. Dodson’s leadership. On the financial front, we continued to strengthen our balance sheet, reduce our leverage and repurchased a significant number of shares while navigating a challenging economic landscape. In particular, during 2022 we achieved the following:

Reduced total debt by $43 million from December 31, 2021 to December 31, 2022	Decreased our net leverage ratio to 1.1 times at December 31, 2022, from 1.5 times at December 31, 2021	Generated $108 million of Adjusted Operating Cash Flow during the year

Repurchased the equivalent of approximately 1.5 million common shares during 2022 for approximately $45 million, or over 50% of the Company's 2022 free cash flow

The Company achieved continuing improvements in a number of areas of the business including the following:

Secured a 12-year contract extension for take-or-pay occupancy at our Wapasu Creek Lodge valued at C$500 million	Secured a 5-year Integrated Services contract renewal in Australia valued at approximately A$600 million

Continued strong safety performance across all regions, resulting in a 2022 Global TRIR of 0.45, considerably better than the hotel industry average of 3.9	Completed the sale of both our US-based well site services and our offshore businesses in the second half of 2022

AICP EBITDA (in millions)	TOTAL RECORDABLE INCIDENT RATE

Note: Please see the Appendix for a reconciliation of Adjusted Operating Cash Flow, AICP EBITDA to GAAP and Net Leverage Ratio to the most directly comparable measures of financial performance calculated under GAAP.
Shareholder Engagement
Throughout the year, we meet with our shareholders to solicit their feedback on our performance, capital structure and pay plans as well as to share our perspective. The Company’s management maintains routine dialogue with its investors regarding operations, strategy, total leverage and financial results. Throughout 2022, management engaged with shareholders representing over 61% of our outstanding shares.
Say-On-Pay Vote
At our 2022 annual meeting, we obtained 98.69% approval by our shareholders casting votes on our Say-on-Pay proposal (excluding abstentions). Our Compensation Committee considered this high level of support in making its compensation-related decisions in 2022, and did not make any specific changes to our compensation program as a result of the final say-on-pay vote.

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Executive Compensation Best Practices
The following table lists key policies and practices of our executive compensation program, which we believe align the interests of management with those of our shareholders and are best practices in compensation and governance.

What We Do	What We Don’t Do

Use an independent consultant to ensure overall executive compensation is market competitive
Provide a balanced executive pay mix including long-term incentives, 50% of which are generally performance-based for NEOs and provide at-risk compensation tied directly to share price performance
Rigorous performance measures for executive compensation each year, whether absolute or relative, and set performance goals that we believe are reasonable in light of market conditions
Cap payouts under all performance incentives. Beginning in 2021, all future performance shares are capped at 100% payout (Target), if Civeo's absolute TSR over the performance period is negative, irrespective of relative performance
Maintain a clawback policy that allows the Company to recoup incentive-based compensation in the case of a significant or material financial restatement, or a restatement resulting from fraud or other misconduct
In addition to minimum NEO share ownership requirements, the share ownership policy requires NEOs to hold at least 50% of the net vested Civeo shares (after tax withholding) for 12 months after the date of vesting

Permit directors or officers to buy or sell puts, calls or options in respect of our securities, or pledge shares (including holding shares in a margin account)
Provide excise tax gross-ups in any executive or change of control agreement entered into following our spin-off from Oil States International in May 2014
Apply severance multipliers in excess of 3x
Utilize liberal share recycling in our long-term incentive plan
Reprice stock options or stock appreciation rights without shareholder approval
Provide single-trigger vesting of equity awards upon a change of control
Provide unreasonably long terms for options

We expect that over time, the governance landscape will continue to evolve and require both refinement of existing policies and adoption of new ones. Our Compensation Committee is committed to staying current with evolving governance standards and, where it feels that changes are warranted, to respond accordingly.
Design and Structure of Executive Compensation
Our Business and Our Compensation Philosophy
Civeo’s philosophy regarding its executive compensation programs for named executive officers is to provide a comprehensive and competitive total compensation program with the following objectives:

To attract, motivate, reward and retain executives with the experience and talent to achieve our short-term goals and objectives and successfully execute our longer-term strategic plans	To reinforce the linkage between individual performance of executives and business results	To align the interests of executives with the long-term interests of our shareholders	To ensure compensation does not promote overly conservative actions nor excessive risk taking

Civeo’s total compensation program uses a combination of base salary, annual performance incentives and long-term equity-based incentives to achieve the four objectives described above. We target peer group median pay levels for all components of executive compensation; however, when warranted in the discretion of the Compensation Committee, awards above or below median levels of our peer group may be approved.

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Peer Group and Benchmarking
The Compensation Committee engages Mercer as its independent compensation consultant, which uses a peer group of companies with similar customers and activity drivers to Civeo to benchmark executive compensation. The peer group includes companies serving oil and gas, mining and other natural resource companies. These peers typically will be exposed to the cyclical nature of the natural resources market that impacts Civeo’s business and financial results.

The primary review and selection criteria for the peer group includes the following: revenue size, market value, enterprise value, number of employees, business/operational characteristics and geographic footprint. The graphic below summarizes the 2022 peer group based on certain of these metrics as of December 31, 2022 (U.S. dollars in millions).

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COMPENSATION PEER GROUP
In late 2021, Mercer reviewed Civeo’s peer group of companies used for benchmarking purposes and to assess the ongoing competitiveness and suitability of Civeo’s compensation programs and practices. Following that review, Mercer recommended that the 2021 peer group remain unchanged for 2022, as the screening process did not identify any existing peers that should be removed or additions that should be considered. The Compensation Committee approved the recommendation to keep the current peer group to be used by the Compensation Committee for compensation evaluation purposes for 2022.

2021/ 2022	Badger Infrastructure Solutions Ltd. Black Diamond Group Limited Dexterra Group Enerflex Ltd. Exterran Corporation Forum Energy Technologies, Inc.	Matrix Service Company McGrath RentCorp Newpark Resources, Inc. Nine Energy Service, Inc. North American Construction Group Oil States International, Inc.	Precision Drilling Corporation Select Energy Services, Inc. Target Hospitality Corp. TETRA Technologies, Inc. Total Energy Services Inc.

	−	Exterran Corporation	.

2023	Badger Infrastructure Solutions Ltd. Black Diamond Group Limited Dexterra Group Enerflex Ltd. Forum Energy Technologies, Inc. Matrix Service Company	McGrath RentCorp Newpark Resources, Inc. Nine Energy Service, Inc. North American Construction Group Oil States International, Inc.	Precision Drilling Corporation Select Energy Services, Inc. Target Hospitality Corp. TETRA Technologies, Inc. Total Energy Services Inc.

2023 Peer Group
In late 2022, Mercer reviewed Civeo’s peer group of companies used for benchmarking purposes and to assess the ongoing competitiveness and suitability of Civeo’s compensation programs and practices. Following that review, Mercer recommended that the current peer group remain unchanged for 2023 with the exception of the removal of Exterran Corporation, as they were acquired by Enerflex Ltd.

Compensation and Risk Management
Civeo’s compensation programs have been designed to (i) promote financial, operational and organizational growth, while giving due consideration to broader enterprise risk management issues and (ii) maintain a balance between short and long-term incentive compensation, company growth, shareholder returns and risk. The Compensation Committee, in its sole discretion, retains full authority to adjust any aspect of Civeo’s compensation programs.
Our Compensation Committee has reviewed our compensation policies and believes that our policies do not encourage excessive or unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. The Compensation Committee performs this assessment annually.
Our compensation philosophy and culture support the use of base salary, certain performance-based compensation plans and benefit programs that are generally uniform in design and operation in the markets where we operate. These compensation policies and practices are centrally designed and administered by the Compensation Committee. The following specific factors, in particular, reduce the likelihood of excessive risk-taking:

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•Our overall executive compensation levels are competitive with the market, based on information provided by Mercer and reviewed by the Compensation Committee;
•Our executive compensation mix is balanced among (i) fixed components including salary and benefits, (ii) capped annual incentives that reward our overall financial and operating performance and (iii) long-term incentives, 50% of which are generally performance-based for named executive officers, to more closely tie executive compensation to shareholder interests and to provide for a substantial portion of at-risk compensation in relation to share price performance;
•We implement what our Compensation Committee believes to be rigorous performance measures for executive compensation each year, whether absolute or relative, and set performance goals that we believe are reasonable in light of market conditions; and
•We have established maximum award levels as a cap on performance incentives. Beginning in 2021, the Compensation Committee capped all future performance shares at 100% payout (Target), if Civeo’s TSR over the performance period is negative, irrespective of relative performance.
In summary, although a portion of the compensation provided to our named executive officers is based on our overall performance or division performance, we believe our compensation programs do not encourage excessive or unnecessary risk-taking by our named executive officers (or other employees) because these programs are designed to encourage employees to remain focused on both our short and long-term operational, financial and safety goals. In addition, we believe that our share ownership, hedging and clawback policies also mitigate risk.
Compensation Program Components
This section outlines each of the components of our compensation program for each of our NEOs for 2022. Overall compensation consists of base salary, annual performance incentive awards and long-term incentive awards.
Base Salary
Base salaries form the foundation of Civeo’s compensation program. Base salary recognizes the job being performed and the value of that job in the competitive market. Base salary must be sufficient to attract and retain the executive talent necessary for our success and provides an element of compensation that is fixed to avoid fluctuations in compensation that could distract our executives from the performance of their responsibilities. Base salaries for named executive officers are reviewed annually by the Compensation Committee and, where deemed appropriate, adjusted to reflect competitive market conditions, as well as other internal factors, including performance, seniority, tenure, internal equity and changes to job scope and responsibility. In general, base salaries are targeted at median levels compared to comparable positions within the peer group but vary from this reference point when and where deemed appropriate by the Compensation Committee.
Base salaries, as in effect on December 31, 2022, and target AICP levels for 2022, are set forth below for each named executive officer. Adjustments to NEO compensation are considered by the Compensation Committee in consultation with Mercer. The Compensation Committee considers market data, executive tenure in the role, performance and other internal equity factors when recommending changes to NEO compensation. In March 2022, Ms. Stone's base salary was increased approximately 12% in recognition of her performance in the role of CFO and for assuming additional leadership responsibilities, particularly in the area of ESG planning and execution.

Name	Position	Base Salary (USD) (1)	Target AICP (% of base salary)
Bradley J. Dodson	President and Chief Executive Officer	$750,000	100%
Carolyn J. Stone	Senior Vice President, Chief Financial Officer and Treasurer	$425,000	70%
Peter L. McCann	Senior Vice President, Australia	$312,615	70%
Allan D. Schoening	Senior Vice President, Canada	$392,139	70%
(1) Mr. McCann is paid in Australian dollars and Mr. Schoening is paid in Canadian dollars. Their respective base salaries have been converted to U.S. dollars at an exchange rate of $0.6947 U.S. dollar per Australian dollar and $0.7689 U.S. dollar per Canadian dollar, respectively, which reflect the average exchange rates for each currency for 2022.
Annual Incentive Compensation Plan
The key objective of Civeo’s AICP is to reward the achievement of defined annual financial and safety objectives and to incentivize employee activities that will continually improve Civeo, both on a business unit and company-wide basis. Awards made under the AICP are designed to represent a material component of target total cash compensation for our named executive officers.
Under the AICP, the Compensation Committee establishes an incentive target, expressed as a percent of base salary, for each executive officer based upon, among other factors including geographic market differences, the Compensation Committee’s review of publicly available competitive compensation data for each position, level of responsibility and ability to impact or influence business results. For 2022, achieving results which exceeded a minimum, or threshold, level of performance triggered an AICP payout. Performance results at or below threshold (i.e., typically achieving a percentage less than 85% of the related AICP performance objective) results in no AICP award. A target award is earned when an executive achieves 100% of his or her

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budgeted safety and financial performance objectives. Overachievement is when performance results are above 100% of budgeted safety and financial performance, with the maximum being 120%. Where performance results fall between the threshold and target level, a pro rata percentage of the target amount is paid out. Where performance results fall between the target and overachievement level, 100-200% of the target amount is paid out proportionately.

RELATIONSHIP BETWEEN BASE SALARY, TARGET AICP AND MAXIMUM AICP AWARD

Named Executive Officer	Target AICP (% of base salary)	Threshold	Target	Maximum
Bradley J. Dodson	100%	No AICP award	Earned when an executive achieves 100% of his or her budgeted safety and financial performance objectives	Earned when performance results are above 100% of budgeted safety and financial performance, with the maximum being 120%, which would result in a payout capped at 200% of target
Carolyn J. Stone	70%
Peter L. McCann	70%
Allan D. Schoening	70%
The performance metrics for our AICP consist of financial metrics, typically budgeted EBITDA or Operating Cash Flow, as adjusted where deemed appropriate by the Compensation Committee, and safety performance.
The maximum AICP overachievement percentage permitted under the AICP is capped at two times the target level to mitigate the potential for excessive risk taking.
At the beginning of each year, our Compensation Committee is responsible for reviewing and recommending for approval by our board of directors, quantifiable corporate performance objectives, including those specific to our Chief Executive Officer. At the end of each year, the Compensation Committee reviews Civeo’s performance results, as well as incentive awards to be paid to each NEO and, in aggregate, to other AICP participants. In its sole discretion, the Compensation Committee interprets all provisions of the AICP and has authority to make positive or negative adjustments in individual, business unit or Civeo’s consolidated results.
The following performance metrics formed the basis for annual incentive award determinations for our named executive officers for 2022:

		Financial Performance		Safety Performance
Name	Position	Consolidated Adjusted OCF	Division AICP EBITDA
Bradley J. Dodson	President and Chief Executive Officer	80%	n/a	20%
Carolyn J. Stone	Senior Vice President, Chief Financial Officer and Treasurer	80%	n/a	20%
Peter L. McCann	Senior Vice President, Australia	40%	40%	20%
Allan D. Schoening	Senior Vice President, Canada	40%	40%	20%

For AICP purposes in 2022, performance metrics consisted of two financial metrics, budgeted division AICP EBITDA and budgeted Consolidated Adjusted Operating Cash Flow, and one metric based on safety performance as measured by TRIR. Consistent with industry and regulatory standards, the calculation of TRIR is based on the number of recordable safety incidents per 200,000 hours worked.The following threshold, target, and over-achievement performance goals were used for determining payouts for our named executive officers under the 2022 AICP (dollars in millions):

	Threshold	Target	Over Achievement	Actual Achievement
Consolidated Adjusted Operating Cash Flow ("OCF")	$85.2	$100.2	$120.3	$107.8
Division EBITDA Targets
Canada (in CAD)	$60.8	$71.5	$85.8	$95.3
Australia (in AUD)	$74.5	$87.6	$105.2	$88.9
Global TRIR Targets	0.92	0.72	0.42	0.45

Adjustments to OCF and EBITDA under the AICP for 2022 reflected one-time, unanticipated financial events incurred following approval of the 2022 budget. For 2022, specific adjustments to OCF included expenses related to unbudgeted variability in stock-based compensation expense, changes in foreign exchange rates, unbudgeted working capital changes and budgeted demobilization costs that were deferred into future years.

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For 2022, specific adjustments to EBITDA included impairment expenses, expenses related to unbudgeted variability in stock-based compensation expense, changes in foreign exchange rates, and demobilization costs that were deferred into future years. The adjustments to EBITDA in 2022 were consistent with past practices.
The 2022 global safety TRIR target was improved by lowering the target to 0.72 as compared to the target set in 2021 of 0.79. The global safety target is a consolidation of the various region specific TRIR goals from Australia, Canada and the United States.
In 2022, the following performance results under the AICP were considered for award determination purposes:
•Consolidated Adjusted Operating Cash Flow of USD $107.8 million (107.6% of budget);
•AICP EBITDA for our Canadian division of CAD $95.3 million (133.3% of budget);
•AICP EBITDA for our Australian division of AUD $88.9 million (101.5% of budget); and
•TRIR safety performance achievement of 190% payout for Consolidated; 200% payout for Canada, 200% payout for the United States and 184% payout for Australia.
Based on these results, the following AICP payouts were approved by the Compensation Committee. These payouts are stated in U.S. dollars. Mr. McCann’s bonus, which is paid out in Australian dollars, has been converted to U.S. dollars below at an exchange rate of $0.6947 U.S. dollar per Australian dollar, the average exchange rate for 2022. Mr. Schoening’s bonus, which is paid out in Canadian dollars, has been converted to U.S. dollars below at an exchange rate of $0.7689 U.S. dollar per Canadian dollar, the average exchange rate for 2022.

		Business Performance		Total AICP Payout
Name	Position	Financial	Safety	$	% of Target
Bradley J. Dodson	President and Chief Executive Officer	$825,600	$285,000	$1,110,600	148%
Carolyn J. Stone	Senior Vice President, Chief Financial Officer and Treasurer	$320,686	$110,702	$431,388	148%
Peter L. McCann	Senior Vice President, Australia	$214,168	$80,433	$294,601	135%
Allan D. Schoening	Senior Vice President, Canada	$370,681	$109,799	$480,480	175%
Long-Term Incentive Plan
Civeo’s LTIP, established under the EPP, is designed to provide an additional incentive to executives to grow shareholder value through ownership of Civeo common shares or incentive awards directly linked to Civeo’s share price and to support our efforts to attract and retain highly qualified executives to grow and develop Civeo in our highly competitive and cyclical industry. The EPP provides for the grant of any combination of restricted share awards, restricted share units, performance awards, dividend equivalents, phantom share awards, deferred share awards, share payments or options. Broadly speaking, we award three types of long-term incentives to balance liquidity and dilution considerations and to ensure we deliver tax effective incentives to plan participants. These awards may be cash or share settled, depending on their type. For 2022, all named executive officers received equity awards made up of 50% time-based phantom share units and 50% cliff-vested performance share awards. All long-term incentive awards made to employees are generally subject to a three-year vesting period, with time-based awards vesting equally each year from date of grant and performance-based awards vesting on the third anniversary of the grant. All awards are subject to the approval of our Compensation Committee.
In determining the value of award levels, the ratio of long-term incentives as a percentage of base salary is considered relative to a range of factors including market competitiveness, internal equity and individual performance. Generally, long-term incentive award values increase with position responsibility and are intended to comprise a larger component of an executive’s total direct compensation as his or her responsibility increases.
For 2022, Civeo granted a combination of phantom share units and performance-based share awards as long-term incentives to its named executive officers and other key employees. The value of awards made to individuals in this group took into consideration the following factors:
•Corporate, business unit and individual performance;
•Competitive market practice;
•Executive retention;
•Impact of awards and quantum of awards on dilution and liquidity; and
•Tax considerations in the U.S., Canada and Australia.
LTIP awards approved by the Compensation Committee were made at levels consistent with past practices.

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Name	Position	Phantom Share Units	Performance Share Awards at Target	Stock Price at Date of Grant ($)	Valuation(1)
Bradley J. Dodson	President and Chief Executive Officer	57,180	57,181	$21.97	$2,839,301
Carolyn J. Stone	Senior Vice President, Chief Financial Officer and Treasurer	16,443	16,443	$21.97	$816,477
Peter L. McCann	Senior Vice President, Australia	10,105	10,105	$21.97	$501,764
Allan D. Schoening	Senior Vice President, Canada	13,800	13,800	$21.97	$685,239
(1)This column shows the full grant date fair value of the phantom share units and performance share awards as computed under FASB ASC Topic 718—Stock Compensation and granted to the named executive officers during 2022. Generally, the grant date fair value is the amount that Civeo would expense in its financial statements over the vesting schedule of the awards. For purposes of the phantom share units, the value in this column is based upon the closing share price on date of grant. See Note 19 to Civeo’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2022 for additional detail regarding assumptions underlying the value of these awards.

Performance Share Award Programs
Historically, our Performance Share Award Program has been comprised of the following key elements listed below. After granting cash-based awards in 2020 as described in our 2021 proxy statement, we returned to our more traditional Performance Share Award Program design for 2021. We have continued the traditional Performance Share Award Program design for 2022.

Performance metrics	Performance period	Participants
–Relative TSR (compared against our defined peer group) –Cumulative free cash flow (2021 grant) or cumulative operating cash flow (2022 grant), in each case relative to a preset target	Three years	All named executive officers and other senior management

Vesting	Award amount	Payout
Cliff vesting	Comprises 50% of a named executive officer’s LTIP, as determined by the Compensation Committee	Settled in either cash or shares, or a combination of both, at the discretion of the Compensation Committee

Calculation of our relative TSR is conducted by a third party designated by the Compensation Committee following completion of the three-year performance cycle and includes all dividends paid over the performance cycle. Performance share awards granted in 2021 and 2022 will be earned in amounts between 0% and 200% of the participant’s target performance share award, based on the payout percentage associated with Civeo’s percentile performance among the peer group.
Payouts under the performance shares are capped at 100% payout (Target) for the RTSR component, if Civeo’s absolute TSR over the performance period is negative, irrespective of relative performance. Starting in 2021, the Compensation Committee added a performance metric, cumulative free cash flow relative to a preset target, to the performance share grants, due in part on the feedback from our 2020 shareholder engagement efforts as well as the Company’s current focus on generating cash flow and reducing leverage. The performance metrics for the 2021 grant were weighted 30% to cumulative free cash flow and 70% to relative TSR. For 2022, the Compensation Committee changed this additional financial performance metric to cumulative operating cash flow relative to a preset target. The performance metrics for the 2022 grant were weighted 50% to cumulative operating cash flow and 50% to relative TSR.

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PERFORMANCE SHARE AWARD TIMELINE

	FY21	FY22	FY23	FY24

FY21 PSA	Year 1	Year 2	Year 3

Year 3
FY22 PSA		Year 1	Year 2	Year 3
Year 3

All performance share awards have been approved by the Compensation Committee and the board of directors. Due to the Company's share price and the Compensation Committee's desire to limit shareholder dilution, no performance share awards were granted in 2020; cliff-vesting cash awards were granted to executives and directors. These cash awards vested and were paid in 2023. For those performance share awards that were granted in 2021, the performance period is January 1, 2021 to December 31, 2023. For those performance share awards that were granted in 2022, the performance period is January 1, 2022 to December 31, 2024.
All long-term incentive awards under the EPP are expensed in a manner to comply with Financial Accounting Standards Board, Accounting Standards Codification, Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718—Stock Compensation”). Except in special circumstances, long-term incentive awards are made to participants in these plans annually.

Chief Executive Officer Compensation for 2022
During its evaluation of Mr. Dodson’s compensation, the Compensation Committee reviewed (i) performance against the 2022 business plan, (ii) TSR performance against a group of peer companies, (iii) pay levels and compensation trends at peer group companies and (iv) progress against the Company’s strategic plan.
The following graphic provides information about equity and non-equity awards granted to Mr. Dodson in 2022. LTIP Awarded reflects the value of phantom share units and performance shares as approved by the Compensation Committee.

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Other Compensation
Benefit Plans
Civeo’s employee benefit plans are designed from a market competitive perspective with the objective of attracting and retaining talented employees. The Compensation Committee conducts periodic reviews of Civeo’s employee benefit plans to ensure the plans meet these objectives and where, in the Compensation Committee’s sole discretion, the Compensation Committee believes changes to these plans are warranted, the Compensation Committee will authorize such changes.
Civeo’s health and welfare benefits are provided to all North American employees, including U.S. and Canada-based executives. These benefits include comprehensive coverage for medical, prescription drug, vision and dental expenses, as well as life insurance, long-term disability, accidental death and dismemberment, business travel, employee assistance and flexible spending accounts. Contributions for these benefits, except the flexible spending account program, are based on a cost-sharing model between the employee and Civeo and are the same for employees and executives. In Australia, health benefits are provided through the government funded program.
Retirement Plans
Civeo offers a defined contribution 401(k) retirement plan to all of its U.S. employees, including its U.S.-based executives. Those participating in the plan can make contributions from their base salaries and cash incentive eligible compensation up to annual limits defined by the IRS. Civeo makes matching contributions under this plan on the first 6% of the participant’s compensation, providing 100% match on the employee’s contribution up to 4% of his or her eligible compensation and a 50% match on the employee’s contribution up to an additional 2% of the employee’s eligible compensation. A similar defined contribution plan, which uses the same contribution formula, is in place in Canada and is structured pursuant to regulations established by the Canadian Revenue Agency. In Australia, employees and executives must contribute a percentage of base salary (to an annual capped limit established by the Australia Taxation Office) to a superannuation fund administered by the Government. In July 2022, the percentage was adjusted from 10% to 10.5%.
Other Perquisites and Personal Benefits
In general, Civeo does not offer any executive perquisites or other personal benefits with an aggregate annual value over $10,000. Some executives are provided paid club memberships, which are used for business purposes.
Procedures for Determining Compensation
Executive Compensation Decision-Making and Approval Process
All executive compensation decisions for named executive officers are made on behalf of Civeo solely by the Compensation Committee. Where appropriate, the Compensation Committee engages Mercer to research and make recommendations on issues considered important to executive compensation, as well to provide the Compensation Committee with insights on evolving compensation trends in relevant industry sectors.
Role of Executive Officers
The Compensation Committee consults our Chief Executive Officer in its determination of compensation matters related to the Company's designated Section 16 officers. The Chief Executive Officer makes recommendations to the Compensation Committee on matters such as salary adjustments, target annual incentive opportunities and the value of long-term incentive awards for all other executives officers. In making his recommendations, the Chief Executive Officer considers such factors as experience level, individual performance, overall contribution to company performance and market data for similar positions. The Compensation Committee takes the Chief Executive Officer’s recommendations under advisement; however, the Compensation Committee makes all final decisions regarding such compensation matters. Our Chief Executive Officer’s compensation is reviewed annually and determined solely by the Compensation Committee, giving due consideration to performance against goals and objectives and other factors the Compensation Committee deems appropriate.
Role of Compensation Consultant
The Compensation Committee engages Mercer as its independent compensation consultant. Subsequent to its initial engagement of Mercer, the Compensation Committee has reviewed and confirmed its selection of Mercer on an annual basis.
Mercer’s role is to advise the Compensation Committee on matters relating to executive compensation and to help guide, develop and implement our executive compensation programs. Mercer reports directly to the Compensation Committee, and any requests management may have of Mercer throughout the course of its engagement must be approved by the Compensation Committee before any work is undertaken. Mercer has performed work for Civeo outside of the scope of its engagement by the Compensation Committee, but the Compensation Committee reviews and approves all such assignments to ensure that the independence of its compensation consultant is not compromised. The Compensation Committee conducted a review of its

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relationship with Mercer in 2022 and determined that Mercer’s work for the Compensation Committee did not raise any conflicts of interest or independence concerns, consistent with the guidance provided under the Dodd-Frank Act and by the SEC and NYSE. In making this determination, the Compensation Committee noted that during 2022:
•Mercer did not provide any services to Civeo or management other than services requested by or with the approval of the Compensation Committee;
•Mercer maintains a conflicts policy, which was provided to the Compensation Committee, with specific policies and procedures designed to ensure independence;
•Fees paid to Mercer by Civeo during 2022 were less than 1% of Mercer’s total revenue;
•None of the Mercer consultants working on matters with us had any business or personal relationship with Compensation Committee members (other than in connection with working on matters with us);
•None of the Mercer consultants working on matters with us (or any consultants at Mercer) had any business or personal relationship with any of our executive officers; and
•None of the Mercer consultants working on matters with us own our common shares.
Since 2015, the Compensation Committee also annually approved the engagement of Mercer to provide benefits consulting services to Civeo. The decision to engage the consultant for these additional services was recommended by management, but approved by the Compensation Committee. During 2022, fees paid to Mercer in the form of commissions by our Canadian insurer and retirement plan fund manager totaled $29,024 and $16,163, respectively, for benefits consulting services provided to our Canadian operations. During 2022, fees paid to Mercer in the form of commission by our U.S. insurers and retirement plan administrator totaled $113,740 and $29,758, respectively, for consulting services provided to our U.S. operations. In the opinion of the Compensation Committee, the scale of these fees ($188,685 in the aggregate) does not compromise Mercer’s independence with regards to executive and director compensation advisory services it provides directly to the Compensation Committee. This independence is and will continue to be monitored on an ongoing basis. Fees paid to Mercer for compensation consulting services to the Compensation Committee totaled $98,663 in 2022.
Other Items
Executive and Change of Control Agreements
Civeo maintains Executive Agreements with Messrs. Dodson and McCann and Change of Control Agreements with Mr. Schoening and Ms. Stone. These agreements are not considered long-term employment agreements. Our U.S. executives are employed “at will” by Civeo. The agreements provide protection in the event of a qualified termination, which is defined as an (i) involuntary termination of the executive officer by Civeo other than for Cause or (ii) a voluntary termination by the executive for Good Reason during a specified period of time after a corporate “Change of Control” (as defined in each agreement) of Civeo. The triggering events were selected due to the executive not having complete control in either of these circumstances. Executives exercise control over their circumstances when they resign voluntarily without Good Reason or are terminated for Cause. As a result, these events do not trigger any payments.
The Change of Control provisions under both types of agreements are intended to encourage continued employment by Civeo of its executive officers and minimize distractions around related uncertainties and risks created by a proposed Change of Control. Unlike “single-trigger” arrangements that pay out immediately upon a change of control, Civeo’s agreements require a “double-trigger” (i.e., a change of control along with a qualifying loss of employment). Where a qualified termination occurs during the protection period following a Change of Control, the agreements provide for a lump-sum payment to the executive officer based on the executive’s base salary and target annual incentive amount in place on the date of termination. Under the terms of their Executive Agreements, Messrs. Dodson and McCann are each entitled to receive a lump-sum payment equal to two times their base salary and target annual incentive amount if a qualified termination occurs during the 18-month (or 24-month for Mr. Dodson) protection period following a Change of Control. Where a qualified termination occurs outside the protection period following a Change of Control, Messrs. Dodson and McCann will be entitled to receive a lump-sum payment equal to one year’s base salary and target annual bonus amount as well as other benefits described below. Under the terms of Mr. Schoening’s and Ms. Stone's Change of Control Agreements, each officer is entitled to receive a lump-sum payment equal to 2 times his or her base salary and annual incentive amount if a qualified termination occurs during the 18-month period following a Change of Control. Where a qualified termination occurs outside of the protection period following a Change of Control, Mr. Schoening and Ms. Stone and are not entitled to receive any severance payments or benefits.
In addition, the agreements provide that all restricted stock awards, restricted share units, performance shares, deferred shares, phantom units, options and other equity-based awards will vest immediately, that all restrictions on such awards will lapse upon a Change of Control and a qualified termination and that outstanding options will remain exercisable for a period of 90 days. The executive officer will also be entitled to (A) in the case of Messrs. Dodson and Schoening and Ms. Stone, health benefits until the earlier of (i) 36 months (in the case of Mr. Dodson) or 12 months (in the case of Mr. Schoening and Ms. Stone) and (ii) the date the executive began receiving comparable benefits from a subsequent employer, (B) in the case of Messrs. Dodson, and Schoening and Ms. Stone, vesting of all employer contributions to our 401(k) plan to the extent not already vested and (C) for each named executive officer, outplacement services equal to a maximum of 15% of the executive’s salary at the time of termination until the earliest to occur of (i) December 31 of the second calendar year following the year of termination and (ii) the date the executive

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accepts subsequent employment. The executive agreement entered into with Mr. Dodson in 2006 while employed by Oil States International Inc. entitled Mr. Dodson to be made whole for any excise taxes incurred with respect to severance payments that were in excess of the limits set forth under the Internal Revenue Code. No excise tax gross-up protection is available to Mr. McCann, Mr. Schoening or Ms. Stone. See “Potential Payments Under Termination or Change of Control” in this proxy statement for additional disclosures of severance and Change of Control payments for named executive officers.
Civeo’s Executive Agreements have a term of three years, Mr. Schoening and Ms. Stone’s Change of Control Agreements have a term of two years and each of the agreements are extended automatically for one additional day on a daily basis, unless notice of non-extension is served by the board of directors. Where notice is served, the agreement will terminate on the third anniversary, or the second anniversary in the case of Mr. Schoening and Ms. Stone, of the date notice was given. To receive benefits under the Executive Agreement or Change of Control Agreement, the executive officer is required to execute a release of all claims against Civeo.
With respect to outstanding performance share awards, in the event a change of control of Civeo occurs prior to the end of a performance period, the payout percentage will be determined by the Compensation Committee as if the date of the change of control were the last day of the performance period. In determining the payout percentage, the performance multiplier to be applied will be the percentile performance which is attained through the date of change of control. Payout of performance share awards will be made following the completion of the performance period subject to the participant’s continued employment through the end of the performance period. Should, however, the participant’s employment be terminated (1) by Civeo without cause or by the participant for Good Reason (as defined in the Performance Share Award Program) or (2) as a result of the participant’s death or disability, in either case following a change of control and prior to the payout of performance share awards, then the participant is entitled to payout of the performance share award under terms provided within the Performance Share Award Program.
In addition, on July 26, 2022, Civeo entered into a retention commitment agreement with Mr. Schoening (the “Retention Agreement”). The Retention Agreement provides that in the event that Mr. Schoening’s employment with the Company is terminated without Cause (as defined in his Change of Control Agreement) at any time prior to June 30, 2024 (the “Retention Date”), then, subject to his execution and non-revocation of a release of claims in favor of the Company, Mr. Schoening will receive: (1) a cash lump sum equal to the amount of Mr. Schoening’s base salary that he would have received over the period commencing on his termination date and ending on the Retention Date, (2) a cash lump sum equal to Mr. Schoening’s target bonus for each annual bonus period ending prior to the Retention Date, plus a pro-rated target bonus for the 2024 bonus period, (3) accelerated vesting of all outstanding equity awards (except that any performance-based equity awards will continue to vest based on actual performance and remain outstanding for the applicable performance period), and (4) continued medical and dental benefits at coverage levels that are at least equal to those provided to Mr. Schoening and his dependents immediately prior to Mr. Schoening’s termination of employment until the Retention Date. The Agreement also provides that if Mr. Schoening’s employment with the Company terminates following the Retention Date, he may elect to enter into a consulting relationship with the Company to provide part-time advisory and support services. During any such consulting period Mr. Schoening’s then outstanding equity awards will continue to vest in accordance with their terms. If Mr. Schoening’s consulting relationship is terminated without Cause, all of Mr. Schoening’s then unvested equity awards will immediately accelerate in full. In the event that Mr. Schoening’s employment is terminated in connection with a Change in Control of the Company at any time prior to the Retention Date, the Change of Control Agreement will supersede the Agreement and Mr. Schoening will only be entitled to any payments and benefits due to him under the Change of Control Agreement.
For additional information on non-change of control severance payments available under the Executive Agreements as well as additional information on these benefits, see the section entitled “Potential Payments Upon Termination or Change of Control” below.
Accounting and Tax Considerations
Under Section 162(m) of the Code, a limitation exists on tax deductions of any publicly-held corporation for individual compensation to certain “covered employees” of such corporation exceeding $1,000,000 in any taxable year. While the company considers this deductibility limitation, Civeo pays, and expects to continue paying, compensation in excess of this limit where the Compensation Committee determines such compensation is appropriate.
All equity awards to our employees, including executive officers, and to our directors will be granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with FASB ASC Topic 718—Stock Compensation.
Policies and Practices
The following are key policies and practices of our executive compensation program, which we believe align the interests of management with those of our shareholders and are best practices in compensation and governance.
Equity Awards Pricing
Civeo’s practice is to price awards at not less than the closing price on the date of grant.

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Executive Compensation
Insider Trading and Hedging Policy
Civeo prohibits directors, officers and other employees from trading Civeo’s securities on the basis of or in the possession of material, non-public information or “tipping” others who may so trade on such information. In addition, the policy prohibits directors, officers and designated managers from trading in Civeo’s securities without obtaining prior approval from Civeo’s Senior Vice President, Chief Financial Officer and Treasurer. Furthermore, Civeo’s hedging policy notes that hedging transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Directors, officers and employees are prohibited from entering into any hedging transactions involving Civeo securities. Directors, officers, and employees are also prohibited from engaging in short sales or trading in options or other derivative securities related to and pledging or margining Civeo securities.
Clawback Policy
Civeo’s clawback policy allows Civeo to recoup incentive-based compensation from current or former executive officers if the consolidated financial statements of Civeo are materially restated within three years of their initial public release or filing, and the board of directors determines, in its reasonable discretion, that any current or former executive officer has engaged in intentional misconduct, and such misconduct caused or partially caused the need for such restatement. In that case, the board of directors may within 12 months after such a material restatement, require that the executive forfeit and/or return to Civeo all or a portion of the compensation vested, awarded or received under any bonus, equity or other award during the period subject to restatement and the 12-month period following the initial public release or filing of the restated financial statements. The forfeiture and/or return of compensation under the policy would be limited to any portion that the executive officer would not have received if the consolidated financial statements had been reported properly at the time of their initial public release or filing. The clawback policy would not apply to restatements following a change of control, as defined in the EPP, and the policy does not limit the ability of Civeo to otherwise pursue forfeiture or reclamation of amounts under applicable law. The Compensation Committee intends to adopt a clawback policy consistent with the requirements of Exchange Act Rule 10D-1 and applicable NYSE listing standards upon or prior to the effectiveness of such listing standards.

Executive Share Ownership Requirements
Civeo has established executive share ownership requirements to further align the interests of key executives with those of its shareholders. Our Executive Share Ownership Guidelines are calculated based on a multiple of the executive’s base salary, as set forth below:

Chief Executive Officer
Other Named Executive Officers
Other Section 16 Officers
Executives who are covered by these guidelines have five years to reach their respective share ownership levels. On an annual basis, the Compensation Committee monitors compliance with these guidelines. As of March 20, 2023, all executive officers were in compliance with the guidelines as demonstrated in the chart below.

	Ownership in Shares		Compliance Y/N
Executives	Target Ownership	Current Holdings
Bradley J. Dodson	195,618	351,206	Yes
Carolyn J. Stone	39,627	76,984	Yes
Peter L. McCann	29,577	67,355	Yes
Allan D. Schoening	38,842	51,701	Yes

Executive Retention and Succession Planning
The Compensation Committee is sensitive to the critical importance of key employee and executive retention, recognizing the costs, potential impacts and replacement challenges that accompany the loss of talented leadership particularly in a difficult market environment. For 2021 and 2022, executive retention was carefully considered by the Compensation Committee in arriving at its long-term incentive award determinations for our named executive officers, all of which remained consistent with our past practices.
The board of directors and Compensation Committee regularly discuss, prepare and advance the Company’s succession plan. The board of directors regularly interacts with the Company’s senior management team, including senior team members below the named executive officer level, to enhance its view of the Company’s talent pool and the necessary development needs of each high potential employee within the framework of achieving the Company’s strategic goals. In addition, in the past, the board of directors has used outside consultants to assess, benchmark and propose development plans for the Company’s high potential

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employees. The Company has a plan in place to address interim successor, long-term successor and development and support plans for each. This succession plan is reviewed regularly by both the board of directors and the Compensation Committee for necessary changes and the development progress of potential successors.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with Civeo’s management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted,
Martin A. Lambert, Chair
Constance B. Moore
Michael Montelongo

2023 Proxy Statement	49

Executive Compensation
Executive Compensation Tables
Summary Compensation Table
The following table sets forth certain information regarding compensation paid in respect of specified periods to our NEOs.

Name and Principal Position	Year	Salary ($)	Share Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total(6)
Bradley J. Dodson President and Chief Executive Officer	2022	$750,000	$2,839,301	$1,110,600	$17,884	$4,717,785
	2021	744,808	2,960,437	1,336,323	17,123	5,058,691
	2020	632,500	1,256,255	1,064,725	16,595	2,970,075

Carolyn J. Stone Senior Vice President, Chief Financial Officer and Treasurer	2022	$416,173	$816,477	$461,388	$17,521	$1,711,559
	2021	372,308	671,624	434,193	15,872	1,493,997
	2020	323,392	255,008	326,631	12,164	917,195

Peter L. McCann(2) Senior Vice President, Australia	2022	$312,615	$501,764	$294,601	$16,972	$1,125,952
	2021	336,097	523,179	239,920	17,053	1,116,249
	2020	298,419	178,137	357,451	14,743	848,750

Allan D. Schoening(3) Senior Vice President, Canada	2022	$392,139	$685,239	$480,480	$43,508	$1,601,366
	2021	402,275	714,485	496,049	36,500	1,649,309
	2020	337,177	268,076	306,542	29,825	941,620

(1)This column represents the dollar amounts, for the years shown, of the aggregate grant date fair value of performance shares, restricted share awards, restricted share units, deferred shares, and phantom share units, as applicable, granted in those years computed in accordance with FASB ASC Topic 718—Stock Compensation. Generally, the aggregate grant date fair value is the aggregate amount that Civeo expects to expense in its financial statements over the award’s vesting schedule and, for performance share awards, is based on the probable outcome of the applicable performance conditions. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect Civeo’s future accounting expense for these awards and options, and do not necessarily correspond to the actual value that will be recognized by the named executive officers. See Note 19 to Civeo’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2022 for additional detail regarding assumptions underlying the value of these awards. If the maximum performance level were achieved for the performance shares included in this column, the following amounts, including phantom share units, would have been included for Messrs. Dodson, McCann, Schoening and Ms. Stone, respectively in 2022, $3,768,778, $666,021, $909,558 and $1,083,758.
(2)Compensation reported for Mr. McCann, other than share awards, was made in Australian dollars and is reflected in this table in U.S. dollars using the average exchange rate for each year. The U.S. dollar to Australian dollar average exchange rate for 2022, 2021, and 2020 was $0.6947, $0.7517, and $0.6906 respectively.
(3)Compensation reported for Mr. Schoening, other than share awards, was made in Canadian dollars and is reflected in this table in U.S. dollars using the average exchange rate for each year. The U.S. dollar to Canadian dollar average exchange rate for 2022, 2021 and 2020 was $0.7689, $0.7979 and $0.7463 respectively.
(4)Amounts for “Non-Equity Incentive Plan Compensation” paid to each of the named executive officers were made pursuant to Civeo’s AICP and were paid in 2023, 2022 and 2021, respectively. For a description of Civeo’s plan, see “Compensation Discussion and Analysis—Compensation Program Components—Annual Incentive Compensation Plan.” Ms. Stone's amount for 2022 also includes a project bonus of $30,000.
(5) The amounts shown in the “All Other Compensation” column reflect the following for each Named Executive Officer for 2022:
(6) The total figure in the Summary Compensation Table for 2020 does not reflect a one-time cash retainer given to executives in lieu of performance shares.

Name and Principal Position	Year	Retirement Plan Match ($)(a)	Non-Registered Savings Plan Match ($)(a)	Other ($)(b)	Total
Bradley J. Dodson	2022	$15,250	$—	$2,634	$17,884
Carolyn J. Stone	2022	$15,250	$—	$2,271	$17,521
Peter L. McCann	2022	$16,972	$—	$—	$16,972
Allan D. Schoening	2022	$11,833	$31,675	$—	$43,508

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(a)Represents the matching contributions allocated by Civeo, as applicable, to Messrs. Dodson, Schoening and Ms. Stone pursuant to the 401(k) Retirement Plan and Canadian Retirement Plan, as more fully described in “Compensation Discussion and Analysis Compensation Program Components—Retirement Plans” and “—Deferred Compensation Plan,” included herein. For Mr. McCann, represents a contribution to his Australian Superannuation fund as required by Australian law. For Mr. Schoening, such amount also reflects additional contributions made to our Canadian Non-Registered Savings Plan in excess of contribution limits applicable to the Canadian Retirement Plan under the Canadian Tax Act.
(b)The amounts shown in the “Other” column for Mr. Dodson include $2,634 in imputed income attributable to life insurance benefits. The amounts shown in the “Other" column for Ms. Stone include $2,271 in imputed income attributable to life insurance benefits.
Grants of Plan Based Awards for 2022
The following table provides information about equity and non-equity awards granted to our NEOs in 2022.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Bradley J.	AICP		$—	$750,000	$1,500,000
Dodson	Performance Shares	2/25/2022				14,295	57,181	114,362		$1,583,056
	Phantom Units	2/25/2022							57,180	$1,256,245
Carolyn J.	AICP		$—	$297,500	$595,000
Stone	Performance Shares	2/25/2022				4,111	16,443	32,886		$455,224
	Phantom Units	2/25/2022							16,443	$361,253
Peter L.	AICP		$—	$218,831	$437,661
McCann(5)	Performance Shares	2/25/2022				2,526	10,105	20,210		$279,757
	Phantom Units	2/25/2022							10,105	$222,007
Allan D.	AICP		$—	$274,497	$548,995
Schoening(6)	Performance Shares	2/25/2022				3,450	13,800	27,600		$382,053
	Phantom Units	2/25/2022							13,800	$303,186
(1)The amounts shown in the columns “Threshold”, “Target” and “Maximum” reflect the threshold, target and overachievement levels of bonus payable under the AICP (see discussion in “Compensation Discussion and Analysis—Compensation Program Components—Annual Incentive Compensation Plan”), which is based on an executive’s base salary paid during the year multiplied by the executive’s applicable bonus percentage for that level. The base salary used in this table is the base salary in effect as of December 31, 2022; however, actual awards are calculated based on a participant’s eligible AICP earnings paid in the year. Performance results at or below the threshold level percentage of performance targets established under the AICP will result in no payments being made under the AICP.
(2)The amounts shown in the “Threshold”, “Target” and “Maximum” columns reflect the potential number of shares that may be earned under 2022 grants under our Performance Share Award Program based on our relative TSR and cumulative operating cash flow over the applicable three-year performance period (see discussion in “Compensation Discussion and Analysis - Compensation Program Components-Performance Share Award Programs”). Earned shares will vest in full on the third anniversary of the grant date.
(3)Amounts included in the “All Other Stock Awards” column reflect phantom unit awards that vest annually at a rate of one-third per year on each of the first three anniversaries of the grant date.
(4)This column shows the full grant date fair value of performance share awards (at target performance, which was the probable outcome of the performance conditions as of the grant date) and phantom unit awards computed under FASB ASC Topic 718—Stock Compensation and granted to the named executive officers during 2022. Generally, the full grant date fair value is the amount that Civeo would expense in its financial statements over the vesting schedule of the awards. See Note 19 to Civeo’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2022 for additional detail regarding assumptions underlying the value of these awards.
(5)Mr. McCann’s AICP award amounts were paid in Australian dollars and are reflected in this table in U.S. dollars using an average exchange rate for 2022 of $0.6947 U.S. dollar per Australian dollar.
(6)Mr. Schoening’s AICP award amounts were paid in Canadian dollars and are reflected in this table in U.S. dollars using an average exchange rate for 2022 of $0.7689 U.S. dollar per Canadian dollar.

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Executive Compensation
Outstanding Equity Awards at 2022 Fiscal Year End
The following table provides information on the holdings of share awards by our NEOs as of December 31, 2022. The NEOs do not have any outstanding options, and Civeo has not issued any options since we spun off from Oil States International in 2014 and became a publicly traded company. The market value of the share awards is based on the closing market price of Civeo’s common shares as of December 30, 2022, the last trading day of 2022, which was $31.10.

	Share Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock that Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock that Have Not Vested ($)
Bradley J. Dodson	26,437	(1)	$822,191
	42,298	(3)	$1,315,468
	57,180	(5)	$1,778,298
				126,894	(2)	$3,946,403
				114,362	(4)	$3,556,658

Carolyn J. Stone	5,367	(1)	$166,914
	9,596	(3)	$298,436
	16,443	(5)	$511,377
				28,788	(2)	$895,307
				32,886	(4)	$1,022,755

Peter L. McCann	3,749	(1)	$116,594
	7,475	(3)	$232,473
	10,105	(5)	$314,266
				22,426	(2)	$697,449
				20,210	(4)	$628,531

Allan D. Schoening	5,642	(1)	$175,466
	10,208	(3)	$317,469
	13,800	(5)	$429,180
				30,626	(2)	$952,469
				27,600	(4)	$858,360

(1)Phantom share units award of February 25, 2020 that vests at the rate of 33.33% per year, with vesting dates of February 25, 2021, February 25, 2022 and February 25, 2023.
(2)Performance share award of February 22, 2021 that vests on February 22, 2024, which is reported assuming maximum level achievement of the relative TSR performance metric and the cumulative free cash flow performance hurdle. The maximum level was used as the previous fiscal year’s performance exceeded the target level, thus requiring disclosure of the maximum level.
(3)Phantom share units award of February 22, 2021 that vests at the rate of 33.33% per year, with vesting dates of February 22, 2022, February 25, 2023 and February 22, 2024.
(4)Performance share award of February 25, 2022 that vests on February 25, 2025, which is reported assuming maximum level achievement of the relative TSR performance metric and the cumulative free cash flow performance hurdle. The maximum level was used as the previous fiscal year’s performance exceeded the target level, thus requiring disclosure of the maximum level.
(5)Phantom share units award of February 25, 2022 that vests at the rate of 33.33% per year, with vesting dates of February 25, 2023, February 25, 2024 and February 25, 2025.

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Shares Vested
The following table provides information for our NEOs for the period from January 1, 2022 to December 31, 2022 regarding the number of our common shares acquired upon the vesting of share awards and the value realized, each before payment of any applicable withholding tax. No NEOs have any options outstanding or have exercised any options in the fiscal year. Reported values for the share awards were calculated based on the number of share awards vesting multiplied by closing share price on the date of vesting.

	Share Awards
Name	Number of Shares Acquired on Vesting (#)	Pre-tax Value Realized on Vesting ($)
Bradley J. Dodson	109,120	$2,408,787
Carolyn J. Stone	21,185	$468,025
Peter L. McCann	17,336	$382,890
Allan D. Schoening	24,879	$549,348
Non-Qualified Deferred Compensation
Civeo maintains a non-qualified defined contribution style of plan in Canada in which Mr. Schoening is a participant. The investment alternatives available under the Canadian non-qualified deferred compensation plan during 2022 were the same mutual funds available to all employees under Civeo’s Group RRSP/DPSP Retirement Plan. Selection of these funds are at the discretion of the executive. Payout terms, withdrawals and other distributions are made at the discretion of the executive subject to corresponding plan terms and conditions.
Detailed below is 2022 activity in the Canadian non-qualified Deferred Compensation Plan for Mr. Schoening. All amounts listed below for Mr. Schoening have been converted to U.S. dollars an exchange rate of $0.7689. Messrs. Dodson and McCann and Ms. Stone did not participate in this plan or any other non-qualified deferred compensation plan during 2022.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contribution in Last Fiscal Year ($)(2)	Aggregate Earnings (Loss) in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance At Last Fiscal Year End ($)(4)
Allan D. Schoening	$40,980	$31,675	$(21,374)	—	$359,757
(1)All contribution amounts for the last fiscal year reported in this table are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table for 2022.
(2)The $31,675 reported for Mr. Schoening in this column is also included in the “All Other Compensation” column of the Summary Compensation Table for 2022.
(3)This column represents net unrealized appreciation, loss, dividends and distributions for Mr. Schoening for mutual fund investments for 2022 associated with investments held in the Deferred Compensation Plan and is not reported in the Summary Compensation Table as such amount is not above-market.
(4)$201,297 of the aggregate balance was reported for Mr. Schoening previously as compensation in our “Summary Compensation Table” in prior years’ proxy statements.

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Executive Compensation
Potential Payments upon Termination or Change of Control
The table below reflects the amount of compensation that would be payable to Messrs. Dodson, Schoening, McCann and Ms. Stone in the event of a qualified termination, which is defined as (i) an involuntary termination of the executive officer by Civeo other than for Cause or (ii) either an involuntary termination other than for Cause or a voluntary termination by the executive for Good Reason, in each case, during a specified period of time after a “Change of Control” of Civeo. The table below also reflects the amount of compensation that would be payable to Messrs. Dodson and McCann in the event of a qualified termination not in connection with a “Change of Control” (as defined in their Executive Agreements) and to Mr. Schoening in the event of a termination without Cause not in connection with a Change of Control pursuant to his Retention Agreement. Mr. Schoening’s and Ms. Stone’s Change of Control Agreements do not provide for any severance benefits on a termination prior to a Change of Control. The scope and terms of compensation due to each named executive officer upon non-change of control voluntary terminations, early retirement, retirement, for Cause termination and in the event of disability or death of the executive are the same as for all salaried employees. The amounts shown in the table assume that such qualified termination was effective as of December 31, 2022 and, therefore, include compensation earned through such time and are estimates of the amounts which would be paid out to the executives upon their terminations. The actual amounts to be paid can only be determined at the time of such executive’s separation from Civeo. For a discussion of the terms of the Executive and Change of Control Agreements, see “Compensation Discussion and Analysis—Executive and Change of Control Agreements.”
For purposes of the Executive Agreements, Cause generally includes conviction of or guilty plea to a felony, dishonesty or breach of trust, commission of any act of theft, embezzlement or fraud regardless of criminal conviction, continued failure to devote substantially all of the executive’s business time to our affairs or unauthorized disclosure of our confidential information. Good Reason includes material reduction in the executive’s authorities, duties or responsibilities, material reduction in the executive’s compensation and benefits, failure of a successor to assume the agreement or a relocation of executive’s principal place of employment more than 50 miles from its previous location.
“Change of Control” includes (i) any person acquiring beneficial ownership of 35% or more of the combined voting power of our capital stock, (ii) turnover of a majority of the board of directors unless such turnover is approved by incumbent directors, (iii) any merger unless our shareholders own at least 50% of the combined voting power of the surviving parent company’s capital stock following the merger, (iv) shareholder approval of a complete liquidation or (v) sale of all or substantially all of our assets.
Equity Awards
Civeo restricted share unit, restricted share award, phantom unit award, and deferred share agreements provide that awards become fully vested on the termination of an employee’s employment due to the employee's death or a disability that entitles the employee to receive benefits under a long term disability plan of Civeo. All outstanding awards would fully vest following a Change of Control where such awards are not assumed or converted following Change of Control. Civeo’s performance share awards provide that in the event a Change of Control occurs prior to the end of a performance period, the payout percentage will be determined by the Compensation Committee as if the date of Change of Control is the last day of the performance period. Payout of performance awards will be made following the completion of the performance period subject to the executive’s continued employment through the end of the performance period. Should, however, the executive’s employment be terminated (1) by Civeo without Cause (as defined above) or by the executive for Good Reason (as defined above) or (2) as a result of the executive’s death or disability, in either case following a Change of Control (as defined above) and prior to the payout of performance share awards, the executive is entitled to payout of the performance share awards under the terms provided within the performance share award program.

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Executive Compensation
Quantification of Payments
Shown in the table below are potential payments upon the assumed (i) involuntary not for Cause termination of the named executive officer by Civeo on December 31, 2022, other than during the 24-month period following a Change of Control ("NFC" in table below), (ii) involuntary not for Cause termination or termination by the named executive officer for Good Reason, in either case, during the 24-month period (for Mr. Dodson) or 18-month period (in the case of Messrs. McCann or Schoening or Ms. Stone) following a Change of Control, occurring as of December 31, 2022 ("CIC"in the table below), or (iii) termination as a result of death, disability, or qualifying retirement on December 31, 2022, ("DDR" in the table below). None of Mr. Dodson’s potential payments as of December 31, 2022 would trigger a gross-up payment for excise taxes that would be reimbursed under his Executive Agreement.

	Bradley J. Dodson			Carolyn J. Stone
	NFC	CIC	DDR	NFC	CIC	DDR
Benefits and Payments due on Separation
Compensation
Cash Severance	$1,500,000	$3,000,000	—	—	$1,445,000	—
Stock Awards(1)	$8,826,352	$8,826,352	$8,826,352	—	$2,198,665	$2,198,665
Restricted Cash Award(6)	$1,256,251	$1,256,251	$1,256,251	—	$255,000	$255,000
Benefits & Perquisites
Health & Welfare Benefits(2)	$50,398	$75,597	—	—	$50,398	—
Outplacement Assistance(3)	—	$112,500	—	—	$63,750	—
Tax Gross-Up	—	—	—	—	n/a	n/a
Total	$11,633,001	$13,270,700	$10,082,603	—	$4,012,813	$2,453,665

	Allan D. Schoening(5)(7)			Peter L. McCann(4)
	NFC	CIC	DDR	NFC	CIC	DDR
Compensation
Cash Severance	$999,954	$1,333,273	—	$531,446	$1,062,891	—
Stock Awards(1)	$2,107,222	$2,107,222	$2,107,222	$891,116	$1,531,128	$1,531,128
Restricted Cash Award(6)	$268,079	$268,079	$268,079	$178,133	$178,133	$178,133
Benefits & Perquisites
Health & Welfare Benefits(2)	$4,080	$2,720	—	—	—	—
Outplacement Assistance(3)	—	$58,821	—	—	$46,892	—
Tax Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a
Total	$3,379,335	$3,770,115	$2,375,301	$1,600,694	$2,819,044	$1,709,261

(1)Reflects the value of unvested restricted share awards, restricted share units, phantom units and deferred share awards as of December 31, 2022 that would be accelerated as a result of the separation event based on Civeo’s share price of $31.10, which was the closing market price of Civeo’s common shares on December 30, 2022, the last trading day of the fiscal year. For performance shares, the payout is assumed at target level. In addition, the amounts reported in the “Stock Awards” row would be realized by the named executive officers in the event of the occurrence of a Change of Control (without the occurrence of a qualified termination if the awards are not assumed by the successor in the change of control transaction) or upon the named executive officer’s death or disability, in each case, occurring on December 31, 2022. The treatment of Performance Share Awards during a Change of Control is described more fully under “Compensation Program Components—Other Items - - Executive and Change of Control Agreements”.
(2)Reflects the estimated lump-sum present value of all future premiums which would be paid on behalf of the named executive officer under Civeo’s health and welfare benefit plans for the applicable continuation period specified in the applicable Executive Agreement, Change of Control Agreement or Retention Agreement.
(3)Reflects the maximum amount of outplacement assistance that would be provided for the named executive officer pursuant to the Executive Agreement.
(4)Cash Severance Amounts and Outplacement Assistance for Mr. McCann would be made in Australian dollars and are reflected in this table in U.S. dollars using the average exchange rate for 2022 of $0.6947.
(5)Cash Severance Amounts, Health and Welfare Benefits and Outplacement Assistance for Mr. Schoening would be made in Canadian dollars and are reflected in this table in U.S. dollars using the average exchange rate for 2022 of $0.7689.
(6)Reflects value of unvested 2020 annual cash retainer award that would be accelerated and paid as a result of the separation event.
(7)On July 26, 2022, the Company entered into a retention commitment agreement with Mr. Schoening. Cash severance reflects base salary and target bonus which would be paid through June 30, 2024. Health and Welfare Benefits reflects the estimated lump-sum present value of all future premiums which would be paid on behalf of Mr. Schoening and his dependents under Civeo’s health and welfare benefit plans through June 30, 2024.

2023 Proxy Statement	55

Executive Compensation
Pay Ratio Disclosure
The 2022 annual total compensation of our median compensated employee was $51,282. Mr. Dodson’s 2022 annual total compensation was $4,717,785 and the ratio of these two amounts was 92:1.
The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. We identified the median-compensated employee from our employee population as of December 31, 2022 using base salary or wages and overtime paid during fiscal 2022, which we annualized for any permanent employee who was not employed for the entire year.

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Executive Compensation
Pay Versus Performance Disclosure
Pay Versus Performance Table
As discussed in the CD&A above, our Compensation Committee has implemented an executive compensation program designed to link a substantial portion of our NEOs' realized compensation to the achievement of our financial, operational, and strategic objectives, and to align our executive pay with changes in the value of our shareholders’ investments. The following table sets forth additional compensation information for our NEOs, calculated in accordance with SEC regulations, for each of the three years ended December 31, 2022.

	Summary Compensation Table Total for Mr. Dodson	Compensation Actually Paid to Mr. Dodson (1)	Average Summary Compensation Table Total for other NEOs	Average Compensation Actually Paid to other NEOs (1)	Value of Initial Fixed $100 Investment Based On:		Financial Performance Measures ($'s in thousands):
Year					Total Shareholder Return (2)	Peer Group(3) Total Shareholder Return	Net income	Adjusted EBITDA (4)
2022	$4,717,785	$7,588,418	$1,479,626	$2,103,054	$201	$107	$3,997	$112,769
2021	5,058,691	5,758,550	1,419,852	1,553,294	124	67	1,350	109,140
2020	2,970,075	3,119,918	902,522	948,035	90	57	(134,250)	108,142
(1)Amounts represent compensation “actually paid” to our Principal Executive Officer ("PEO"), Mr. Dodson, and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	other NEO's
2022	Bradley J. Dodson	Carolyn J. Stone, Peter L. McCann and Allan D. Schoening
2021	Bradley J. Dodson	Carolyn J. Stone, Peter L. McCann and Allan D. Schoening
2020	Bradley J. Dodson	Carolyn J. Stone, Peter L. McCann and Allan D. Schoening
Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, adjusted as set forth in the table below, in accordance with SEC rules. The dollar amounts shown do not reflect the value of compensation actually received by our NEOs during the applicable year. Instead, the dollar amounts include the values (or changes in value) of unvested and vested equity awards during the applicable year based on year-end share prices, various accounting valuation assumptions and projected performance related to our performance-based shares. "Compensation actually paid", determined in accordance with SEC rules, will generally fluctuate due to share price achievement and varying levels of projected and actual achievement of performance goals applicable to our performance-based shares. For a discussion of how our Compensation Committee assesses performance and our NEOs' pay each year, please see the Summary Compensation Table for the applicable fiscal years.

		(minus)	plus / (minus)	plus / (minus)	plus / (minus)	equals
Year	Summary Compensation Table Total	Grant Date Fair Value of Stock Awards Granted in Fiscal Year	Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Year	Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Years for which Applicable Vesting Conditions were Satisfied During Fiscal Year	Compensation Actually Paid
Mr. Dodson
2022	$4,717,785	$(2,839,301)	$3,925,693	$1,465,192	$319,049	$7,588,418
2021	5,058,691	(2,960,437)	2,799,345	410,203	450,748	5,758,550
2020	2,970,075	(1,256,255)	1,102,392	47,291	256,415	3,119,918
Average of other NEOs
2022	$1,479,626	$(667,827)	$923,364	$305,863	$62,028	$2,103,054
2021	1,419,852	(636,429)	601,798	76,792	91,281	1,553,294
2020	902,522	(233,740)	205,110	9,255	64,888	948,035
Adjustments for stock options are not included as the NEOs do not have any outstanding options, and Civeo has not issued any options since it became an independent, publicly traded company in 2014. Adjustments for pension plans are not included as the Company does not offer a pension plan for which the NEOs are eligible.

2023 Proxy Statement	57

Executive Compensation
(2)TSR represents cumulative TSR as at December 31, 2022.
(3)For the relevant fiscal year, represents the cumulative TSR (the "Peer Group TSR") of the PHLX Oil Service Sector Index.
(4)Adjusted EBITDA is a non-GAAP measure. Please see the Appendix for further information including a reconciliation of Adjusted EBITDA to the nearest GAAP measure.
Relationship Graphs
The following provides a graphical depiction of the relationships between compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with our cumulative TSR and our Peer Group TSR, for each of the three years in the period ended December 31, 2022. TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.
As seen above, Civeo has delivered strong financial and operational performance leading to an increase in cumulative TSR that far exceeds its peers, returning 101% from the beginning of 2020 to the end of 2022, whereas its peers have average returns of 7% during the same time period. As the majority of PEO and non-PEO NEO compensation is at risk and tracks financial and operational performance and shareholder experience, compensation values have also seen a commensurate increase during the performance period.
The following charts compare each of our key financial results for the last three fiscal years to compensation actually paid to our PEO and, on average, to our other NEOs for each of the three fiscal years in the period ended December 31, 2022.

58

Executive Compensation
As shown above, adjusted EBITDA and Net Income have followed an upward trajectory from 2020 to 2022. Net Income has risen by $135 million over the past three years. Adjusted EBITDA has also grown from $108 million to $113 million during this time period.
Tabular Disclosure
The following list includes the most important financial and non-financial measures used to link executive compensation and Civeo's performance during the year ended December 31, 2022.
•Adjusted EBITDA
•Operating cash flow
•Net leverage ratio
•Safety - TRIR

2023 Proxy Statement	59

PROPOSAL 3 Approval of an Amendment to the 2014 Equity Participation Plan

The 2014 Equity Participation Plan of Civeo Corporation (the “EPP”) was originally approved on May 4, 2014, by Oil States International, Inc., our sole shareholder at the time. The EPP was amended and restated on July 17, 2015 and again on May 12, 2016, and thereafter amended effective as of January 1, 2017, May 10, 2018 and June 9, 2020. Our board of directors most recently approved an amendment to the EPP on March 22, 2023, subject to shareholder approval. If approved, the number of shares reserved for issuance pursuant to awards under the EPP will be increased by 637,000 shares. We arrived at this number of shares after consideration of the number of shares remaining available for grant in the EPP, anticipated future share usage, and advice from an independent proxy advisor and our compensation consultant, among other factors. We are submitting the amendment of the EPP to our shareholders for approval of this increased share reserve and the other changes outlined below.
In addition to this share increase, the proposed amendment of the EPP also implements two compensation best practices:
One Year Minimum Vesting on All Awards. The amendment requires that all awards (other than with respect to up to 5% of the share reserve) granted under the EPP, including awards of restricted shares and restricted share units, be subject to a minimum one-year vesting period, subject to limited exceptions, including in the event of a change in control or a recipient’s earlier death, disability or termination without cause. This requirement previously only applied to awards of options and stock appreciation rights (SARs).
No Dividends on any Unvested Awards. The amendment provides that no dividends may be paid in respect of any award     of restricted shares unless and until such underlying restricted shares have vested. The EPP previously provided that dividend equivalents may not be paid prior to the time the underlying award vests and dividend equivalents are not permitted on Options or SARs granted under the EPP.
We refer to this proposal herein as the EPP Proposal and to the EPP, as amended, as the “Amended EPP.” If the EPP Proposal is approved, the EPP will be amended effective as of the date of the annual general meeting.
As of March 20, 2023, Civeo had in the aggregate 1,530 options outstanding; 39,032 unvested restricted share awards and restricted share units and deferred share awards outstanding; and 338,146 performance share awards outstanding (assuming target performance). A total of 538,506 phantom unit awards, which may be settled only in cash, were also outstanding as of such date. The weighted average exercise price of the outstanding options at March 20, 2023 was $229.52 and such options had a weighted average remaining contractual life of 0.92 years. Shares available for future grant under the EPP totaled 636,413 and would total 1,273,413 if the EPP Proposal is approved by the shareholders. As of March 20, 2023 there were approximately 15,086,701 Civeo common shares outstanding. The potential share dilution from the 637,000 additional common shares to be reserved for issuance under the Amended EPP, for which shareholder approval is being requested, is 4.2% of the Company’s outstanding common shares as of March 20, 2023. If the amendment to the EPP is approved, the Company’s total potential share dilution would increase from 4.2%% of the Company’s outstanding common shares as of March 20, 2023 to 8.4%.
The EPP is our only equity compensation plan. It plays an important role in our efforts to attract and retain employees and directors of outstanding ability on a basis competitive with market practices, and to align the interests of employees and directors with those of shareholders through an increased equity stake in Civeo. The board of directors believes that this amendment to increase the number of shares authorized for issuance under the EPP is necessary to continue to attract and retain high caliber individuals to serve as officers, directors, consultants, and employees of Civeo.
Although this discussion summarizes the principal terms and conditions of Amended EPP, it does not purport to be complete and is qualified in its entirety by reference to the Amended EPP, a copy of which is attached as Appendix B to this proxy statement.
Purpose
The purpose of the Amended EPP is to provide an additional incentive for employees, directors and consultants to further the growth, development and financial success of Civeo by personally benefiting through the ownership of company shares and/or rights which recognize such growth, development and financial success, and to enable Civeo to obtain and retain the services of employees, directors and consultants considered essential to the long range success of the company by offering them an opportunity to own shares in the company and/or rights which will reflect the growth, development and financial success of the Company.
Key Changes
The Amended EPP increases the number of shares which may be issued pursuant to awards thereunder from 636,413 to 1,273,413, expands the one-year minimum vesting requirement to all awards granted under the plan (other than with respect to up to 5% of the share reserve) and provides that no dividends or dividend equivalents may be paid in respect of any award granted thereunder until such award has vested. In all other respects the terms of the EPP remain unchanged.

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Best Practice Features of the Amended EPP
•No Repricing of Options or SARs. The Amended EPP continues to prohibit repricing, replacement and regranting of options or SARs at lower prices unless approved by our shareholders.
•No Discounted Options or SARs. Options and SARs may not be granted with an exercise price below the closing price of our common shares on the NYSE on the trading day previous to date of grant.
•Limited terms for Options and SARs. Options and SARs granted under the Amended EPP are limited to 10-year terms.
•Minimum Vesting. Subject to limited exceptions with regard to director equity awards that vest at the next annual meeting, in the case of a change in control or upon the recipient’s death, disability or termination without cause, awards under the Amended EPP will have a minimum vesting period of one year from the date of grant. This limit applies to award covering 95% of the share reserve under the Amended EPP.
•No Liberal Share Counting. Shares that are (1) tendered in payment for an award, (2) delivered or withheld for payment of taxes, or (3) not issued or delivered as a result of a net settlement process, (4) repurchased on the open market with the proceeds of the payment of the exercise price of an option or (5) reserved for issuance upon grant of an SAR, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise or settlement of such SAR, will not become available again for awards under the Amended EPP.
•Dividends and Dividend Equivalents. Dividends and Dividend Equivalents are not permitted on options or SARs and may not be paid out on any award prior to the time the underlying award vests.
•Annual Limitation on Director Awards. The aggregate value of awards (as determined on the grant date) granted under the Amended EPP to any individual non-employee director may not exceed $500,000 in any calendar year.
•Awards Subject to Clawback Policy. All awards granted under the Amended EPP will be subject to our clawback policy, as amended from time to time.
•No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation Committee.
•No “Evergreen” Provision. Shares authorized for issuance under the Amended EPP will not be replenished automatically. Any additional shares to be issued over and above the amount for which we are seeking authorization must be approved by our shareholders.
•No Automatic Grants. There are no automatic grants to new participants or “reload” grants when outstanding awards are exercised, expire or are forfeited.
•No Tax Gross-ups. Participants do not receive tax gross-ups under the Amended EPP.
Administration
The EPP is, and the Amended EPP will be, administered by the Compensation Committee or any successor committee so appointed by the board of directors. Subject to the express terms of the Amended EPP, the Compensation Committee has the authority to determine which individuals will be granted awards, make awards, set the terms of awards (including price, exercise, vesting and other rights), and upon the occurrence of certain events specified in the Amended EPP, terminate the restrictions imposed on a restricted share unit award or restricted share award, and make adjustments to awards. Further, the Compensation Committee is authorized to interpret the Amended EPP and the agreements entered into under the Amended EPP and adopt such rules and regulations, consistent with the provisions of the Amended EPP, to implement and carry out the Amended EPP. All actions taken and interpretations and determinations made by the Compensation Committee in good faith are conclusive and binding on Civeo and all persons having an interest in the Amended EPP or any award issued under it. The board of directors may exercise any of the Compensation Committee’s rights and duties under the Amended EPP at any time, except with respect to matters governed by the Code or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Compensation Committee.
The Compensation Committee also may delegate to the Chief Executive Officer the right to grant awards under the Amended EPP to any person who is not subject to Section 16 of the Exchange Act subject to conditions and restrictions that the Compensation Committee determines.
Eligibility
Awards may be granted to any individuals who, at the time of the grant, are officers or other employees of, directors of or consultants to Civeo or its subsidiaries or affiliates (“Eligible Individuals”). Eligibility to participate is determined by the Compensation Committee in its sole discretion. As of March 20, 2023, a total of approximately 2,800 employees, a de minimis number of consultants, and each of our eight non-employee directors were eligible to receive grants under the EPP.

2023 Proxy Statement	61

Shares Subject to the EPP
Subject to shareholder approval of this EPP Proposal, up to an aggregate of 1,273,413 common shares will be available for issuance under the Amended EPP. If shareholder approval is not obtained, the EPP will continue as in effect immediately prior to the amendment. The closing price of our common stock on March 20, 2023 as reported on the NYSE was $19.40.
The number of shares subject to awards under the Amended EPP is subject to adjustment by the Compensation Committee in the event of changes in the outstanding common shares by reason of share dividends or other distributions, share splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges and certain other changes in capitalization. If any restricted share, performance awards, dividend equivalents, awards of restricted share units or share payments or other right to acquire shares of common shares issued under any other award under the Amended EPP, expires or is forfeited and canceled without having been fully vested, the shares subject to such restricted share, performance awards, dividend equivalents, awards of restricted share units or share payments or other right but as to which such restricted share performance awards, dividend equivalents, awards of restricted share units or share payments or other right was not vested prior to its expiration or cancellation will again be available for the grant of an award under the Amended EPP. Notwithstanding the foregoing, common shares subject to an award under the Amended EPP shall not again be made available for issuance as awards under the Amended EPP if such shares are (1) tendered in payment for an award, (2) delivered or withheld for payment of taxes, or (3) not issued or delivered as a result of a net settlement process, (4) repurchased on the open market with the proceeds of the payment of the exercise price of an option or (5) reserved for issuance upon grant of an SAR, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise or settlement of such SAR.
Awards
Under the terms of the Amended EPP, the Compensation Committee, and at the Compensation Committee’s sole discretion the Chief Executive Officer, may grant deferred shares, dividend equivalents, options, SARs, performance awards, restricted shares, or share payments. Options may consist of either “incentive stock options,” as defined in Section 422 of the Code, or nonqualified options.
Options. Options are evidenced by option agreements, which provide the terms and conditions upon which options are granted and may be exercised. The Compensation Committee sets the term of each option at the time of the grant and includes other provisions in the option agreement which it approves and which are not inconsistent with the provisions of the Amended EPP. An option may be exercisable in whole or in installments, as determined by the Compensation Committee. The Compensation Committee may require that a partial exercise must be with respect to a minimum number of shares. The term of an option is set by the Compensation Committee in its discretion; however, the term cannot exceed 10 years from the date the option is granted (or 5 years, in the case of incentive options granted to an individual owning 10% of the combined voting power of all classes of shares of Civeo and any subsidiary). Each option agreement specifies the time that the option vests, which other than in the event of an earlier death, disability or termination without cause, will be over a minimum vesting period of one year from the date of its grant. Subject to this minimum vesting provision, at any time after the grant of any option, the Compensation Committee may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which an option vests. Options granted may include provisions governing the exercise of options subsequent to termination of employment, directorship or consultancy, in the Compensation Committee’s discretion.
The Compensation Committee determines the price at which a common share may be purchased upon exercise of an option, but such price may not be less than the fair market value of a common share on the date the option is granted. The option price is subject to certain adjustment for mergers, recapitalizations, share splits and other changes in the common shares. Upon exercise, the purchase price for the option or the portion thereof being exercised must be paid in full in the manner prescribed by the Compensation Committee. An option agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of common, or the surrender of common shares then issuable on the exercise of the option (plus cash if necessary), having a fair market value equal to the option price. The option agreement may also provide for payment in whole or in part through the delivery of any property that constitutes good and valuable consideration, or allow payment through a cashless-broker procedure approved by Civeo. The option agreement may also allow payment through any combination of the consideration provided above. No dividends or dividend equivalents will be paid with respect to any options. The terms and conditions of the respective option agreements need not be identical.
The Compensation Committee may set forth in each option agreement such restrictions on the ownership and transferability of shares purchased pursuant to options as it deems appropriate. These restrictions may impose on the optionee a duty to notify Civeo of the disposition of common shares acquired pursuant to incentive options within certain time frames specified in the Amended EPP. The Compensation Committee may not however without shareholder approval amend an outstanding agreement to lower the price of an underwater option or cancel an outstanding underwater option in exchange for cash, another award, or an option having a lower price. The optionee shall not be entitled to the rights or privileges of a shareholder with respect to any shares purchasable upon exercise of an option unless and until certificates for such shares are issued to the optionee by Civeo.
Incentive options may only be granted to individuals who are employees of Civeo or subsidiary corporation (as defined in Section 424 of the Code) of Civeo at the time the option is granted. To the extent that the aggregate fair market value (determined at the time the respective ISO is granted) of common shares with respect to which incentive options are exercisable for the first time by an individual during any calendar year under all incentive option plans of Civeo and its parent and subsidiary corporations

62

exceeds $100,000, such incentive options shall be treated as nonqualified options. An incentive option may not be granted to an individual if, at the time the option is granted, the individual owns shares possessing more than 10% of the total combined voting power of all classes of shares of Civeo or of its parent or subsidiary corporation, within the meaning of Section 422(b)(6) of the Code, unless such incentive option conforms to the applicable provisions of Section 422 of the Code. Any option granted as an incentive option under the Amended EPP may be modified by the Compensation Committee to disqualify such option from treatment as an “incentive stock option” under Section 422 of the Code.
SARs. Under the Amended EPP, Civeo may grant Eligible Individuals share appreciation rights or SARs. A SAR, entitles the holder to receive upon exercise a payment equal to the difference between the strike price of the SAR and the fair market value of a common share on the date of exercise. The settlement of a SAR may be in the form of cash, shares, or a combination of cash and shares. A SAR may be granted to the holder of an option with respect to all or a portion of the common shares subject to such option (a “tandem” SAR) or may be granted separately. The holder of a tandem SAR may elect to exercise either the option or the SAR, but not both. The Compensation Committee determines the strike price of a SAR, but such price may not be less than the fair market value of a common share on the date the SAR is granted. The strike price is subject to certain adjustment for mergers, recapitalizations, share splits and other changes in the common shares. No SARs may be exercised after the tenth anniversary of the grant date.
Restricted Share Awards. Under the Amended EPP, Civeo may grant Eligible Individuals awards of restricted shares consisting of common shares that are issued but subject to such restrictions as the Compensation Committee may provide, including, without limitation, restrictions concerning voting rights and transferability and forfeiture restrictions based on duration of employment with Civeo and individual or Civeo performance. The Compensation Committee determines the other terms and conditions that will apply to any restricted share award, which may include the achievement of performance objectives. The terms, conditions, and restrictions applicable to a restricted share award will be set forth in a restricted share agreement made in conjunction with the award and, subject to the provisions of the Amended EPP, are determined by the Compensation Committee in its sole discretion. The terms of restricted stock awards under the Amended EPP need not be identical. After the restricted shares are issued, the Compensation Committee may, on such terms and conditions as it deems appropriate, and subject to the terms of the Amended EPP, remove any or all of such restrictions.
Unless otherwise provided by the Compensation Committee, holders of common shares subject to a restricted share award have the right to accrue dividends and other distributions paid with respect to such shares (however, the Committee has discretion to subject receipt of an extraordinary distribution to restrictions), to vote the shares, and to exercise all other rights of a shareholder with respect thereto, except that restricted shares may not be sold, transferred, pledged or otherwise assigned until all restrictions are terminated or expire and such dividends shall not be paid out unless and until the underlying award vests. Further, any common shares issued as a distribution on restricted shares shall be subject to the terms set forth in the restricted share agreement under which such restricted shares were issued.
Performance Awards. Civeo may grant performance awards to Eligible Individuals selected by the Compensation Committee. The value of such performance awards may be linked to the achievement of such specific performance objectives determined to be appropriate by the Compensation Committee over any period or periods determined by the Compensation Committee. In making such determinations, the Compensation Committee will consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular employee or consultant.
Dividend Equivalents. Civeo may grant dividend equivalents to any Eligible Individuals selected by the Compensation Committee based on the dividends declared on the common shares, to be credited as of dividend payment dates, during the period between the date a restricted share unit award or performance award is granted, and the date such restricted share unit award or performance award vests or expires, as determined by the Compensation Committee. Such dividend equivalents shall be converted to cash or additional common shares by such formula and at such time and subject to such limitations as may be determined by the Compensation Committee. Dividend equivalents shall not be paid out prior to the time the underlying restricted share units or performance award vests.
Share Payments. Civeo may make share payments to any Eligible Individuals selected by the Compensation Committee in the manner determined from time to time by the Compensation Committee. The number of shares shall be determined by the Compensation Committee and may be based upon the fair market value, book value, net profits or other measure of the value of common shares or other specific performance criteria determined appropriate by the Compensation Committee, determined on the date such share payment is made or on any date thereafter.
Restricted Share Units. Civeo may grant restricted share units to any Eligible Individuals selected by the Compensation Committee in the manner determined from time to time by the Compensation Committee. An award of restricted share units is also referred to under the Amended EPP as a deferred share award. The number of restricted share units shall be determined by the Compensation Committee and may be linked to the achievement of such specific performance objectives determined to be appropriate by the Compensation Committee over any period or periods determined by the Compensation Committee. Common shares underlying a restricted share unit award will not be issued until the restricted share unit award has vested, pursuant to a vesting schedule or performance objectives set by the Compensation Committee, as the case may be. Unless otherwise provided by the Compensation Committee, a recipient of a restricted share unit award shall have no rights as a Civeo shareholder with respect to such restricted share units until such time as the award has vested and the common shares underlying the award has been issued.

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Each performance award, dividend equivalent, and restricted share unit award, and/or share payment will be evidenced by an agreement setting forth the terms and conditions that apply to such award. Such awards are payable only while the recipient is an Eligible Individual. However, the Compensation Committee may determine that any such award may be paid subsequent to termination without cause, or following a change of control of Civeo, or because of the recipient’s retirement, death or disability, or otherwise. Payment of dividend equivalents or share payments may be made in cash, common shares or a combination of both so long as any payment in common shares is made in accordance with the Amended EPP’s general requirements.
Minimum Vesting. Subject to limited exceptions with regard to director equity awards that vest at the next annual meeting, in the case of a change in control or upon the recipient’s death, disability or termination without cause, awards under the Amended EPP will have a minimum vesting period of one year from the date of grant. This limit applies to award covering 95% of the share reserve under the Amended EPP.
Individual Award Limitations. Under the Amended EPP, no individual may be granted during any calendar year:
•options and/or SARs covering more than 250,000 common shares;
•restricted shares, deferred shares or share payments covering more than 250,000 common shares; or
•performance awards denominated in cash having a value determined on the grant date in excess of $5,000,000.
Non-employee Director Awards. The aggregate grant date fair value of awards under the Amended EPP to any individual non-employee director may not exceed $500,000 in any calendar year.
Transfer Provisions
Awards under the Amended EPP may not be sold, pledged, assigned or transferred in any manner other than by will, the laws of descent and distribution or pursuant to a qualified domestic relations order (“QDRO”) until such awards have been exercised or the underlying shares have been issued and all restrictions have lapsed. An Eligible Individual may however with Compensation Committee consent transfer a non-qualified option to family members subject to any restrictions or limitations as determined by the Compensation Committee in its discretion. Only an optionee may exercise an option, right or award during the optionee's lifetime unless disposed of pursuant to a QDRO. After death, any exercisable portion of an award or right may be exercised by the optionee’s personal representative or the person empowered under the optionee’s will or under applicable descent and distribution laws.
Adjustments on Changes in Capitalization, Merger or Sale of Assets
If Civeo pays a share dividend or other distribution on common shares, or if Civeo recapitalizes, reclassifies its capital shares, effects a share split, merger, consolidation or otherwise changes its capital structure or if Civeo sells, transfers, exchanges or otherwise disposes of all or substantially all of the assets of Civeo or engages in any similar corporate transaction or event (a “Corporate Transaction”), the Compensation Committee has discretion to take any or all of the following actions, if it determines that such action is appropriate to prevent dilution or enlargement of the benefits or potential benefits to be made available under the Amended EPP or with respect to an award previously made under the Amended EPP: (a) adjust the number and kind of common shares (or other securities or property) with respect to which awards may be made under the Amended EPP, adjust the limits on the number of common shares issuable under the Amended EPP, and/or adjust the award limits applicable to grants of awards to individuals; (b) adjust the number and kind of common shares subject to outstanding awards, and/or (c) adjust the grant or exercise price with respect to any option, SAR, performance award, dividend equivalent or share payment.
If any Corporate Transaction results in common shares being exchanged for or converted into cash, securities (including securities of another corporation) or other property, the Compensation Committee may terminate the Amended EPP as of the date of such transaction and all awards will be deemed surrendered by the holder in consideration of the receipt of such cash, securities or other property, net of any exercise price.
In the event of any Corporate Transaction or any unusual or nonrecurring transactions or events affecting Civeo, any of its affiliates, or the financial statements of Civeo or any of its affiliates, or any changes in applicable laws, regulations or accounting principles, the Compensation Committee has discretion to take any or all of the following actions, in its discretion and on terms and conditions it deems appropriate, if it determines that such action is appropriate to prevent dilution or enlargement of the benefits or potential benefits to be made available under the Amended EPP or with respect to an award previously made under the Amended EPP: (i) provide automatically, or on the optionee’s or grantee’s request, for the purchase of any such award for an amount of cash that could have been attained upon the exercise of such award or realization of the optionee’s or grantee’s rights thereunder had the award been currently exercisable or payable, or the replacement of the award with other rights or property selected by the Compensation Committee in its discretion; (ii) provide either in the terms of an award or by action taken prior to such transaction or event, that it cannot be exercised after such transaction or event; (iii) provide either in the terms of an award or by action taken prior to such transaction or event, that for a specified period of time prior to such transaction or event, the award will be exercisable as to all shares covered thereby notwithstanding anything to the contrary in the award agreement or the Amended EPP; (iv) provide either in the terms of an award or by action taken prior to such transaction or event, that upon such transaction or event, such award will be assumed by the successor corporation or parent or subsidiary thereof or will be substituted by similar options, rights or awards covering shares of the successor corporation or parent or subsidiary thereof, with

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appropriate adjustments to the number and kind of shares and prices; (v) adjust the number and type of common shares subject to outstanding awards and the terms and conditions of future awards; (vi) provide either in the terms of an award of restricted share or restricted share units or by action taken prior to such transaction or event, that for a specified period of time prior to such event, the restrictions imposed on such an award or on some or all restricted shares or restricted share units may be terminated; and (vii) make adjustments to applicable performance objectives of any outstanding award.
Notwithstanding any of the powers described above, except to the extent that an award agreement specifies to the contrary, in the event of a change of control (as defined by the Amended EPP) of Civeo, all outstanding awards that are not assumed by the surviving entity in connection with the change of control will automatically become fully vested immediately prior to such change of control (or such earlier time as set by the Compensation Committee), and all restrictions, if any, applicable to such awards will lapse. Performance awards will vest based on actual results through the date of such change of control.
Amendment and Termination of the Amended EPP
The board of directors or the Compensation Committee may amend, suspend or terminate the Amended EPP at any time, except that they may not change any award previously granted under the Amended EPP in a manner that would materially alter or impair the rights of an optionee or grantee without the optionee’s or grantee’s consent (unless the award agreement specifies otherwise). Further, the Compensation Committee may not, without approval of Civeo’s shareholders (but subject to the Compensation Committee’s right to make adjustments in the event of changes in the outstanding common shares by reason of share dividends, share splits, recapitalizations, reorganizations, mergers, and certain other changes in capitalization), amend the Amended EPP to increase the maximum aggregate number of common shares issuable under the Amended EPP or reduce the exercise price of an option or SAR or take action that would otherwise require shareholder approval as a matter of applicable law, regulation or rule.
No awards may be granted after the Amended EPP has terminated or while the Amended EPP is suspended. No incentive option may be granted under the Amended EPP after May 5, 2024.
U.S. Income Tax Considerations
The following is a brief summary of the federal income tax aspects of awards that may be made under the Amended EPP based on existing U.S. federal income tax laws. This summary is general in nature and does not address issues related to the tax circumstances of any particular participant. This summary is not complete and does not attempt to describe any state, local or non-U.S. tax consequences.
Options. The grant of an option is not a taxable event. In general, a participant who receives an option that does not qualify as an “incentive stock option” under Section 422 of the Code will realize ordinary income at the time the option is exercised equal to the difference between the then value of the shares acquired by the exercise of the option over the option exercise price paid for the shares, and we will be entitled to a corresponding deduction, subject to the deduction limitations under Section 162(m) of the Code. The participant’s tax basis for the shares will be equal to the value of the shares on the date ordinary income is realized and the participant’s tax holding period for the shares will begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.
If a participant receives an option that qualifies as an “incentive stock option” under Section 422 of the Code, the participant will not realize income at the time the option is exercised (although the difference between the value of the shares and the exercise price will be taken into account as income for alternative income tax purposes), but will realize taxable income when the option shares are subsequently sold. If the participant sells the option shares more than two years after the date the option is granted and more than one year after the date the option is exercised, any gain or loss realized on the sale will be long-term capital gain or loss, and we will not be entitled to a deduction. If the participant sells the option shares before the end of either of those periods, any gain realized on the sale will be taxable as ordinary income to the extent of the difference between the value of the shares on the date the option was exercised and the exercise price paid for the shares, and any remaining gain will be capital gain. In general, we will be entitled to a deduction only if and to the extent ordinary income is realized by the participant upon the sale of the option shares, subject to the deduction limitations under Section 162(m) of the Code.
SARs. The grant of a SAR will not result in any immediate tax consequence to us or to the participant. Generally, the participant will realize ordinary income upon the exercise of a SAR, equal to the value of the shares or the cash payment issued or made in settlement of the award, and we will be entitled to a corresponding deduction, subject to the deduction limitations under Section 162(m) of the Code.
Restricted Shares, Restricted Share Units and Share Payments. In general, a participant who receives restricted shares, restricted share units or share payments under the Amended EPP will realize ordinary income at the time the award becomes vested or the participant receives vested shares in settlement of the award in an amount equal to the then fair market value of the shares, and we will be entitled to a corresponding deduction (subject to the deduction limitations under Section 162(m) of the Code). The participant’s tax basis in the shares will generally be equal to the value of the shares on the date that ordinary income is realized, and the participant’s tax holding period for the shares will generally begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.

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Tax Deductibility Limitation. Section 162(m) of the Code provides that certain compensation received in any year by a “covered employee” in excess of $1,000,000 is non-deductible by us for federal income tax purposes. The Committee expects that it will award compensation that is or may become non-deductible, and expects to consider whether it believes such grants are in our best interest, balancing tax efficiency with long-term strategic objectives.
Section 409A. Section 409A of the Code generally provides that any deferred compensation arrangement must satisfy specific requirements, both in operation and in form, regarding (1) the timing of payment, (2) the election of deferrals, and (3) restrictions on the acceleration of payment. Failure to comply with Section 409A of the Code may result in the early taxation (plus interest) to the participant of deferred compensation and the imposition of a 20% penalty on the participant on such deferred amounts included in the participant’s income. We intend to structure awards under the Amended EPP in a manner that is designed to be exempt from or comply with Section 409A of the Code, but cannot guarantee such treatment.
Change of Control. The acceleration of the exercisability or the vesting of a grant or award upon the occurrence of a change of control may result in an “excess parachute payment” within the meaning of Section 280G of the Code. A “parachute payment” occurs when an employee receives payments contingent upon a change of control that exceed an amount equal to three times his or her “base amount.” The term “base amount” generally means the average annual compensation paid to such employee during the five-year period preceding the change of control. An “excess parachute payment” is the excess of all parachute payments made to the employee on account of a change of control over the employee’s base amount. If any amount received by an employee is characterized as an excess parachute payment, the employee is subject to a 20% excise tax on the amount of the excess, and we are denied a deduction with respect to such excess payment.
Existing Plan Benefits
Future awards under the Amended EPP will be made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated under the Amended EPP are not determinable and it is not possible to predict the benefits or amount that will be received by, or allocated to, particular individuals or groups of employees. Please see the Grants of Plan-Based Awards Table on page 51 for information on awards granted in 2022 under the EPP to certain of the Company’s executive officers. No options or SARs have been granted under the EPP since its adoption in 2014.
Equity Compensation Plan Information
The following table sets forth information regarding our equity compensation plans as of December 31, 2022, without regard to the additional share requested under this proposal.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders	268,476	$229.52	722,250
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	268,476	$229.52	722,250
(1) Represents 1,530 outstanding options and 266,946 outstanding awards of performance shares (at target performance), restricted stock and deferred shares units.
(2) Represents the weighted average exercise price of $229.52 outstanding options. The outstanding awards of performance share awards, restricted stock units and deferred share units do not have an exercise price associated with the awards.
Securities Registration
We intend to register the additional 637,000 available for issuance under the Amended EPP under a Registration Statement on Form S-8 to be filed with the SEC following approval of the Amended EPP by our shareholders.

Our directors have an interest in and may benefit from the adoption of this proposal because they are eligible to receive awards under the EPP.
Civeo’s board of directors recommends that you vote “FOR” the EPP Proposal. The persons named in the accompanying proxy intend to vote such proxy FOR the approval of this proposal, unless a contrary choice or abstention is set forth therein or unless such proxy is subject to a broker non-vote with respect to this proposal.

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Audit Matters

PROPOSAL 4 Ratification of Auditors

The Audit Committee is directly responsible for the appointment, compensation (including approval of the audit fees), retention and oversight of the independent registered public accounting firm that audits our financial statements and our internal control over financial reporting. The Audit Committee has appointed E&Y to audit the consolidated financial statements of Civeo for the year ending December 31, 2023 and the internal control over financial reporting of Civeo at December 31, 2023. E&Y has audited Civeo’s, or its predecessor’s, as applicable, consolidated financial statements beginning with the year ended December 31, 2010 through the year ended December 31, 2022. Our board of directors is asking shareholders to ratify the appointment of E&Y as Civeo’s auditors for the year ending December 31, 2023 and until the next annual general meeting of shareholders and to authorize the directors, acting through the Audit Committee, to determine the remuneration to be paid to E&Y for 2023. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to appoint another independent registered public accounting firm for 2024. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year.
Representatives of E&Y are expected to be present at the annual general meeting and will be offered the opportunity to make a statement if such representatives desire to do so. The representatives of E&Y will also be available to answer appropriate questions and discuss matters pertaining to the Reports of Independent Registered Public Accounting Firm contained in the financial statements in the Annual Report on Form 10-K filed with the SEC on February 28, 2023.
The Audit Committee engages in an annual evaluation of the independent auditor’s qualifications, performance and independence and periodically considers the advisability and potential impact of selecting a different independent registered public accounting firm. In accordance with SEC rules and E&Y’s policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to us. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. We select Civeo’s lead audit partner pursuant to this rotation policy following meetings between the Chair of the Audit Committee and candidates for that role, as well as discussion by the full Committee and with management. The members of the Audit Committee believe that the continued retention of E&Y to serve as Civeo’s independent registered public accounting firm is in the best interests of Civeo and its shareholders.

The board of directors recommends that shareholders vote “FOR” the ratification of the appointment of E&Y as Civeo’s independent registered public accounting firm for the year ending December 31, 2023 and until the next annual general meeting of shareholders and the authorization of the directors of Civeo, acting through the Audit Committee, to determine the remuneration to be paid to E&Y for 2023. The persons named in the accompanying proxy intend to vote such proxy in favor of this proposal, unless authority to vote for this proposal is withheld.

Audit Fee Disclosure
The following table shows the aggregate fees billed by and paid to E&Y for 2022 and 2021 (in thousands):

	2022	2021
Audit Fees	$1,708	$1,650
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	5	5
Total	$1,713	$1,655

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Audit Matters
Audit Fees
Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements, audits of subsidiaries, statutory audits of subsidiaries required by governmental or regulatory bodies, attestation services required by statute or regulation, comfort letters, consents, assistance with and review of documents filed with the SEC, work performed by tax professionals in connection with the audit and quarterly reviews, and accounting and financial reporting consultations and research work necessary to comply with accounting consultations billed as audit services and the standards of the Public Company Accounting Oversight Board (the “PCAOB”).
Audit-Related Fees
Fees for audit-related services are fees paid for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements not reported above under “Audit Fees” and principally include due diligence in connection with acquisitions, accounting consultations and audits in connections with acquisitions, and internal control reviews.
Tax Fees
Tax fees include professional services provided for tax compliance, tax advice and tax planning, except those rendered in connection with the audit.
All Other Fees
All other fees include fees for access to an accounting research tool.
Pre-Approval Policy
The charter of the Audit Committee provides that the Audit Committee is responsible for the pre-approval of all auditing services and permitted non-audit services to be performed for Civeo by the independent auditors in order to ensure that the provision of such services does not impair the independent auditor’s independence. The Audit Committee adopted the Audit Committee Pre-Approval Policy, effective as of May 5, 2014, pursuant to which the Audit Committee has granted general pre-approval of the specified audit, audit-related, tax and other services. The pre-approval policy provides that the Audit Committee must be promptly informed of the provision of any pre-approved services. Services to be provided by the independent auditor that have not received general pre-approval as set forth in the pre-approval policy require specific pre-approval by the Audit Committee and must be submitted to the Audit Committee by the Chief Financial Officer or the Vice President, Controller. Any such submission must include a statement as to whether, in such officer’s view, the request or application is consistent with maintaining the independence of the independent auditor in accordance with the SEC’s rules on auditor independence. The Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by our independent auditors. All services rendered by E&Y in 2022 and 2021 were pre-approved in accordance with our pre-approval policy. None of the services related to the Audit-Related Fees, Tax Fees or All Other Fees described above were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC. Civeo has a policy that the hiring of any alumni of Civeo’s independent accounting firm must be pre-approved by either the Chief Financial Officer or the Vice President, Controller to ensure compliance with independence regulations.
Audit Committee Report
The board of directors appointed the undersigned independent directors as members of the Audit Committee and adopted a written charter setting forth the procedures and responsibilities of the committee. Responsibilities of the Audit Committee include overseeing the integrity of Civeo's financial statements and effectiveness of internal control over financial reporting, as well as overseeing risks related to the financial reporting process, regulatory compliance, litigation and cybersecurity, among other things. Each year, the Audit Committee reviews the charter and reports to the board of directors on its adequacy in light of applicable NYSE rules. In addition, Civeo furnishes an annual written affirmation to the NYSE relating to Audit Committee membership, the independence and financial expertise of the Audit Committee members and the adequacy of the committee charter.

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Audit Matters
During 2022, and earlier in 2023 in preparation for the filing with the SEC of Civeo’s Annual Report on Form 10-K for the year ended December 31, 2022, the Audit Committee:
•reviewed and discussed (1) the audited annual financial statements and quarterly financial statements, (2) related periodic reports filed with the SEC and (3) quarterly earnings press releases with management and E&Y;
•reviewed the overall scope and plans for the audit and the results of E&Y’s examinations;
•met with management periodically during the year to consider the adequacy of Civeo’s internal controls, including Civeo’s internal control over financial reporting and the quality of its financial reporting, and discussed these matters with E&Y and with appropriate Company financial and compliance personnel;
•discussed with Civeo’s senior management and E&Y the process used for Civeo’s Chief Executive Officer and Chief Financial Officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the Form 10-K and other periodic filings with the SEC;
•received the written disclosures and the letter from E&Y required by applicable requirements of the PCAOB regarding E&Y’s communications with the Audit Committee concerning independence;
•reviewed and discussed with E&Y (1) their judgments as to the quality (and not just the acceptability) of Civeo’s accounting policies, (2) the written communication required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, (3) the independent registered public accounting firm’s independence, (4) the matters required to be discussed by the PCAOB and the SEC, and (5) any issues deemed significant by E&Y, including critical audit matters addressed during the audit;
•based on these reviews and discussions, as well as private discussions with E&Y and Civeo’s internal auditor, recommended to the board of directors the inclusion of the audited financial statements of Civeo and its subsidiaries in the Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC; and
•determined that the non-audit services provided to Civeo by E&Y (discussed above under the "Audit Fee Disclosure"), are compatible with maintaining the independence of the independent auditors. The Audit Committee’s pre-approval policies and procedures are discussed above under the Pre-Approval Policy.
Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee charter, the charter clarifies that it is not the duty of the Audit Committee to plan or conduct audits or to determine that Civeo’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for Civeo’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent registered public accounting firm is responsible for expressing an opinion on those financial statements. Audit Committee members are not employees of Civeo or accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, that Civeo’s internal control over financial reporting was effective as of December 31, 2022 and on the representations of the independent auditors included in their report on Civeo’s financial statements.
The Audit Committee met regularly with management, E&Y and the internal auditors, including private discussions with E&Y and Civeo’s internal auditors, and received the communications described above. The Audit Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by Civeo regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by Civeo’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and E&Y do not assure that Civeo’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of Civeo’s financial statements has been carried out in accordance with generally accepted auditing standards.
The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that Civeo specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.
Respectfully submitted,
Constance B. Moore, Chair
C. Ronald Blankenship
Jay K. Grewal
Charles Szalkowski

2023 Proxy Statement	69

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires Civeo’s officers, directors and persons who own more than 10% of Civeo’s outstanding common shares (collectively, “Section 16 Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of Civeo’s common shares and other equity securities. Section 16 Reporting Persons are required by SEC regulations to furnish Civeo with copies of all Section 16(a) reports they file.

Based solely on information provided to the Company by individual directors and executive officers, the Company believes that, during fiscal year ended December 31, 2022, all filing requirements applicable to directors and executive officers have been complied with in a timely manner, except that Barclay Brewer, Bradley Dodson, Peter McCann, Allan Schoening and Carolyn Stone each filed two Form 4s late with respect to the vesting of certain performance shares and phantom shares. The phantom shares were payable in cash.

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Security Ownership of Management and Certain Beneficial Owners
The following table sets forth information known to Civeo with respect to the beneficial ownership of Civeo’s shares as of March 20, 2023 by:
•each shareholder known by Civeo to own more than 5% of Civeo’s outstanding shares;
•each of Civeo’s current directors;
•each of Civeo’s named executive officers; and
•all of Civeo’s current directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unvested performance awards for Civeo's executive officers are not included in this table.
To our knowledge, except as indicated in the footnotes to this table or as provided by applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares indicated.

	Beneficial Ownership
Name and Address of Beneficial Owners(1)	Common Shares	Percentage(2)
Horizon Kinetics LLC(3) 470 Park Avenue South, 4th Floor South New York, NY 10016	3,870,376	25.7%
Lance Torgerson(4) 9657 45 Avenue NW Edmonton, Alberta T6E 5Z8	1,379,292	9.1%
FMR LLC(5) 245 Summer Street Boston, MA 02210	1,154,652	7.7%
Conversant GP Holdings L.L.C.(6) 25 Deforest Ave Summit, NJ 07901	830,055	5.5%
Prescott Group Capital Management L.L.C.(7) 1924 South Utica, Suite 1120 Tulsa, OK 74104	784,988	5.2%
Richard A. Navarre	43,160	*
Bradley J. Dodson	190,119	1.3%
Carolyn J. Stone	34,512	*
Peter L. McCann	39,738	*
Allan D. Schoening	13,421	*
C. Ronald Blankenship	33,803	*
Jay K. Grewal	10,489	*
Martin A. Lambert	49,159	*
Michael Montelongo	10,489	*
Constance B. Moore	29,340	*
Charles Szalkowski	33,844	*
Timothy O. Wall	25,861	*
All current directors and executive officers as a group (12 persons)	513,935	3.4%
*Less than one percent.
(1)Unless otherwise indicated, the address of each beneficial owner is c/o Civeo Corporation, Three Allen Center, 333 Clay Street, Suite 4980, Houston, Texas 77002.
(2)Based on total shares outstanding of 15,086,701 as of March 20, 2023 and the number of shares that could be issued upon the exercise of outstanding options held by a person that are currently exercisable.

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Security Ownership of Management and Certain Beneficial Owners
(3)Based on a Schedule 13G/A filed pursuant to the Exchange Act on January 30, 2023, Horizon Kinetics Asset Management LLC has beneficial ownership of 3,870,376 shares and sole voting and dispositive power over those shares.
(4)Based on a Schedule 13D/A filed pursuant to the Exchange Act on February 10, 2023, Torlowna Investments Ltd. may be deemed to have shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of an aggregate of 1,219,188 shares held directly by Torlowna Investments Ltd. Lance Torgerson may be deemed to have shared power to vote or to direct the vote and shared power to dispose or to direct disposition of an aggregate of 1,379,292 shares held directly by Lance Torgerson. 989677 Alberta Ltd. may be deemed to have shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of an aggregate of 160,104 shares held directly by 989677 Alberta Ltd. As direct owner of all of the voting shares of 989677 Alberta Ltd., Svenco Investments Ltd. may be deemed to have shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of an aggregate of 160,104 shares held directly by 989677 Alberta Ltd. As one of three cotrustees of Torlowna Investments Ltd, Lance Torgerson may be deemed to have shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of an aggregate of 1,219,188 shares held by Torlowna Investments Ltd. As sole director and indirect beneficial owner of all of the voting shares of 989677 Alberta Ltd., Lance Torgerson may be deemed to have shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of an aggregate of 160,104 shares held directly by 989677 Alberta Ltd. As one of three co-trustees of Torlowna Investments Ltd., Tammy Torgerson may be deemed to have shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of an aggregate of 1,219,188 shares held directly by Torlowna Investments Ltd.. As the spouse of Lance Torgerson, who is sole director and indirect beneficial owner of all of the voting shares of 989677 Alberta Ltd., Tammy Torgerson may be deemed to have shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of an aggregate of 160,104 shares held directly by 989677 Alberta Ltd. Tammy Torgerson disclaims beneficial ownership, voting power, and power to dispose of the 160,104 shares held directly by 989677 Alberta Ltd. and indirectly by her spouse, Lance Torgerson.
(5)Based on a Schedule 13G/A filed pursuant to the Exchange Act on February 9, 2023, FMR LLC has beneficial ownership of 1,154,652 shares, the sole power to vote or direct the vote of 775,355 shares, and the sole power to dispose or direct the disposition of 1,154,652 shares. The Schedule 13G/A identifies FMR LLC as a parent holding company and identifies the relevant subsidiary of FMR LLC beneficially owning the shares being reported in the Schedule 13G/A as FMR Co., Inc. The Schedule 13G/A further reports: (i) FMR Co., Inc. is the beneficial owner of 5% or greater of our common shares outstanding; (ii) Abigail P. Johnson is a Director, Chairman and Chief Executive Officer of FMR LLC; (iii) members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of the voting equity of FMR LLC; (iv) the Johnson family group and other equity owners of FMR LLC have entered into a voting agreement; (v) through their ownership of voting equity and the execution of the voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, as amended (the “Investment Company Act”), to form a controlling group with respect to FMR LLC; (vi) neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ boards of trustees; and (vii) Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ boards of trustees. The Schedule 13G/A does not reflect shares, if any, beneficially owned by certain subsidiaries, affiliates or other companies whose beneficial ownership of shares is disaggregated from that of FMR LLC in accordance with SEC Release No. 34-39538 (January 12, 1998).
(6)Based on a Schedule 13G filed pursuant to the Exchange Act on February 10, 2023, Conversant Opportunity Master Fund LP ("Opportunity Master"), Conversant GP Holdings LLC ("Conversant GP"), Conversant Capital LLC ("Conversant Capital"), and Mr. Michael Simanovsky, the sole managing member of Conversant GP and Conversant Capital, have beneficial ownership of 830,055 shares. Conversant GP serves as the general partner and Conversant Capital serves as the investment manager to the Opportunity Master. As the sole managing member of the Opportunity Master, Mr. Simanovsky may direct the vote and disposition of the 830,055 shares held by the Master Opportunity.
(7)Based on a Schedule 13G filed pursuant to the Exchange Act on February 7, 2023, Prescott Group Capital Management L.L.C. ("Prescott Capital"), Prescott Group Aggressive Small Cap, L.P. ("Prescott Small Cap"), Prescott Group Aggressive Small Cap II, L.P. (together with Prescott Small Cap, the "Small Cap Funds"), Prescott Group Aggressive Small Cap Master Fund, G.P. ("Master Fund"), and Mr. Phil Frohlich, the principal of Prescott Capital, have beneficial ownership of 784,988 shares. Prescott Capital serves as the general partner and investment manager of the Small Cap Funds and may direct the Small Cap Funds, the general partners of the Master Fund, to direct the vote and disposition of the 784,988 shares held by the Master Fund. As the principal of Prescott Capital, Mr. Frolich may direct the vote and disposition of the 784,988 shares held by the Master Fund.

72

Additional Information
General Information about the Annual General Meeting
The following questions and answers are intended to address briefly some commonly asked questions regarding the annual general meeting. These questions and answers may not address all questions that may be important to you. Please refer to the more detailed information contained elsewhere in this proxy statement and its appendices for more information.
Q: Why am I receiving this proxy statement?
A: During the annual general meeting, you will be asked to vote on several proposals, including:
•the election of three persons as Class III members of Civeo’s board of directors: Bradley J. Dodson, Jay K. Grewal and Timothy O. Wall;
•the approval, on an advisory basis, of the compensation of Civeo’s named executive officers;
•the approval of an amendment to the EPP to increase the number of shares available for issuance thereunder by 637,000 shares, subject to adjustment in accordance with the terms of the EPP;
•the ratification of the appointment of Ernst & Young LLP as Civeo’s independent registered public accounting firm for the year ending December 31, 2023 and until the next annual general meeting of shareholders and the authorization of the directors, acting through the Audit Committee, to determine the remuneration to be paid to Ernst & Young LLP for 2023; and
•the conduct of any other business as may properly come before Civeo’s annual general meeting or any adjournment or postponement thereof.
The board of directors knows of no matters, other than those stated in this proxy statement, to be presented for consideration at the annual general meeting.
We encourage you to read this proxy statement carefully, as it contains important information about these proposals and the annual general meeting.
Your vote is important and we encourage you to vote as soon as possible. Even if you plan to attend the annual general meeting, we recommend that you vote your shares prior to the meeting so that your vote will be counted if you later decide not to attend.
Q: What vote of shareholders is required to approve the proposals at the annual general meeting?
A: For the Director Proposal and the Auditor Proposal, you may vote either “FOR” or “WITHHOLD.” A plurality of the votes cast by shareholders at the meeting is required to approve the Director Proposal and the Auditor Proposal. Votes cast with respect to the Director Proposal and the Auditor Proposal include only those votes cast “FOR” the proposal, and a vote marked “WITHHOLD” with respect to the proposal will not be voted and will not count for or against the proposal. Cumulative voting is not permitted in the election of directors. In accordance with our corporate governance guidelines, however, any director who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election is required to tender his or her resignation for consideration by the Environmental, Social, Governance and Nominating Committee following certification of the shareholder vote. For more information, please read “Management-Director Resignation Policy.”
For the Say-on-Pay Proposal and the EPP Proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. To approve the Say-on-Pay Proposal and the EPP Proposal, the votes cast in favor of the proposal must exceed the votes cast against the proposal.
Q: What vote does the board of directors recommend?
A: The board of directors recommends shareholders of Civeo vote “FOR” each of the director nominees named in the Director Proposal, the Say-on-Pay Proposal, the EPP Proposal and the Auditor Proposal.
Q: When and where will the annual general meeting be held?
A: The annual general meeting will be held at the Baldwin Hotel, 400 Dallas Street, Houston, Texas 77002 on May 17, 2023 at 9:00 a.m., local time. For directions to be able to attend the meeting, please review the information included in the notice or contact our Corporate Secretary at Civeo Corporation, Three Allen Center, 333 Clay Street, Suite 4980, Houston, TX 77002.
Q: Do I need to bring documentation to attend the meeting?
A: Yes. Shareholders of record attending the annual general meeting should be prepared to present government-issued photo identification for admission. Shareholders owning Civeo common shares through a broker, bank or other nominee should be prepared to present government-issued photo identification and evidence of share ownership as of March 20, 2023, such as an account statement, voting instructions card issued by the broker, bank or other nominee for admission into the annual general meeting. Check-in at the annual general meeting will begin at 8:30 a.m., and you should plan to allow ample time for check-in procedures. Seating at the annual general meeting is limited and admission is on a first-come, first-served basis. Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the annual general meeting.

2023 Proxy Statement	73

Additional Information
Q: How can I appoint my proxy?
A: Shareholders who wish to appoint a third party proxyholder to represent them at the meeting must submit their proxy or voting instruction form (if applicable) prior to registering their proxyholder. Registering your proxyholder is an additional step once you have submitted your proxy or voting instruction form. Failure to register the proxyholder will result in the proxyholder not receiving a control number to participate in the meeting. To register a proxyholder, shareholders MUST write in the appointee's name on the proxy card enclosed in your packet and return via US mail using the enclosed envelope.
The proxy must be received by Broadridge no later than May 16, 2023 at 11:59 p.m., Eastern Time. If a shareholder who has submitted a proxy attends the meeting and has accepted the terms and conditions when entering the meeting, any votes cast by such shareholder on a ballot will be counted and the submitted proxy will be disregarded.
Q: Who is entitled to vote during the annual general meeting?
A: We have fixed March 20, 2023 as the record date for the annual general meeting. Civeo has one outstanding class of common shares that entitles holders to vote at meetings of Civeo’s shareholders. If you were a shareholder of Civeo as of the close of business, U.S. Eastern Time, on such date, you are entitled to vote on matters that come before the annual general meeting.
Q: How many votes do I have?
A: You are entitled to one vote for each share you owned as of the close of business, U.S. Eastern Time, on the record date. As of the close of business on the record date, there were approximately 15,086,701 Civeo common shares outstanding.
Q: How do I vote?
A: If you are a registered shareholder of Civeo as of the close of business, U.S. Eastern Time, on March 20, 2023, the record date for the annual general meeting, you may vote in person by attending the annual general meeting or, to ensure your shares are represented at the annual general meeting, you may authorize a proxy to vote by:
•accessing the Internet website specified on your proxy card;
•calling the toll-free number specified on your proxy card; or
•signing and returning your proxy card in the postage-paid envelope provided.
A proxy card is being sent with this proxy statement to each shareholder of record as of the record date for the annual general meeting.
If you hold shares in “street name” through a stock brokerage account or through a bank or other nominee, please follow the voting instructions provided by your broker, bank or other nominee to ensure that your shares are represented at the annual general meeting.
Q: If my shares are held in “street name” by my nominee, when will my nominee vote shares for me?
A: For the annual general meeting, if your shares are held by a bank, broker or other nominee of record, you are considered the beneficial owner of those shares, but not the record holder. This means that you vote by providing instructions to your broker rather than directly to Civeo. Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion, but are not permitted to vote on certain proposals and may elect not vote on any of the proposals unless you provide voting instructions. If you do not provide voting instructions and the broker elects to vote your shares on some but not all matters, it will result in a “broker non-vote” for the matters on which the broker does not vote and your shares will not be voted on those matters and will have no effect on the outcome of these votes. Your nominee can give you directions on how to instruct the voting of your shares. We encourage you to instruct your nominee how to vote your shares.
Q: Are shareholders able to exercise appraisal rights?
A: Appraisal rights are not available to shareholders in connection with any of the proposals.
Q: Can I change my vote after I grant my proxy?
A: Yes. You can change your vote at any time before your proxy is voted at the annual general meeting. In addition to revocation in any other manner permitted by law, you can revoke your proxy in one of the following ways:
•filing a written revocation with the Secretary prior to the voting of such proxy;
•giving a duly executed proxy bearing a later date; or
•attending the annual general meeting and voting in person.
Your attendance during the annual general meeting will not itself revoke your proxy.
If you have instructed a broker to vote your shares, you must follow the procedure provided by your broker to change those instructions.

74

Additional Information
Q: What will happen if I fail to vote or I abstain from voting?
A: Under applicable local law, if you are a shareholder of Civeo and (1) are present in person or by proxy at the annual general meeting and mark your proxy or voting instructions to abstain, (2) are not present in person or by proxy at the annual general meeting and do not respond by proxy or (3) fail to instruct your broker, bank or other nominee to vote, this will have no effect on the Say-on-Pay Proposal or the EPP Proposal.
If you are a shareholder of Civeo and are present in person or by proxy at the annual general meeting and mark your proxy or voting instructions to withhold, this will have the effect of a vote withheld from the Director Proposal. If you are a shareholder of Civeo and are present in person or by proxy at the annual general meeting and mark your proxy or voting instructions to withhold, this will have no effect on the Auditor Proposal. If you are a shareholder of Civeo and are not present in person at the annual general meeting and do not respond by proxy, this will have no effect on the Director Proposal or the Auditor Proposal.
Q: What will happen if I return my proxy card without indicating how to vote?
A: If you are a holder of record of shares of Civeo and sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Civeo represented by your proxy will be voted as recommended by the Civeo board of directors with respect to that proposal.
Q: What is the quorum requirement for the annual general meeting?
A: The presence of shareholders, in person or by proxy, holding at least a majority of the outstanding common shares, will be required to establish a quorum. The shareholders present in person or by proxy at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. Abstentions, withheld votes and broker non-votes will be counted as present for purposes of determining whether there is a quorum.
Q: Who is soliciting my proxy?
A: Proxies are being solicited by our board of directors for use at the annual general meeting and any adjournment or postponement thereof.
Q: Who is paying for the cost of this proxy solicitation?
A: We are paying the costs of soliciting proxies. Upon request, we will reimburse brokers, banks, trusts and other nominees for reasonable expenses incurred by them in forwarding the proxy materials to beneficial owners of our shares.
In addition to soliciting proxies by mail, our board of directors, our officers and employees, or our transfer agent, may solicit proxies on our behalf by telephone and we have engaged a proxy solicitor to solicit proxies on our behalf by telephone and by other means. We expect the cost of Okapi Partners LLC, our proxy solicitor, to be approximately $9,000. Broadridge will serve as the inspector of election for the annual general meeting.
Internet Availability of Proxy Materials
We are furnishing proxy materials to some of our shareholders via the Internet by mailing a Notice of Internet Availability of Proxy Materials, instead of mailing or e-mailing copies of those materials. The Notice of Internet Availability of Proxy Materials directs shareholders to a website where they can access our proxy materials, including our proxy statement and our annual report, and view instructions on how to vote via the Internet, mobile device, or by telephone. If you received a Notice of Internet Availability of Proxy Materials and would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials via e-mail, you will continue to receive access to those materials electronically unless you elect otherwise. We encourage you to register to receive all future shareholder communications electronically, instead of in print. This means that access to the annual report, proxy statement, and other correspondence will be delivered to you via e-mail.

2023 Proxy Statement	75

Additional Information
Future Shareholder Proposals
To be included in the proxy materials for the 2024 annual general meeting of shareholders under SEC Rule 14a-8, shareholder proposals that are submitted for presentation at that annual general meeting and are otherwise eligible for inclusion in the proxy statement must be received by us no later than December 2, 2023.
Our articles provide the manner in which shareholders may give notice of business and director nominations to be brought before an annual general meeting. In order for an item to be properly brought before the meeting by a shareholder, the shareholder must be a holder of record at the time of the giving of notice, must be entitled to vote at the annual general meeting and must comply with the procedures set forth in our articles. The item to be brought before the meeting must be a proper subject for shareholder action (in the case of business other than nominations), and the shareholder must have given timely advance written notice of the item. For notice to be timely, it must be delivered to the Civeo corporate secretary at the principal executive offices of Civeo not later than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual general meeting. Accordingly, for the 2024 annual general meeting of shareholders, notice will have to be delivered to us no later than January 18, 2024. If, however, the date of the annual general meeting is more than 30 calendar days before or more than 30 calendar days after the anniversary date, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of (A) the 120th calendar day prior to the annual general meeting or (B) the 10th calendar day following the calendar day on which public announcement of the date of the meeting is first made by Civeo. The notice must set forth the information required by the provisions of our articles dealing with business other than nominations and nominations of directors (which includes information required by Rule 14a-19). All notices should be directed to our Corporate Secretary, Civeo Corporation, Three Allen Center, 333 Clay Street, Suite 4980, Houston, Texas 77002. Under current SEC rules, we are not required to include in our proxy statement any director nominated by a shareholder using this process.
Proxies granted in connection with that annual general meeting may confer discretionary authority to vote on any shareholder proposal if a shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under Exchange Act. It is suggested that proponents submit their proposals by certified mail, return receipt requested.
The advance notice provision deadlines set forth above are applicable other than pursuant to (i) a valid proposal made by or at the discretion or request of one or more “qualified stockholders” made pursuant to the provisions of the British Columbia Business Corporations Act; and (ii) a requisition of a meeting made pursuant to the provisions of the British Columbia Business Corporations Act.

76

Additional Information
Householding
The SEC permits a single copy of the Notice of Internet Availability or proxy statement and annual report to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.
As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will receive only one copy of the Notice of Internet Availability or proxy statement and annual report unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate Notice of Internet Availability or proxy statement and annual report in the future, or if any such beneficial shareholder that elected to continue to receive separate Notice of Internet Availability or proxy materials wishes to receive a single copy of the proxy statement and annual report in the future, that shareholder should contact their broker or send a request to our Corporate Secretary, Civeo Corporation, Three Allen Center, 333 Clay Street, Suite 4980, Houston, Texas 77002, (713) 510-2400.
We will deliver, without charge, promptly upon written or oral request to the Corporate Secretary at the contact information above, a separate copy of this proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

2023 Proxy Statement	77

Appendix A
Non-GAAP Reconciliations
The term Consolidated Adjusted Operating Cash Flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities adjusted to exclude and/or include certain other unusual or non-operating items. Adjustments to Consolidated Operating Cash Flow under the AICP also reflect one-time, unanticipated financial events incurred following approval of the respective year's budget, including unbudgeted variability in stock-based compensation expense, changes in foreign exchange rates and certain other unbudgeted cash flows (approved by the board of directors). Consolidated Adjusted Operating Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Consolidated Adjusted Operating Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Consolidated Adjusted Operating Cash Flow as a supplemental disclosure because its management believes that Consolidated Adjusted Operating Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Consolidated Adjusted Operating Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business. During 2022, Consolidated Adjusted Operating Cash Flow was also used as a financial metric under the AICP, given the Company's current focus on generating cash flow and reducing leverage.

The following table sets forth a reconciliation of Consolidated Adjusted Operating Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited) for the year ended December 31, 2022:

Net Cash Flows Provided by Operating Activities	$91,773
Unbudgeted changes in foreign exchange rates	5,510
Unbudgeted variability in stock-based compensation expense	3,243
Unbudgeted movements in working capital	18,252
Demobilization costs deferred into future years	(11,000)
Consolidated Adjusted Operating Cash Flow	$107,778

The term EBITDA is a non-GAAP financial measure that is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The terms Adjusted EBITDA and AICP EBITDA are non-GAAP financial measures that are defined as EBITDA adjusted to exclude certain other unusual or non-operating items. Adjustments to EBITDA under the AICP also reflect one-time, unanticipated financial events incurred following approval of the respective year's budget, including unbudgeted variability in stock-based compensation expense, changes in foreign exchange rates and certain other unbudgeted costs (approved by the board of directors). The AICP adjustments to EBITDA in 2022 were consistent with past practices. EBITDA, Adjusted EBITDA and AICP EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA, Adjusted EBITDA and AICP EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA, Adjusted EBITDA and AICP EBITDA as supplemental disclosures because its management believes that EBITDA, Adjusted EBITDA and AICP EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing the Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA, Adjusted EBITDA and AICP EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

78

Appendix
The following table sets forth a reconciliation of EBITDA, Adjusted EBITDA and AICP EBITDA to net income (loss) attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	12 Months Ended December 31,
	2022	2021	2020
Net income (loss) attributable to Civeo Corporation	$3,997	$1,350	$(134,250)
Income tax provision (benefit)	4,402	3,376	(10,635)
Depreciation and amortization	87,214	83,101	96,547
Interest income	(39)	(2)	(20)
Loss on extinguishment of debt	—	416	383
Interest expense	11,474	12,964	16,687
EBITDA	107,048	101,205	(31,288)
Adjustments to EBITDA
Impairment of long-lived assets (1)	5,721	7,935	50,514
Impairment of goodwill (2)	—	—	93,606
Representations and warranties settlement (3)	—	—	(4,690)
Adjusted EBITDA	112,769	109,140	108,142
Representations and warranties settlement (3)	—	—	4,690
Unbudgeted changes in foreign exchange rates	5,510	(7,848)	1,689
Unbudgeted variability in stock-based compensation expense	3,950	1,997	(1,649)
Other (4)	(10,721)	(3,528)	428
AICP EBITDA	$111,508	$99,761	$113,300
(1)Relates to asset impairments recorded in 2022, 2021 and 2020. In the fourth quarter of 2022, we recorded a pre-tax loss related to the impairment of long-lived assets in our Australian segment of $3.8 million and a pre-tax loss related to the impairment of long-lived assets in our U.S. segment of $1.9 million, which is included in Impairment expense on the statements of operations.
In the second quarter of 2021, we recorded a pre-tax loss related to the impairment of long-lived assets in our Australian segment of $7.9 million, which is included in Impairment expense on the statements of operations.
In the first quarter of 2020, we recorded a pre-tax loss related to the impairment of long-lived assets in our Canadian segment of $38.1 million and a pre-tax loss related to the impairment of long-lived assets in our U.S. segment of $12.4 million, which is included in Impairment expense on the statements of operations.
(2)Relates to the impairment of goodwill recorded in 2020. In the first quarter of 2020, we recorded a $93.6 million pre-tax impairment which is related to our Canada reporting unit and is included in Impairment expense on the statements of operations.
(3)In the second quarter of 2020, we recorded $4.7 million of income associated with the settlement of a representations and warranties claim related to the Noralta acquisition, which is included in Other income on the unaudited statements of operations.
(4)Relates to certain other unbudgeted costs (approved by the board of directors). These included costs incurred with strategic consultations initiated by the board of directors ($0.4 million in 2020), unbudgeted proceeds from the Canadian Emergency Wage Subsidy program ($3.5 million in 2021) and demobilization costs that were deferred into future years ($10.7 million in 2022).
The term net leverage ratio is a non-GAAP financial measure that is defined as net debt divided by bank-adjusted EBITDA.
Net debt, bank-adjusted EBITDA and net leverage ratio are not financial measures under GAAP and should not be considered in isolation from or as a substitute for total debt, net income (loss) or cash flow measures prepared in accordance with GAAP or as a measure of profitability or liquidity. Additionally, net debt, bank-adjusted EBITDA and net leverage ratio may not be comparable to other similarly titled measures of other companies. Civeo has included net debt, bank-adjusted EBITDA and net leverage ratio as a supplemental disclosure because its management believes that this data provides useful information regarding the level of the Company’s indebtedness and its ability to service debt. Additionally, per Civeo’s credit agreement, the Company is required to maintain a net leverage ratio below 3.0x every quarter to remain in compliance with the credit agreement.

2023 Proxy Statement	79

Appendix
The following table sets forth a reconciliation of net debt, bank-adjusted EBITDA and net leverage ratio to the most directly comparable measures of financial performance calculated under GAAP (in thousands) (unaudited):

	As of December 31,
	2022	2021
Total debt	$132,037	$175,130
Less: Cash and cash equivalents	7,954	6,282
Net debt	$124,083	$168,848

EBITDA for the twelve months ended December 31, 2022 and 2021 (1)	$107,048	$101,205
Adjustments to EBITDA
Stock-based compensation	3,787	4,127
Impairment of long-lived assets	5,721	7,935
Interest income	39	2
Bank-adjusted EBITDA	$116,595	$113,269

Net leverage ratio (2)	1.1x	1.5x
(1) See above for reconciliation of EBITDA to net income (loss) attributable to Civeo Corporation.
(2) Calculated as net debt divided by bank-adjusted EBITDA.

80

Appendix
Appendix B
2014 Equity Participation Plan
of
Civeo Corporation
(Amended and Restated as of May 12, 2016)
Civeo Corporation, a Delaware corporation (“Civeo US”), adopted the 2014 Equity Participation Plan of Civeo Corporation (the “Plan”), effective May 30, 2014 (the “Effective Date”). In connection with a corporate reorganization, the Plan was amended and restated on July 17, 2015 to reflect that Civeo Corporation, a limited company organized under the laws of British Columbia, Canada, and formerly known as Civeo Canadian Holdings ULC (the “Company”), assumed all the responsibilities of Civeo US under the Plan and will make all future grants of Awards under the Plan. The Plan was amended and restated effective May 12, 2016 to make certain design changes and to increase the number of shares reserved under the Plan.
The purposes of the Plan are as follows:
(1)    To provide an additional incentive for Employees, Directors and consultants to further the growth, development and financial success of the Company by personally benefiting through the ownership of Company shares and/or rights which recognize such growth, development and financial success.
(2)    To enable the Company to obtain and retain the services of Employees, Directors and consultants considered essential to the long range success of the Company by offering them an opportunity to own shares in the Company and/or rights which will reflect the growth, development and financial success of the Company.
ARTICLE 1

DEFINITIONS
Wherever the following terms are used in the Plan they shall have the meaning specified below, unless the context clearly indicates otherwise.
1.1    Affiliate. “Affiliate” shall mean any entity that, directly or through one or more intermediaries, is controlled by the Company or controls the Company as determined by the Committee, provided that, in respect of any Option granted to a Canadian Grantee, an Affiliate shall only include a corporation that deals at non-arm’s length, within the meaning of the ITA, with the Company.
1.2    Award. “Award” shall mean, as the context requires, any or all of: Deferred Shares, Dividend Equivalents, Options, SARs, Performance Awards, Restricted Shares, or Share Payments.
1.3    Board. “Board” shall mean the Board of Directors of the Company.
1.4    Canadian Grantee. “Canadian Grantee” shall mean a Grantee, Optionee, or Restricted Shareholder, as the case may be, who is a resident of Canada for the purposes of the ITA, or who is granted an Award in respect of services performed in Canada for the Company or any of its Affiliates.
1.5    Change of Control. “Change of Control” shall mean any of the following:
(a)    any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company), acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; provided, however, that if the Company engages in a merger or consolidation in which the Company or surviving entity in such merger or consolidation becomes a subsidiary of another entity, then references to the Company’s then outstanding securities shall be deemed to refer to the outstanding securities of such parent entity;
(b)    a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) are directors of the Company as of the Effective Date, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least two-thirds of the Incumbent Directors at the time of such election or nomination, but Incumbent Director shall not include an individual whose election or nomination occurs as a result of either (1) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or (2) an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;
(c)    the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity (or if

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the surviving entity is or shall become a subsidiary of another entity, then such parent entity)) more than 50% of the combined voting power of the voting securities of the Company (or such surviving entity or parent entity, as the case may be) outstanding immediately after such merger or consolidation;
(d)    the shareholders of the Company approve a plan of complete liquidation of the Company; or
(e)    the sale or disposition (other than a pledge or similar encumbrance) by the Company of all or substantially all of the assets of the Company other than to a subsidiary or subsidiaries of the Company.
1.6    Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
1.7    Committee. “Committee” shall mean the Board or a subcommittee of the Board appointed as provided in Section 8.1.
1.8    Common Shares. “Common Shares” shall mean the common shares of the Company.
1.9    Company. “Company” shall mean Civeo Corporation, a limited company organized under the laws of British Columbia, Canada, and formerly known as Civeo Canadian Holdings ULC, formerly an unlimited liability company organized under the laws of British Columbia, Canada.
1.10    Deferred Share. “Deferred Share” means a contractual promise to distribute to a Grantee one Common Share or cash equal to the Fair Market Value of one Common Share, which shall be delivered to the Grantee upon satisfaction of the vesting and any other requirements set forth in the related award agreement, as awarded under Article VII of the Plan. For the avoidance of doubt, Deferred Shares may also be referred to as a Restricted Share Units for purposes of this Plan.
1.11    Director. “Director” shall mean a member of the Board who is not otherwise also an Employee.
1.12    Dividend Equivalent. “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Common Shares) of dividends paid on Common Shares, awarded under Article VII of the Plan. Dividend Equivalents shall not be permitted on Options or SARs under the Plan.
1.13    Employee. “Employee” shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or of any Affiliate or Subsidiary, and, for the purposes of a Canadian Grantee, as defined in the definitions of “employee” and “employment” in subsection 248(1) of the ITA.
1.14    Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
1.15    Fair Market Value. “Fair Market Value” of a Common Share as of a given date shall be (i) the closing price of a Common Share on the principal exchange on which Common Shares are then trading, if any (as reported in any reporting service approved by the Committee), on the trading day previous to such date, or if shares were not traded on the trading day previous to such date, then on the next preceding date on which a trade occurred, or (ii) if Common Shares are not traded on an exchange but are quoted on Nasdaq or a successor quotation system, the mean between the closing representative bid and asked prices for the Common Shares on the trading day previous to such date as reported by Nasdaq or such successor quotation system; or (iii) if Common Shares are not publicly traded on an exchange and not quoted on Nasdaq or a successor quotation system, the Fair Market Value of a Common Share as established by the Committee acting in good faith. Notwithstanding the foregoing, the Fair Market Value of a Common Share on the date of an initial public offering of Common Shares shall be the offering price under such initial public offering.
1.16    Grantee. “Grantee” shall mean an Employee, Director or consultant granted a Performance Award, Dividend Equivalent, SAR or Share Payment, or an award of Deferred Shares, under the Plan.
1.17    Incentive Option. “Incentive Option” shall mean an Option which is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.
1.18    ITA. “ITA” shall mean the Income Tax Act (Canada) and any regulations thereunder, as amended from time to time.
1.19    Non-Qualified Option. “Non-Qualified Option” shall mean an Option which is not designated as an Incentive Option by the Committee.
1.20    Option. “Option” shall mean a share option granted under Article III of the Plan. An Option granted under the Plan shall, as determined by the Committee, be either a Non-Qualified Option or an Incentive Option; provided, however, that Options granted to Employees, Directors and consultants of an Affiliate that is not a Subsidiary shall be Non-Qualified Options.
1.21    Optionee. “Optionee” shall mean an Employee, Director or consultant granted an Option under the Plan.
1.22    Performance Award. “Performance Award” shall mean a performance or incentive award, other than an Option, SAR, Restricted Share, Deferred Share or Share Payments, that is paid in cash, Common Shares or a combination of both, awarded under Article VII of the Plan.

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1.23    Performance Objectives. “Performance Objectives” means the objectives, if any, established by the Committee that are to be achieved with respect to an award granted under the Plan, which may be described in terms of Company-wide objectives, in terms of objectives that are related to performance of a division, subsidiary, department or function within the Company or an Affiliate in which the Grantee receiving the award is employed or in individual or other terms, and which will relate to the period of time determined by the Committee. The Performance Objectives intended to qualify under Section 162(m) of the Code shall be with respect to one or more of the following: (i) net income; (ii) pre-tax income; (iii) operating income; (iv) cash flow; (v) earnings per share; (vi) earnings before any one or more of the following items: interest, taxes, depreciation or amortization; (vii) return on equity; (viii) return on invested capital or assets; (ix) cost reductions or savings; (x) funds from operations and (xi) appreciation in the fair market value of the Common Shares. Which objectives to use with respect to an award, the weighting of the objectives if more than one is used, and whether the objective is to be measured against a Company-established budget or target, an index or a peer group of companies, shall be determined by the Committee in its discretion at the time of grant of the award. A Performance Objective need not be based on an increase or a positive result and may include, for example, maintaining the status quo or limiting economic losses.
1.24    Plan. “Plan” shall mean the 2014 Equity Participation Plan of Civeo Corporation, as amended and restated as of May 12, 2016.
1.25    QDRO. “QDRO” shall mean a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.
1.26    Restricted Share. “Restricted Share” shall mean Common Shares awarded under Article VI of the Plan.
1.27    Restricted Shareholder. “Restricted Shareholder” shall mean an Employee, Director or consultant granted an award of Restricted Shares under Article VI of the Plan.
1.28    Rule 16b-3. “Rule 16b-3” shall mean that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.
1.29    Share Appreciation Right. “Share Appreciation Right” or “SAR” shall mean the right to receive a payment, in cash or Common Shares, equal to the excess of the Fair Market Value or other specified valuation of a number of Common Shares on the date the share appreciation right is exercised over a specific strike price, in each case as determined by the Committee.
1.30    Share Payment. “Share Payment” shall mean (i) a payment in the form of Common Shares, or (ii) an option or other right to purchase Common Shares, as part of a deferred compensation arrangement, made in lieu of all or any portion of the compensation, including without limitation, salary, bonuses and commissions, that would otherwise become payable to an Employee, Director or consultant in cash, awarded under Article VII of the Plan.
1.31    Subsidiary. “Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns shares possessing 50 percent or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.
ARTICLE 2

SHARES SUBJECT TO PLAN
2.1    Shares Subject to Plan.
(a)    The shares subject to Options, SARs, Restricted Shares, Performance Awards, Dividend Equivalents, Deferred Shares, or Share Payments shall be Common Shares. The aggregate number of such Common Shares which may be issued upon exercise of such options or rights or upon any such awards under the Plan shall not exceed 14,000,000, all of which shall be available for Incentive Options. Common Shares issuable upon exercise of such options or rights or upon any such awards may be either previously authorized but unissued shares or treasury shares.
(b)    The maximum number of shares which may be subject to Options or SARs granted under the Plan to any individual in any calendar year shall not exceed 3,000,000. The maximum number of shares which may be subject to Restricted Shares, Deferred Shares or Share Payments granted under the Plan to any individual in any calendar year shall not exceed 3,000,000. The maximum value of Performance Awards denominated in cash granted under the Plan to any individual in any calendar year shall not exceed $5,000,000. The maximum value (determined based on grant date fair value in accordance with generally accepted accounting principles) of Awards granted under the Plan to any Director in any calendar year shall not exceed $500,000. For the avoidance of doubt, each grant under the Plan will be subject to only one of the foregoing limits.
2.2    Add-back Restricted Share Performance Awards, Dividend Equivalents, Awards of Deferred Shares or Share Payments. If any Restricted Share Performance Awards, Dividend Equivalents, Awards of Deferred Shares or Share Payments, or other right to acquire Common Shares under any other award under the Plan, expires or is forfeited and canceled without having been fully vested, the number of shares subject to such Restricted Share Performance Awards, Dividend Equivalents, Awards of Deferred Shares or Share Payments or other right but as to which such Restricted Share Performance Awards, Dividend Equivalents, Awards of Deferred Shares or Share Payments or other right was not vested prior to its expiration or cancellation may again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1. Notwithstanding the foregoing, Common Shares subject to an award under the Plan shall not again be made available for issuance as awards under the Plan if such shares are (a) tendered in payment for an award, (b) delivered or withheld for payment of taxes, (c) not issued or delivered as a result of a net settlement process, (d) repurchased on the open market with the proceeds of the payment of the exercise

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price of an Option or (e) reserved for issuance upon grant of an SAR, to the extent the number of reserved Common Shares exceeds the number of Common Shares actually issued upon exercise or settlement of such SAR.
ARTICLE 3

GRANTING OF OPTIONS AND SHARE APPRECIATION RIGHTS
3.1    Eligibility. Any Employee, Director or consultant selected by the Committee pursuant to Section 3.4(a)(i) shall be eligible to be granted an Option.
3.2    Disqualification for Share Ownership. No person may be granted an Incentive Option under the Plan if such person, at the time the Incentive Option is granted, owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any then existing Subsidiary unless such Incentive Option conforms to the applicable provisions of Section 422 of the Code.
3.3    Qualification of Incentive Options. No Incentive Option shall be granted unless such Option, when granted, qualifies as an “incentive stock option” under Section 422 of the Code. No Incentive Option shall be granted to any person who is not an employee of the Company or a Subsidiary.
3.4    Granting of Options.
(a)    The Committee shall from time to time, in its absolute discretion, and subject to applicable limitations of the Plan:
(i)    Select from among the Employees, Directors or consultants (including Employees, Directors or consultants who have previously received Options or other awards under the Plan) such of them as in its opinion should be granted Options;
(ii)    Subject to the Section 2.1(b), determine the number of shares to be subject to such Options granted to the selected Employees, Directors or consultants;
(iii)    Determine whether such Options are to be Incentive Options or Non-Qualified Options; and
(iv)    Determine the terms and conditions of such Options, consistent with the Plan.
(b)    Upon the selection of an Employee, Director or consultant to be granted an Option, the Committee shall instruct the Secretary of the Company to issue the Option and may impose such conditions on the grant of the Option as it deems appropriate.
(c)    Any Incentive Option granted under the Plan may be modified by the Committee to disqualify such option from treatment as an “incentive stock option” under Section 422 of the Code.
(d)    Any Option granted to a Canadian Grantee who is an Employee shall have such terms and conditions as are necessary to be governed by section 7 of the ITA.
3.5    Share Appreciation Rights. Any Employee, Director or consultant selected by the Committee may be granted SARs. The holder of a tandem SAR may elect to exercise either the option or the SAR, but not both. The exercise period for an SAR shall extend no more than 10 years after the date of grant. SARs may not include provisions that “reload” the SAR upon exercise. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any SARs awarded to Grantees pursuant to this Plan, including the exercise price, the term of any SARs and the date or dates upon which they become exercisable, shall be determined by the Committee.
3.6    Minimum Vesting. Subject to Section 9.3 hereof, other than in the event of an earlier death, disability or termination without cause, all Awards of SARs or Options shall have a minimum vesting period of one year from the date of its grant.
ARTICLE 4

TERMS OF OPTIONS
4.1    Option Agreement. Each Option shall be evidenced by an Option Agreement, which shall be executed by the Optionee and an authorized officer of the Company and which shall contain such terms and conditions as the Committee shall determine, consistent with the Plan.
4.2    Option Price. The price per share of the shares subject to each Option shall be set by the Committee; provided, however, that, except as provided in Section 8.1 with respect to assumed options, such price shall not be less than 100% of the Fair Market Value of a Common Share on the date the Option is granted.
4.3    Option Term. The term of an Option shall be set by the Committee in its discretion; provided, however, that, the term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from such date in the case of

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an Incentive Option granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of shares of the Company or any Subsidiary.
4.4    Option Vesting.
(a)    Subject to Section 3.6, the period during which the right to exercise an Option in whole or in part vests in the Optionee shall be set by the Committee and the Committee may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. At any time after grant of an Option, the Committee may, in its sole and absolute discretion and subject Section 3.6 and to whatever terms and conditions it selects, accelerate the period during which an Option vests.
(b)    To the extent that the aggregate Fair Market Value of shares with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by an Optionee during any calendar year (under the Plan and all other incentive stock option plans of the Company and any parent or Subsidiary) exceeds $100,000, such Options shall be treated as Non-Qualified Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted. For purposes of this Section 4.4(b), the Fair Market Value of shares shall be determined as of the time the Option with respect to such share is granted.
4.5    Restrictions on Repricing of Options. Except as provided in Section 9.3, the Committee may not, without approval of the Company’s shareholders, (i) amend any outstanding Option Agreement to lower the Option price of an underwater Option, (ii) cancel an outstanding underwater Option in exchange for cash, another award or an Option having a lower price, (iii) permit repurchase from Optionees, whether for cash or any other consideration, of any outstanding Options that have an Option Price greater than the then current Fair Market Value of a share, or (iv) permit the grant of any Option that contains a so-called “reload” feature under which additional Options or other Awards are granted automatically to the Optionee upon exercise of the original Option.
ARTICLE 5

EXERCISE OF OPTIONS
5.1    Partial Exercise. An exercisable Option may be exercised in whole or in part; however, an Option shall not be exercisable with respect to fractional shares and the Committee may require that, by the terms of the Option, a partial exercise be with respect to a minimum number of shares.
5.2    Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company or his office:
(a)    A written notice complying with the applicable rules established by the Committee stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Optionee or other person then entitled to exercise the Option or such portion;
(b)    Such representations and documents as the Committee, in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended, and any other federal or state securities laws or regulations. The Committee or Board may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;
(c)    In the event that the Option shall be exercised pursuant to Section 9.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option; and
(d)    Full cash payment to the Secretary of the Company for the shares with respect to which the Option, or portion thereof, is exercised, plus any applicable withholding taxes. However, the Committee may in its discretion or provide in the grant agreement (i) that payment may be made, in whole or in part, through the delivery of Common Shares owned by the Optionee, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery not in excess of the aggregate exercise price of the Option or exercised portion thereof and subject to such other limitations as the Committee may impose thereon, provided that such shares may not be shares previously acquired by a Canadian Grantee on the exercise of any Option, (ii) allow payment, in whole or in part, through the surrender of Common Shares then issuable upon exercise of the Option having a Fair Market Value on the date of Option exercise equal to the aggregate exercise price of the Option or exercised portion thereof, (iii) allow payment, in whole or in part, through the delivery of property of any kind which constitutes good and valuable consideration; (iv) allow payment through a cashless-broker procedure approved by the Company, or (v) allow payment through any combination of the consideration provided above.
5.3    Conditions to Issuance of Share Certificates. The Company shall not be required to issue or deliver any certificate or certificates for shares purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:
(a)    The admission of such shares to listing on all stock exchanges on which such class of shares is then listed;
(b)    The completion of any registration or other qualification of such shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Committee shall, in its absolute discretion, deem necessary or advisable;

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(c)    The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable;
(d)    The lapse of such reasonable period of time following the exercise of the Option as the Committee may establish from time to time for reasons of administrative convenience; and
(e)    The receipt by the Company of full payment for such shares, including payment of any applicable withholding tax.
5.4    Settlement on Exercise of Options. On the exercise of any Option by a Canadian Grantee, settlement of such Option shall in all events be made by the issuance of Common Shares from treasury or the transfer of previously issued Shares then held by the Company.
5.5    Rights as Shareholders. The holders of Options shall not be, nor have any of the rights or privileges of, shareholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until certificates representing such shares have been issued by the Company to such holders.
5.6    Ownership and Transfer Restrictions. The Committee, in its absolute discretion, may impose such restrictions on the ownership and transferability of the shares purchasable upon the exercise of an Option as it deems appropriate or as may be required by applicable securities legislation. Any such restriction shall be set forth in the respective Option Agreement and may be referred to on the certificates evidencing such shares. The Committee may require the Optionee to give the Company prompt notice of any disposition of Common Shares acquired by exercise of an Incentive Option within (i) two years from the date of granting such Option to such Optionee or (ii) one year after the transfer of such shares to such Optionee. The Committee may direct that the certificates evidencing shares acquired by exercise of an Option refer to such requirement to give prompt notice of disposition or otherwise be marked with any required restrictive legend in respect of any applicable transfer restriction.
ARTICLE 6

AWARD OF RESTRICTED SHARES
6.1    Award of Restricted Shares.
(a)    The Committee shall from time to time, in its absolute discretion:
(i)    Select from among the Employees, Directors or consultants (including Employees, Directors or consultants who have previously received other awards under the Plan) such of them as in its opinion should be awarded Restricted Shares; and
(ii)    Determine the terms and conditions applicable to such Restricted Shares, consistent with the Plan, which may include the achievement of Performance Objectives.
(b)    Upon the selection of an Employee, Director or consultant to be awarded Restricted Shares, the Committee shall instruct the Secretary of the Company to issue such Restricted Shares and may impose such conditions on the issuance of such Restricted Shares as it deems appropriate or as may be required by applicable securities legislation.
6.2    Restricted Share Agreement. Restricted Shares shall be issued only pursuant to a Restricted Share Agreement, which shall be executed by the selected Employee, Director or consultant and an authorized officer of the Company and which shall contain such terms and conditions as the Committee shall determine, consistent with the Plan.
6.3    Rights as Shareholders. Upon the issuance of Restricted Shares, the Restricted Shareholder shall have, unless otherwise provided by the Committee, all the rights of a shareholder with respect to said shares, subject to the restrictions in his Restricted Share Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that in the discretion of the Committee, any extraordinary distributions with respect to the Common Shares shall be subject to the restrictions set forth in Section 6.4.
6.4    Restriction. All Restricted Shares issued under the Plan (including any shares received by holders thereof with respect to Restricted Shares as a result of share dividends, share splits or any other form of recapitalization) shall, in the terms of each individual Restricted Share Agreement, be subject to such restrictions as the Committee shall provide, which restrictions may include, without limitation, restrictions concerning voting rights and transferability and restrictions based on duration of employment with the Company, Company performance and individual performance; provided, however, that, by action taken after the Restricted Shares are issued, the Committee may, on such terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the terms of the Restricted Share Agreement. Restricted Shares may not be sold or encumbered until all restrictions are terminated or expire.
6.5    Escrow. Where physical share certificates of Restricted Shares are issued, the Secretary of the Company or such other escrow holder as the Committee may appoint shall retain physical custody of each certificate representing Restricted Shares until all of the restrictions imposed under the Restricted Share Agreement with respect to the shares evidenced by such certificate expire or shall have been removed.
6.6    Legend. Where physical share certificates of Restricted Shares are issued, in order to enforce the restrictions imposed upon Restricted Shares hereunder, the Committee shall cause a legend or legends to be placed on certificates

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representing all Restricted Shares that are still subject to restrictions under Restricted Share Agreements or pursuant to applicable securities legislation, which legend or legends shall make appropriate reference to the conditions imposed thereby.
6.7    Form of Issuance. Restricted Shares issued under the Plan may, in the discretion of the Committee, be by means of an electronic, book-entry statement, rather than by issuing physical share certificates.
ARTICLE 7

PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS,
DEFERRED SHARES, SHARE PAYMENTS
7.1    Performance Awards. Any Employee, Director or consultant selected by the Committee may be granted one or more Performance Awards. The value of such Performance Awards may be linked to the achievement of such specific Performance Objectives determined appropriate by the Committee over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Employee, Director or consultant, and where a Performance Award is granted to a Canadian Grantee, the Committee shall ensure that the terms and conditions of such Performance Award is such so as to the exempted from the definition of “salary deferral arrangement” in the ITA.
7.2    Dividend Equivalents. Any Employee, Director or consultant selected by the Committee may be granted Dividend Equivalents based on the dividends declared on Common Shares, to be credited as of dividend payment dates, during the period between the date, Deferred Shares or Performance Award is granted, and the date such Deferred Shares or Performance Award vests or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional Common Shares by such formula and at such time and subject to such limitations as may be determined by the Committee. Dividend Equivalents shall not be paid out prior to the time the underlying Deferred Shares or Performance Award vests. Dividend Equivalents granted to Canadian Grantees shall have terms and conditions so as to ensure such Awards are exempted from the definition of “salary deferral arrangement” in the ITA.
7.3    Share Payments. Any Employee, Director or consultant selected by the Committee may receive Share Payments in the manner determined from time to time by the Committee. The number of shares shall be determined by the Committee and may be based upon the Fair Market Value, book value, net profits or other measure of the value of Common Shares or other specific performance criteria determined appropriate by the Committee, determined on the date such Share Payment is made or on any date thereafter.
7.4    Deferred Shares. Any Employee, Director or consultant selected by the Committee may be granted an award of Deferred Shares in the manner determined from time to time by the Committee. The number of Deferred Shares shall be determined by the Committee and may be linked to the achievement of such specific Performance Objectives determined to be appropriate by the Committee over any period or periods determined by the Committee. Common Shares underlying Deferred Shares will not be issued until the Deferred Shares have vested, pursuant to a vesting schedule or Performance Objectives set by the Committee, as the case may be. Unless otherwise provided by the Committee, a Grantee of Deferred Shares shall have no rights as a Company shareholder with respect to such Deferred Shares until such time as the award has vested and the Common Shares underlying the award has been issued. Any Award of Deferred Shares granted to a Canadian Grantee will have terms and conditions so as to ensure it is at all times governed by section 7 of the ITA.
7.5    Performance Award Agreement, Dividend Equivalent Agreement, Deferred Share Agreement, Share Payment Agreement. Each Performance Award, Dividend Equivalent, award of Deferred Shares and/or Share Payment shall be evidenced by an agreement, which shall be executed by the Grantee and an authorized Officer of the Company and which shall contain such terms and conditions as the Committee shall determine, consistent with the Plan.
7.6    Term. The term of a Performance Award, Dividend Equivalent, award of Deferred Shares and/or Share Payment shall be set by the Committee in its discretion, subject to the terms of the Plan.
7.7    Payment Upon Termination of Employment. A Performance Award, Dividend Equivalent, award of Deferred Shares and/or Share Payment is payable only while the Grantee is an Employee, Director or consultant; provided that the Committee may determine that the Performance Award, Dividend Equivalent, award of Deferred Shares and/or Share Payment may be paid subsequent to termination of employment or termination of directorship or consultancy without cause, or following a Change of Control of the Company, or because of the Grantee’s retirement, death or disability, or otherwise.
7.8    Payment. Payment of the amount determined under Section 7.1 or 7.2 above shall be in cash, in Common Shares or a combination of both, as determined by the Committee, subject to the provisions of the Plan. To the extent any payment under this Article VII is effected in Common Shares, it shall be made subject to satisfaction of all provisions of Sections 5.3 and 5.4.
ARTICLE 8

ADMINISTRATION
8.1    Committee. The Committee members shall be appointed by and hold office at the pleasure of the Board. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board.

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8.2    Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan and the agreements pursuant to which Options, awards of Restricted Shares or Deferred Shares, Performance Awards, Dividend Equivalents or Share Payments are granted or awarded, and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. Any such grant or award under the Plan need not be the same with respect to each Optionee, Grantee or Restricted Shareholder. Any such interpretations and rules with respect to Incentive Options shall be consistent with the provisions of Section 422 of the Code. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder are required to be determined in the sole discretion of the Committee.
8.3    Majority Rule; Unanimous Written Consent. The Committee shall act by a majority of its members in attendance at a meeting at which a quorum is present or by a memorandum or other written instrument signed by all members of the Committee.
8.4    Compensation; Professional Assistance, Good Faith Actions. Members of the Committee shall receive such compensation for their services as members as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, appraisers, brokers, or other persons. The Committee, the Company and the Company’s officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Optionees, Grantees, Restricted Shareholders, the Company and all other interested persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, Options, SARs, Restricted Shares, Deferred Shares, Performance Awards, Dividend Equivalents or Share Payments, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.
8.5    Delegation of Authority by the Committee. Notwithstanding the preceding provisions of this Article VIII or any other provision of the Plan to the contrary, subject to the constraints of applicable law, the Committee may from time to time, in its sole discretion, delegate to the Chief Executive Officer of the Company the right to grant Awards under the Plan, insofar as such power to grant Awards relates to any person who is not then subject to section 16 of the Exchange Act (including any successor section to the same or similar effect). Any such delegation may be effective only so long as the Chief Executive Officer of the Company is a member of the Board, and the Committee may revoke such delegation at any time. The Committee may put any conditions and restrictions on the powers that may be exercised by the Chief Executive Officer of the Company upon such delegation as the Committee determines in its sole discretion.
ARTICLE 9

MISCELLANEOUS PROVISIONS
9.1    Not Transferable. Except as provided below, Options, SARs, Restricted Shares, Deferred Shares, Performance Awards, Dividend Equivalents or Share Payments under the Plan may not be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution or pursuant to a QDRO, unless and until such rights or awards have been exercised, or the shares underlying such rights or awards have been issued, and all restrictions applicable to such shares have lapsed. No Option, SAR, Restricted Share, Deferred Share, Performance Award, Dividend Equivalent or Share Payment or interest or right therein shall be liable for the debts, contracts or engagements of the Optionee, Grantee or Restricted Shareholder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence. An Optionee may, with the consent of the Committee, transfer a Non-Qualified Option to such family members and persons as may be permitted by this Committee, subject to such restrictions and limitations, if any, that the Committee, in its discretion, may impose on such transfer.
During the lifetime of the Optionee or Grantee, only he may exercise an Option or other right or award (or any portion thereof) granted to him under the Plan unless it has been disposed of pursuant to a QDRO. After the death of the Optionee or Grantee, any exercisable portion of an Option or other right or award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Option Agreement or other agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Optionee’s or Grantee’s will or under the then applicable laws of descent and distribution.
9.2    Amendment, Suspension or Termination of the Plan. This Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company’s shareholders given within twelve months before or after the action by the Committee, no action of the Committee may, except as provided in Section 9.3, increase the limits imposed in Section 2.1 on the maximum number of shares which may be issued under the Plan or reduce the exercise price of an Option or SAR, and no action of the Committee may be taken that would otherwise require shareholder approval as a matter of applicable law, regulation or rule. No amendment, suspension or termination of the Plan shall, without the consent of the holder of Options, SARs, Restricted Shares, Deferred Shares, Performance Awards, Dividend Equivalents or Share Payments, materially alter or impair any rights or obligations under any Options, SARs, Restricted Shares, Deferred Shares, Performance Awards, Dividend Equivalents or Share Payments theretofore granted or awarded, unless the award itself otherwise expressly so provides. No Options, SARs, Restricted Shares, Deferred Shares, Performance Awards, Dividend Equivalents or Share Payments may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Incentive Option be granted under the Plan after the first to occur of the following events:

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(a)    The expiration of ten years from the date the Plan was adopted by the Board of Directors of Civeo US; or
(b)    The expiration of ten years from the date the Plan was approved by the shareholder of Civeo US under Section 9.4.
9.3    Changes in Common Shares or Assets of the Company; Acquisition or Liquidation of the Company and Other Corporate Events.
(a)    Subject to Section 9.3(e), in the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Common Shares, other securities, or other property), recapitalization, reclassification, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Shares or other securities of the Company, issuance of warrants or other rights to purchase Common Shares or other securities of the Company, or other similar corporate transaction or event, in the Committee’s sole discretion, affects the Common Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Option, SAR, Restricted Share, Performance Award, Dividend Equivalent, Deferred Share or Share Payment, then the Committee shall, in such manner as it may deem equitable, adjust any or all of:
(i)    the number and kind of Common Shares (or other securities or property) with respect to which Options, SARs, Performance Awards, Dividend Equivalents or Share Payments may be granted under the Plan, or which may be granted as Restricted Shares or Deferred Shares (including, but not limited to, adjustments of the limitations in Section 2.1 on the maximum number and kind of shares which may be issued and adjustments of the award limits described in Section 2.1(b)),
(ii)    the number and kind of Common Shares (or other securities or property) subject to outstanding Options, SARs, Performance Awards, Dividend Equivalents, or Share Payments, and in the number and kind of shares of outstanding Restricted Shares or Deferred Shares, and
(iii)    the grant or exercise price with respect to any Option, SAR, Performance Award, Dividend Equivalent or Share Payment.
Notwithstanding the foregoing, with respect to a transaction or event that constitutes an “equity restructuring” that would be subject to a compensation expense pursuant to Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or any successor accounting standard, such adjustment by the Committee shall be required.
(b)    Subject to Section 9.3(e), in the event of any corporate transaction or other event described in Section 9.3(a) which results in Common Shares being exchanged for or converted into cash, securities (including securities of another corporation) or other property, the Committee will have the right to terminate the Plan as of the date of the event or transaction, in which case all options, rights and other awards shall be deemed to have been surrendered by the holder in consideration of the receipt of such cash, securities or other property, net of any applicable exercise price.
(c)    Subject to Section 9.3(e), in the event of any corporate transaction or other event described in Section 9.3(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, the Committee in its discretion is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any option, right or other award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:
(i)    In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either automatically or upon the Optionee’s request, for either the purchase of any such Option, SAR, Performance Award, Dividend Equivalent, or Share Payment, or any Restricted Shares or Deferred Shares for an amount of cash equal to the amount that could have been attained upon the exercise of such option, right or award or realization of the Optionee’s or Grantee’s rights had such option, right or award been currently exercisable or payable or the replacement of such option, right or award with other rights or property selected by the Committee in its sole discretion;
(ii)    In its sole and absolute discretion, the Committee may provide, either by the terms of such Option, SAR, Performance Award, Dividend Equivalent, or Share Payment, or Restricted Shares or Deferred Shares or by action taken prior to the occurrence of such transaction or event that it cannot be exercised after such event;
(iii)    In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of such Option, SAR, Performance Award, Dividend Equivalent, or Share Payment, or Restricted Shares or Deferred Shares or by action taken prior to the occurrence of such transaction or event, that, for a specified period of time prior to such transaction or event, such option, right or award shall be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in (1) Section 4.4 or (2) the provisions of such Option, SAR, Performance Award, Dividend Equivalent, or Share Payment, or Restricted Shares or Deferred Shares;
(iv)    In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of such Option, SAR, Performance Award, Dividend Equivalent, or Share Payment, or Restricted Shares or Deferred Shares or by action taken prior to the occurrence of such transaction or event, that upon

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such event, such option, right or award be assumed by the successor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(v)    In its discretion, and on such terms and conditions as it deems appropriate, the Committee may make adjustments in the number and type of Common Shares (or other securities or property) subject to outstanding Options, SARs, Performance Awards, Dividend Equivalents, or Share Payments, and in the number and kind of outstanding Restricted Shares or Deferred Shares and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future;
(vi)    In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide either by the terms of an award of Restricted Shares or Deferred Shares or by action taken prior to the occurrence of such event that, for a specified period of time prior to such event, the restrictions imposed under a Restricted Share Agreement or a Deferred Share Agreement upon some or all Restricted Shares or Deferred Shares may be terminated; and
(vii)    In its discretion, and on such terms and conditions as it deems appropriate, the Committee may make adjustments to the Performance Objectives of any outstanding award.
(d)    Notwithstanding anything in Sections 9.3(a), 9.3(c) or 9.3(e) to the contrary, except to the extent an award agreement expressly provides to the contrary, in the event of a Change of Control of the Company all outstanding awards that are not assumed by the surviving entity in connection with such Change of Control automatically shall become fully vested immediately prior to such Change of Control (or such earlier time as set by the Committee), all restrictions, if any, with respect to such awards shall lapse, Performance Awards shall vest based on actual results through the date of such Change of Control. If provision is made for the assumption of awards by the surviving entity in connection with the Change of Control, no automatic acceleration shall occur in connection with such Change of Control.
(e)    With respect to an award intended to qualify as performance-based compensation under Section 162(m), no adjustment or action described in this Section 9.3, other than as provided in Section 9.3(d), shall be taken by the Committee to the extent that such adjustment or action would cause such award to fail to so qualify under Section 162(m) or any successor provisions thereto. With respect of an Award intended to be governed by section 7 of the ITA or intended to be exempt from the definition of “salary deferral arrangement” in the ITA, no adjustment or action described in this Section 9.3 shall be taken by the Committee to the extent that such adjustment or action would cause such award to fail to so qualify under ITA section 7 or the applicable exemption of the definition of “salary deferral arrangement” any successor provisions thereto.
9.4    Approval of Plan by Shareholders. The Plan was approved by Oil States International, Inc., the sole shareholder of Civeo US, a predecessor of the Company, on May 5, 2014, and its amendment and restatement was approved by the shareholders of the Company at its annual meeting of shareholders on May 12, 2016.
9.5    Tax Withholding. The Company and any of its Affiliates shall be entitled to require payment in cash or deduction from other compensation payable to each Optionee, Grantee or Restricted Shareholder of any sums required by applicable tax law to be withheld with respect to the issuance, vesting or exercise of any Option, SAR, Restricted Share, Deferred Share, Performance Award, Dividend Equivalent or Share Payment. Subject to the timing requirements of Section 5.3, the Committee may, in its discretion and in satisfaction of the foregoing requirement, allow such Optionee, Grantee or Restricted Shareholder to elect to have the Company withhold Common Shares otherwise issuable under such Option or afterward (or allow the return of Common Shares) having a Fair Market Value equal to the minimum tax sums required to be withheld by the Company. Notwithstanding the foregoing, any such person who is subject to Section 16b with respect to Common Shares may direct that the Company’s tax withholding obligation be satisfied by withholding the appropriate number of shares from such award and/or the “constructive” tender of already-owned Common Shares.
9.6    Limitations Applicable to Section 16 Persons and Performance-Based Compensation. Notwithstanding any other provision of the Plan, the Plan and any Option, SAR, Performance Award, Dividend Equivalent or Share Payment granted, or Restricted Share or Deferred Share awarded, to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan, Options, SARs, Performance Awards, Dividend Equivalents, Share Payments, Restricted Shares and Deferred Shares granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule. Furthermore, notwithstanding any other provision of the Plan, any award intended to qualify as performance-based compensation as described in Section 162(m) (4)(C) of the Code shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation as described in Section 162(m)(4)(C) of the Code.
9.7    Clawback Policy. Notwithstanding any other provisions in this Plan, any Award shall be subject to recovery or clawback by the Company under any clawback policy adopted by the Company in accordance with SEC regulations or other applicable law, as amended or superseded from time to time.
9.8    Section 409A.
(a)    Awards made under this Plan are intended to comply with or be exempt from Section 409A of the Code, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for an Award if such action would result in the imposition of taxes under Section 409A of the Code. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under this Plan

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would result in the imposition of an additional tax under Section 409A of the Code, that Plan provision or Award shall be reformed, to the extent permissible under Section 409A of the Code, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Optionee’s or Grantee’s rights to an Award.
(b)    Unless the Committee provides otherwise, each award of Deferred Shares (including an award of Deferred Shares that is a Performance Award) shall be settled no later than the 15th day of the third month after the end of the first calendar year in which the Award (or such portion thereof) is no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A of the Code. If the Committee determines that an award of Deferred Shares (including an award of Deferred Shares that is a Performance Award) is intended to be subject to Section 409A of the Code, the applicable award agreement shall include terms that are designed to satisfy the requirements of Section 409A of the Code.
(c)    If the Optionee or Grantee is identified by the Company as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date on which the Optionee or Grantee has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Award payable or settled on account of a separation from service that is deferred compensation subject to Section 409A of the Code shall be paid or settled on the earliest of (1) the first business day following the expiration of six months from the Optionee’s or Grantee’s separation from service, (2) the date of the Optionee’s or Grantee’s death, or (3) such earlier date as complies with the requirements of Section 409A of the Code.
9.9    Effect of Plan Upon Options and Compensation Plans. The Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company (1) to establish any other forms of incentives or compensation for Employees, Directors or consultants of the Company or any Subsidiary or (ii) to grant or assume options or other rights otherwise than under the Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, entity or association.
9.10    Compliance with Laws. This Plan, the granting and vesting of Options, SARs, Restricted Shares, Deferred Shares, Performance Awards, Dividend Equivalents or Share Payments under the Plan and the issuance and delivery of Common Shares and the payment of money under the Plan or under Options, SARs, Performance Awards, Dividend Equivalents or Share Payments granted or Restricted Shares or Deferred Shares awarded hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan, Options, SARs, Restricted Shares, Deferred Shares, Performance Awards, Dividend Equivalents or Share Payments granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
9.11    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.
9.12    Governing Law. This Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Texas without regard to conflicts of laws thereof.

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Appendix
AMENDMENT TO

CIVEO CORPORATION 2014 EQUITY PARTICIPATION PLAN
WHEREAS, CIVEO CORPORATION (the “Company”) has heretofore adopted and restated the CIVEO CORPORATION 2014 EQUITY PARTICIPATION PLAN (effective May 20, 2014 and as thereafter amended and restated as of May 12, 2016) (the “Plan”) for the benefit of certain employees, directors and consultants of the Company and its subsidiaries; and
WHEREAS, the Company desires to amend the Plan in certain respects;
NOW, THEREFORE, the Plan is amended as follows, effective as of January 1, 2017:
1.    Section 9.5 of the Plan shall be replaced in its entirety with the following:
“9.5 Tax Withholding. The Company and any of its Affiliates shall be entitled to require payment in cash or deduction from other compensation payable to each Optionee, Grantee or Restricted Shareholder of any sums required by applicable tax law to be withheld with respect to the issuance, vesting or exercise of any Option, SAR, Restricted Share, Deferred Share, Performance Award, Dividend Equivalent or Share Payment. Subject to the timing requirements of Section 5.3, the Committee may, in its discretion and in satisfaction of the foregoing requirement, allow such Optionee, Grantee or Restricted Stockholder to elect to have the Company withhold Common Shares otherwise issuable under such or afterward (or allow the return of Common Shares) having a Fair Market Value not to exceed the maximum individual statutory tax rate in the applicable jurisdiction. The preceding sentence shall control over and supersede any conflicting provisions respecting (i) tax withholding to meet minimum objectives in award agreements for Options and Performance Awards and (ii) tax withholding in general as to all other awards agreements granted under the Plan, regardless of when granted.”
2.    As amended hereby, the Plan is specifically ratified and reaffirmed.

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AMENDMENT NO. 2 TO THE
2014 EQUITY PARTICIPATION PLAN
OF CIVEO CORPORATION
(as Amended and Restated as of May 12, 2016)
WHEREAS, Civeo Corporation, a Delaware corporation (the “Company”) maintains the 2014 Equity Participation Plan of Civeo Corporation, as most recently amended and restated as of May 12, 2016 (the “Plan”); and
WHEREAS, the Company has determined that, subject to and effective upon shareholder approval of the same, the Plan should be amended to increase the aggregate number of common shares of the Company, no par value, which may be issued pursuant to awards granted thereunder by 4,700,000 shares.
NOW, THEREFORE, subject to and effective upon shareholder approval of the same, the Plan is hereby amended as follows:
1.    Section 2.1(a) of the Plan is deleted in its entirety and replaced with the following:
The shares subject to Options, SARs, Restricted Shares, Performance Awards, Dividend Equivalents, Deferred Shares, or Share Payments shall be Common Shares. The aggregate number of such Common Shares which may be issued upon exercise of such options or rights or upon any such awards under the Plan shall not exceed 18,700,000, all of which shall be available for Incentive Options. Common Shares issuable upon exercise of such options or rights or upon any such awards may be either previously authorized but unissued shares or treasury shares.

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Appendix
AMENDMENT NO. 3 TO THE
2014 EQUITY PARTICIPATION PLAN
OF CIVEO CORPORATION
(as Amended and Restated as of May 12, 2016)

WHEREAS, Civeo Corporation, a Delaware corporation (the “Company”) maintains the 2014 Equity Participation Plan of Civeo Corporation, as most recently amended and restated as of May 12, 2016 (the “Plan”); and
WHEREAS, the Company has determined that, subject to and effective upon shareholder approval of the same, the Plan should be amended to increase the aggregate number of common shares of the Company, no par value, which may be issued pursuant to awards granted thereunder by 13,000,000 shares.
NOW, THEREFORE, subject to and effective upon shareholder approval of the same, the Plan is hereby amended as follows:
1.    Section 2.1(a) of the Plan is deleted in its entirety and replaced with the following:
The shares subject to Options, SARs, Restricted Shares, Performance Awards, Dividend Equivalents, Deferred Shares, or Share Payments shall be Common Shares. The aggregate number of such Common Shares which may be issued upon exercise of such options or rights or upon any such awards under the Plan shall not exceed 31,700,000, all of which shall be available for Incentive Options. Common Shares issuable upon exercise of such options or rights or upon any such awards may be either previously authorized but unissued shares or treasury shares.

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AMENDMENT NO. 4 TO THE
2014 EQUITY PARTICIPATION PLAN
OF CIVEO CORPORATION
(as Amended and Restated as of May 12, 2016)

WHEREAS, Civeo Corporation, a limited company organized under the laws of British Columbia, Canada (the “Company”), maintains the 2014 Equity Participation Plan of Civeo Corporation, as most recently amended and restated as of May 12, 2016 (the “Plan”); and

WHEREAS, the Company has determined that, subject to and effective upon shareholder approval of the same, the Plan should be amended as set forth herein.

NOW, THEREFORE, subject to and effective upon shareholder approval of the same, the Plan is hereby amended as follows:

1.Section 2.1(a) of the Plan is deleted in its entirety and replaced with the following:

The shares subject to Options, SARs, Restricted Shares, Performance Awards, Dividend Equivalents, Deferred Shares, or Share Payments shall be Common Shares. The aggregate number of such Common Shares which may be issued upon exercise of such options or rights or under any such awards under the Plan shall not exceed 3,028,667, all of which shall be available for issuance pursuant to Incentive Options. Common Shares issuable upon exercise of such options or rights or upon any such awards may be either previously authorized but unissued shares or treasury shares, including shares reacquired by the Company.

2.Section 6.3 of the Plan is deleted in its entirety and replaced with the following:

Rights as Shareholders. Upon the issuance of Restricted Shares, the Restricted Shareholder shall have, unless otherwise provided by the Committee, all the rights of a shareholder with respect to said shares, subject to the restrictions in his Restricted Share Agreement, including the right to accrue all dividends and other distributions paid or made with respect to the shares; provided, however, that in the discretion of the Committee, any extraordinary distributions with respect to the Common Shares shall be subject to the restrictions set forth in Section 6.4; provided, further, that dividends shall not be paid out prior to the time the underlying Restricted Shares vest. For the avoidance of doubt, no dividends or Dividend Equivalents on any Award may be paid out prior to the date such Award vests.

3.Section 3.6 of the Plan is deleted in its entirety and a new Section 9.13 is hereby added to read as follows:

Minimum Vesting. Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan shall not vest over a period of less than one year from the date on which the Award is granted; provided that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (a) Awards granted to Directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of shareholders that is at least 50 weeks after the immediately preceding year’s annual meeting, and (ii) any additional Awards that the Company may grant, up to a maximum of five percent (5%) of the available share reserve authorized or issuance under the Plan under Section 2.1(a) (subject to adjustment under Section 9.3); provided, further, that the Committee may authorize acceleration of vesting of such Awards in the event of the recipient’s earlier death, disability or termination without cause or in the event of a Change of Control.

2023 Proxy Statement	95

Your **Vote** Counts!

CIVEO CORPORATION

2023 Annual General Meeting
Vote by May 16, 2023
11:59 PM ET

CIVEO CORPORATION
THREE ALLEN CENTER
4980-333 CLAY STREET
HOUSTON, TX 77002

V08431-P86189

You invested in CIVEO CORPORATION and it's time to vote!

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THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items	Board Recommends
1. Election of Directors To elect three directors: 1a. Bradley J. Dodson	For
1b. Jay K. Grewal	For
1c. Timothy O. Wall	For
2. Advisory Vote to Approve Executive Compensation We are asking that you approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the proxy statement, commonly referred to as a “Say-on-Pay” proposal.	For
3. Approval of an Amendment to the 2014 Equity Participation Plan To approve an amendment to the 2014 Equity Participation Plan of Civeo Corporation (the “EPP”) to increase the number of shares available for issuance thereunder by 637,000 shares, subject to adjustment in accordance with the terms of the EPP.	For
4. Appointment of Auditors Appointment of Ernst & Young LLP as Auditors of Civeo Corporation for the ensuing year and authorization of the directors of Civeo Corporation, acting through the Audit Committee, to determine their remuneration.	For

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V08432-P86189

CIVEO CORPORATION
THREE ALLEN CENTER
4980-333 CLAY STREET
HOUSTON, TX 77002

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 16, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V10827-P86189

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

CIVEO CORPORATION

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

To elect three directors:

	For	Withhold
1a. Bradley J. Dodson	☐	☐
1b. Jay K. Grewal	☐	☐
1c. Timothy O. Wall	☐	☐

	For	Withhold
4. Appointment of Auditors Appointment of Ernst & Young LLP as Auditors of Civeo Corporation for the ensuing year and authorization of the directors of Civeo Corporation, acting through the Audit Committee, to determine their remuneration.	☐	☐

If you wish to appoint someone other than the Chairman of the Meeting, you must check the box here and write in their name on the reverse side of this card. Please do not check the box unless you want to exercise this voting option. ☐

Authorized Signature(s) – This section must be completed for your instruction to be executed.
I/We authorized you to act in accordance with my/our instructions set above. I/We hereby revoke any proxy previously given with respect to the Meeting. **If no voting instructions are indicated above, this Proxy will be voted as recommended by Management.**

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V10828-P86189

CIVEO CORPORATION
ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON
MAY 17, 2023 9:00 AM (CENTRAL TIME)
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Appointment of Proxyholder

I/We, being holder(s) of Civeo Corporation hereby appoint(s):
Richard Navarre, or failing him, Bradley Dodson

OR

Print the name of the person you are appointing if this person is someone other than the Chairman of the Meeting.

As my/our proxyholder with full power of substitution and to act and to vote for and on behalf of the shareholder in accordance with the direction on the reverse side (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual General Meeting of Shareholders of Civeo Corporation to be held at the Baldwin Hotel, 400 Dallas Street, Houston, TX on Wednesday, May 17, 2023, at 9:00 a.m., Central Time and at any adjournment or postponement thereof.

This Form of Proxy is solicited by and on behalf of Management.

Notes to proxy:

1. **Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to vote and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see above).**
2. If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy.
3. This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.
4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.
5. **The securities represented by this proxy will be voted as directed by the holder(s), when properly signed. However, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by our Board of Directors indicated on the reverse side.**
6. The securities represented by this proxy will be voted in favour or withheld from voting or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.
7. This proxy confers discretionary authority in respect of amendments or variations to matters identified on the reverse side of this proxy card or other matters that may properly come before the Annual General Meeting or any adjournment or postponement thereof.
8. This proxy should be read in conjunction with the accompanying documentation provided by our Board of Directors.

Proxies submitted must be received by 11:59 p.m., Eastern Time, on Tuesday, May 16, 2023.